EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

August 18, 2016,

among

CONTINENTAL BUILDING PRODUCTS, INC.,
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC,

CONTINENTAL BUILDING PRODUCTS CANADA INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
and
RBC CAPITAL MARKETS RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates as Joint Lead Arrangers
and
Joint Bookrunners

CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
and
RBC CAPITAL MARKETS
as Co-Syndication Agents

PNC BANK, NATIONAL ASSOCIATION and THE BANK OF NOVA SCOTIA
as Co-Documentation Agents

1RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	56
1.3	Classification of Loans and Borrowings	58
1.4	Accounting Terms; GAAP	58
1.5	Pro Forma Calculations	58
1.6	Classification of Permitted Items	60
1.7	Rounding	60
1.8	Currency Equivalents Generally	60
1.9	Limitations on Obligations of Canadian Borrower	61

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	61

2.1	Term Loan Closing Date Commitments	61
2.2	Procedure for Term Loan Closing Date Borrowing	61
2.3	Repayment of Term Loans	62
2.4	Revolving Credit Commitments	62
2.5	Loans and Borrowings	62
2.6	Requests for Revolving Credit Borrowing	63
2.7	Letters of Credit	64
2.8	Funding of Borrowings	71
2.9	Interest Elections	72
2.10	Termination and Reduction of Commitments	74
2.11	Repayment of Revolving Credit Loans; Evidence of Debt	75
2.12	Prepayment of Loans	75
2.13	Fees	79
2.14	Mandatory Prepayments	80
2.15	Interest	83
2.16	Alternate Rate of Interest	84
2.17	Increased Costs	84
2.18	Break Funding Payments	86
2.19	Taxes	87
2.20	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	90
2.21	Mitigation Obligations; Replacement of Lenders	92
2.22	Defaulting Lenders	93
2.23	Incremental Facilities	95
2.24	Replacement Facilities	101
2.25	Extensions of Term Loans and Revolving Credit Commitments	104

SECTION 3.	REPRESENTATIONS AND WARRANTIES	108

3.1	Financial Condition	108

2

3.2	No Change	109
3.3	Corporate Existence; Compliance with Law	109
3.4	Organizational Power; Authorization; Enforceable Obligations	109
3.5	No Legal Bar	110
3.6	No Material Litigation	110
3.7	Ownership of Property; Liens	110
3.8	Intellectual Property	110
3.9	Taxes	110
3.10	Federal Regulations	111
3.11	ERISA	111
3.12	Investment Company Act	111
3.13	Restricted Subsidiaries	111
3.14	Use of Proceeds	112
3.15	Environmental Matters	112
3.16	Accuracy of Information, etc.	113
3.17	Security Documents	113
3.18	Solvency	114
3.19	Patriot Act; FCPA; OFAC	114
3.20	Broker’s or Finder’s Commissions	115
3.21	Labor Matters	115

SECTION 4.	CONDITIONS PRECEDENT	115

4.1	Conditions to Initial Extension of Credit	115
4.2	Conditions to Each Post-Closing Extension of Credit	118

SECTION 5.	AFFIRMATIVE COVENANTS	119

5.1	Financial Statements	119
5.2	Certificates; Other Information	120
5.3	Payment of Obligations	122
5.4	Conduct of Business and Maintenance of Existence, Compliance with Laws, etc.	122
5.5	Maintenance of Property; Insurance	122
5.6	Inspection of Property; Books and Records; Discussions	123
5.7	Notices	123
5.8	Environmental Laws	124
5.9	Additional Collateral, etc	124
5.10	Use of Proceeds	126
5.11	Further Assurances	126
5.12	Maintenance of Ratings	126
5.13	Designation of Subsidiaries	126
5.14	Post-Closing Matters	127

SECTION 6.	NEGATIVE COVENANTS	127

3

6.1	Financial Covenant	127
6.2	Limitation on Indebtedness	128
6.3	Limitation on Liens	132
6.4	Limitation on Fundamental Changes	136
6.5	Limitation on Disposition of Property	138
6.6	Limitation on Restricted Payments	141
6.7	Limitation on Investments	143
6.8	Limitation on Optional Payments and Modifications of Junior Debt Instruments, etc	147
6.9	Limitation on Transactions with Affiliates	147
6.10	Limitation on Sales and Leasebacks	148
6.11	Limitation on Negative Pledge Clauses	149
6.12	Limitation on Restrictions on Restricted Subsidiary Distributions	150
6.13	Limitation on Lines of Business	150
6.14	Limitation on Activities of Holdings	150
6.15	Modification of Agreements	151

SECTION 7.	EVENTS OF DEFAULT	151

SECTION 8.	THE AGENTS	156

8.1	Appointment	156
8.2	Delegation of Duties	156
8.3	Exculpatory Provisions	156
8.4	Reliance by Administrative Agent	157
8.5	Notice of Default	157
8.6	Non-Reliance on Agents and Other Lenders	157
8.7	Indemnification	158
8.8	Agent in Its Individual Capacity	158
8.9	Successor Administrative Agent	158
8.10	Syndication Agents and Documentation Agents	159

SECTION 9.	MISCELLANEOUS	159

9.1	Notices	159
9.2	Waivers; Amendments	162
9.3	Expenses; Indemnity; Damage Waiver	165
9.4	Successors and Assigns	167
9.5	Survival	172
9.6	Counterparts; Integration; Effectiveness	172
9.7	Severability	173
9.8	Right of Setoff	173
9.9	Governing Law; Jurisdiction; Consent to Service of Process	173
9.10	WAIVER OF JURY TRIAL	174
9.11	Headings	174
9.12	Confidentiality	174

4

9.13	USA PATRIOT Act	176
9.14	Release of Liens and Guarantees; Secured Parties	176
9.15	No Fiduciary Duty	177
9.16	Interest Rate Limitation	178
9.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	178
9.18	Amendment and Restatement	179

5

SCHEDULES:
1.1(a)    Mortgaged Property
1.1(b)    Existing Letters of Credit
2.1    Lenders
3.4    Consents, Authorizations, Filings and Notices
3.13(a)    Restricted Subsidiaries
3.13(b)    Agreements Related to Capital Stock
5.14    Post-Closing Matters
6.2(d)    Existing Indebtedness
6.3(f)    Existing Liens
6.7(m)    Existing Investments
6.10    Affiliate Transactions

EXHIBITS:
A    Form of Guarantee and Collateral Agreement
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Perfection Certificate
E-1    Form of Assignment and Assumption
E-2    Form of Purchasing Borrower Party Assignment and Assumption
F    Form of First Lien Intercreditor Agreement
G-1    Form of Term Note
G-2    Form of Revolving Credit Note
H-1    Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships)
H-2    Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships)
H-3    Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships)
H-4     Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships)
I    Form of Borrowing Request
J    Form of Solvency Certificate

6

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 18, 2016 (this “Agreement”), among Continental Building Products, Inc. a Delaware limited liability company (including any Successor Holdings, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including any Successor Borrower, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and CREDIT SUISSE AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”). This Agreement amends and restates the Existing Credit Agreement (as defined below) in its entirety.

PRELIMINARY STATEMENTS
The Borrowers have requested that pursuant to this Agreement, (i) the Existing Credit Agreement shall be amended and restated in the form of this Agreement, (ii) the Term Loan Lenders extend credit to the US Borrower, on the Closing Date, in the form of Term Loans, in an aggregate principal amount of $275,000,000, (iii) the US Tranche Revolving Credit Lenders extend credit to the US Borrower, from time to time on or after the Closing Date and prior to the Revolving Credit Maturity Date, in the form of US Tranche Revolving Credit Commitments, in an aggregate principal amount of up to $65,000,000 and (iv) the Canadian Tranche Revolving Credit Lenders extend credit to the Borrowers, from time to time on or after the Closing Date and prior to the Revolving Credit Maturity Date, in the form of Canadian Tranche Revolving Credit Commitments, in an aggregate principal amount of up to $10,000,000.

The Required Lenders under the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement in the form of this Agreement and the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
SECTION 1. DEFINTIONS

1.1Defined Terms. As used in this Agreement, the following terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change”: as defined in Section 1.4.

“Act”: as defined in Section 3.19(a).

“Acquisition-Related Incremental Financing”: any Incremental Facility (or Incremental Equivalent Debt), the proceeds of which are to be used by the Borrowers or any other Loan Party to finance, in whole or in part, a Permitted Acquisition or other Investment permitted under Section 6.7, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Additional Lenders”: any Eligible Assignee that makes an Incremental Term Loan or Replacement Term Loan or extends commitments with respect to the Revolving Credit Facilities pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”: with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate shall, in no event, be less than (i) with respect to the Term Loans, 0.75%, and (ii) with respect to the Revolving Credit Loans, 0.0%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any specified Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agents and the Documentation Agents

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans plus (ii) the amount of such Lender’s Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month Interest Period plus 1.0%; provided that the Alternate Base Rate shall, in no event, be less than (i) with respect to the Term Loans, 1.75%, and (ii) with respect to the Revolving Credit Loans, 1.0%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one (1) month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to Holdings, the US Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Discount”: as defined in Section 2.12(f).

“Applicable Margin”: (a) with respect to the Term Loans, the rate per annum equal to (i) for ABR Loans, 1.75%, and (ii) for Eurocurrency Loans, 2.75%, and (b) with respect to the Revolving Credit Loans, the rate per annum equal to (i) for ABR Loans, 1.25%, and (ii) for Eurocurrency Loans, 2.25%; provided that for outstanding Revolving Credit Loans only, at any time the Revolving Credit Facility Fee Rate is 0.375% then the rate per annum shall be equal to (x) for ABR Loans, 1.375%, and (y) for Eurocurrency Loans, 2.375%.

“Applicable Percentage”: the US Tranche Percentage or the Canadian Tranche Percentage, as applicable.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers”: the collective reference to Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and RBC Capital Markets as joint lead arrangers and joint bookrunners for the Facilities.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property pursuant to clause (d)(ii), (j), (k), or (q) of Section 6.5 by the US Borrower or any of its Restricted Subsidiaries to any Person (other than Holdings, the US Borrower or any Restricted Subsidiary), other than any Disposition (whether in a single transaction or through a series of related Dispositions) resulting in aggregate Net Cash Proceeds to the US Borrower or any of its Restricted Subsidiaries not exceeding $1,000,000.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form reasonably approved by the Administrative Agent and the US Borrower.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the US Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction”: as defined in Section 2.12(f)(i).

“Auction Amount”: as defined in Section 2.12(f)(i).

“Auction Notice”: as defined in Section 2.12(f)(i)..

“Auto Renewal Letter of Credit”: as defined in Section 2.7(c).

“Availability Period”: (a) with respect to the US Revolving Credit Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the US Tranche Revolving Credit Commitments and (b) with respect to the Canadian Revolving Credit Facility, the period from the date after, and not including, the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Canadian Tranche Revolving Credit Commitments.

“Available Builder Basket”: as of any date of determination, an amount equal to (without duplication): (a) the sum of (i) the Available Excess Cash Flow Amount on such date, plus (ii) the net cash proceeds from the issuance of Capital Stock of, or capital contributions to, Holdings after the Closing Date (other than proceeds from the issuance of Disqualified Capital Stock, proceeds from Excluded Contributions and proceeds used as described in clause (b)(ix) of the definition of “Consolidated EBITDA”) to the extent that the proceeds thereof are contributed to the US Borrower as common Capital Stock, plus (iii) the net cash proceeds received by the US Borrower after the Closing Date (or received by Holdings after the Closing Date and contributed to the US Borrower as common Capital Stock) from the issuance or sale of convertible or exchangeable Disqualified Capital Stock or debt securities of Holdings, the US Borrower or any of the Restricted Subsidiaries that has thereafter been converted into or exchanged for Qualified Capital Stock of Holdings, plus (iv) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the US Borrower and the Restricted Subsidiaries in respect of Investments made using the Available Builder Basket (such amounts not exceeding the fair market value (as determined in good faith by the US Borrower) of such original Investment), plus (v) the Investments of the US Borrower and the Restricted Subsidiaries made using the Available Builder Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the US Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by the US Borrower) of the Investments of the US Borrower and the Restricted Subsidiaries

made using the Available Builder Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the US Borrower) of the original Investments by the US Borrower and the Restricted Subsidiaries made using the Available Builder Basket in such Unrestricted Subsidiary) minus (b) the sum of (i) the amount of cash dividends paid by the US Borrower pursuant to Section 6.6(d), (ii) Investments made pursuant to Section 6.7(t), (iii) optional prepayments, repurchases and redemptions made pursuant to Section 6.8(a)(ii) and (iv) the principal amount of any Indebtedness incurred under Section 6.2(w), in each case to the extent made utilizing the Available Builder Basket.

“Available Excess Cash Flow Amount”: as of any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow in excess of zero for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at such time of determination of the aggregate amount of prepayments of Term Loans made (or required to be made) pursuant to Section 2.14(c) through such date of determination.

“Available Starter Basket” as of any date of determination, an amount equal to (a)(i) $15,000,000 plus (ii) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the US Borrower and the Restricted Subsidiaries in respect of Investments made using the Available Starter Basket (such amounts not exceeding the fair market value (as determined in good faith by the US Borrower) of such original Investment), plus (iii) the Investments of the US Borrower and the Restricted Subsidiaries made using the Available Starter Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the US Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by the US Borrower) of the Investments of the US Borrower and the Restricted Subsidiaries made using the Available Starter Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the US Borrower) of the original Investments by the Borrowers and the Restricted Subsidiaries made using the Available Starter Basket in such Unrestricted Subsidiary) minus (b) the sum of (i) the amount of cash dividends paid by the US Borrower pursuant to Section 6.6(d), (ii) Investments made pursuant to Section 6.7(t), (iii) optional prepayments, repurchases and redemptions made pursuant to Section 6.8(a)(ii) and (iv) the principal amount of any Indebtedness incurred under Section 6.2(w), in each case to the extent made utilizing the Available Starter Basket.

“Backup Withholding Tax”: United States federal withholding Taxes imposed pursuant to Section 3406 of the Code, as in effect on the date of this Agreement, or any successor provision that is substantially the equivalent thereof, and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Borrower Materials”: as defined in Section 9.1.

“Borrowers”: as defined in the preamble.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by a Borrower for a Borrowing substantially in the form of Exhibit I or such other form as shall be reasonably approved by the Administrative Agent.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan denominated in US Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market; provided, further, that, when used in connection with a Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollar deposits in Canada.

“Canadian Base Rate”: as defined in Section 2.16.

“Canadian Borrower”: as defined in the preamble.

“Canadian Dollar” and “CAD $”: the lawful money of Canada.

“Canadian Revolving Credit Facility”: as defined in the definition of the term “Facility”.

“Canadian Tranche LC Sublimit”: $5,000,000, as such amount may be increased from time to time in accordance with Section 9.2(i).

“Canadian Tranche Letters of Credit”: any letter of credit issued pursuant to this Agreement under the Canadian Revolving Credit Facility.

“Canadian Tranche Percentage”: with respect to any Canadian Tranche Revolving Credit Lender, the percentage of the total Canadian Tranche Revolving Credit Commitments represented by such Lender’s Canadian Tranche Revolving Credit Commitment. If the Canadian Tranche Revolving Credit Commitments have terminated or expired, the Canadian Tranche Percentages shall be determined based upon the Canadian Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Canadian Tranche Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.22(c) to disregard the Canadian Tranche Revolving Credit Commitment of Defaulting Lenders.

“Canadian Tranche Revolving Credit Commitments”: as to any Canadian Tranche Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Canadian Tranche Revolving Credit Loans pursuant to Section 2.4(b), and to participate in Canadian Tranche Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Canadian Tranche Revolving Credit Exposure hereunder, and in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Tranche Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the total Canadian Tranche Revolving Credit Commitments on the Closing Date is $10,000,000.

“Canadian Tranche Revolving Credit Borrowing”: a Borrowing comprised of Canadian Tranche Revolving Credit Loans.

“Canadian Tranche Revolving Credit Exposure”: at any time, with respect to any Lender, shall be the sum of such Lender’s Canadian Tranche Revolving Credit Loans and its LC Exposure in respect of Canadian Tranche Revolving Credit Loans at such time.

“Canadian Tranche Revolving Credit Lender”: a Lender with a Canadian Tranche Revolving Credit Commitment or that is a holder of Canadian Tranche Revolving Credit Loans.

“Canadian Tranche Revolving Credit Loan”: a Loan made by a Canadian Tranche Revolving Credit Lender pursuant to Section 2.4(b). Each Canadian Tranche Revolving Credit Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Canadian Tranche Revolving Credit Loan denominated in Canadian Dollars shall be a Eurocurrency Loan.

“Capital Expenditures”: for any period of determination, with respect to any Person, the aggregate amount of all expenditures made by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized, under GAAP, on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for, under GAAP, as capital leases on a balance sheet (excluding the footnotes thereto) of such Person; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible into, or exchangeable for, any of the foregoing.

“Cash Equivalents”: (a) US Dollars, Canadian Dollars, Euros and Sterling; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities) having maturities of not more than one (1) year from the date of acquisition; (c) certificates of deposit, time deposits and eurocurrency time deposits with maturities of one (1) year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any U.S. or Canadian branch of a foreign bank having, capital and surplus of not less than $500,000,000 (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one (1) year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one (1) year or less from the date of acquisition; (h) Investments with average maturities of one (1) year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable Canadian rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Obligations”: obligations owed by any Loan Agreement Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the US Borrower in writing to the Administrative Agent as constituting “Cash Management Obligations”.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CDOR Rate”: for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Interest Period appearing on the Reuters (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) Screen CDOR Page at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the rate at which a Canadian chartered bank listed on Schedule I to the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day; provided, further that the CDOR Rate shall, in no event, be less than 0.0%.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule or regulation after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the earliest occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power for the election of directors of Holdings (or, for the avoidance of doubt, Successor Holdings); (b) Holdings (or, for the avoidance of doubt, Successor Holdings) shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the US Borrower free and clear of all Liens (except Permitted Liens); (c) except in a transaction permitted by Sections 6.4(b) and 6.5(j), the US Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Canadian Borrower free and clear of all Liens (except Permitted Liens); or (d) a Specified Change of Control.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Canadian Tranche Revolving Credit Lenders, US Tranche Revolving Credit Lenders, Term Loan Lenders, Incremental Revolving Lenders (of the same tranche), Extended Revolving Credit Lenders (of the same tranche), Lenders in respect of a Replacement Revolving Credit Facility, Extended Term Lenders (of the same tranche) or other Term Loan Lenders (of the same tranche, including for Replacement Term Loans or Incremental Term Loans), (b) when used with respect to Commitments, refers to whether such Commitments are Canadian Tranche Revolving Credit Commitments, US Tranche Revolving Credit Commitments, Incremental Revolving Commitments (of the same tranche), Replacement Revolving Credit Commitments, Extended Revolving Credit Commitments (of the same tranche), Term Loan Commitments, Extended Term Loan Commitments (of the same tranche) or any other Term Loan Commitments (of the same tranche, including for Replacement Term Loans or Incremental Term Loans) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Canadian Tranche Revolving Credit Loans, US Tranche Revolving Credit Loans, Term Loans, Incremental Term Loans (of the same tranche, including Other Term Loans), Replacement Term Loans (of the same tranche), Extended Term Loans (of the same tranche) or loans in respect of the same Class of Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document to secure the Obligations.

“Commitment”: with respect to any Lender, the Term Loan Commitment, the US Tranche Revolving Credit Commitment and the Canadian Tranche Revolving Credit Commitment of such Lender.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the US Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the US Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: of the US Borrower, as of any date of determination, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries at such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities”: of the US Borrower, as of any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Capital Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under the Revolving Credit Facilities or any other revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA”: of the US Borrower for any period of determination, (a) Consolidated Net Income of the US Borrower and its Restricted Subsidiaries for such period plus (b) without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (viii), (x) and (xxi) below), the sum of:

(i) provision for taxes based on income, profits or capital of the US Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and withholding taxes for such period, taxes in lieu of income taxes and payroll tax credits, income tax credits and similar tax credits,

(ii) total interest expense and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees) associated with Indebtedness (including the Loans and Letters of Credit),

(iii) depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of debt expense),

(iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(v) (A) costs and expenses in connection with the Transactions, (B) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, Investments, Dispositions, recapitalizations, refinancings, mergers, option buyouts or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions and (C) costs in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith), excluding, in the case of this clause (C), any of the foregoing otherwise covered by clause (xi) below,

(vi) non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses (including write-offs or write-downs but not including any write-off or write-down of inventory or accounts receivable),

(vii) [reserved],

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(ix) (A) any costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, (B) any executive compensation charges or expenses and (C) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the US Borrower as a capital contribution or net cash proceeds of issuances of Capital Stock of the US Borrower (other than Disqualified Capital Stock),

(x) expected “run-rate” cost savings, operating expense reductions, other operating improvements and synergies relating to any Pro Forma Transactions (as determined by the US Borrower in good faith subject to the provisions of Section 1.5(c)); provided that the aggregate amount added back pursuant to this clause (x) in any Test Period shall not exceed 25% of Consolidated EBITDA with respect to such period (prior to giving effect to the add-backs pursuant to this clause (x)),

(xi) restructuring and similar charges (including severance, relocation costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)),

(xii) any net after-tax losses attributable to asset Dispositions (including any Disposition of any Capital Stock of any Person) (in each case, other than in the ordinary course of business, as determined in good faith by the US Borrower),

(xiii) earn-out obligations incurred in connection with any Permitted Acquisition or other Investment and paid or accrued during the applicable period,

(xiv) unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and the net costs of implementation of any non-speculative Hedge Agreements, and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid),

(xvi) any non-controlling or minority interest expense consisting of income attributable to third parties in respect of their equity interests in non-Wholly Owned Subsidiaries,

(xvi) losses, charges and expenses related to payments made to option holders of the US Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution,

(xvii) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing,

(xviii) [reserved],

(xix) [reserved],

(xx) [reserved], and

(xxi) to the extent not included in determining Consolidated Net Income for such period, business interruption insurance proceeds in an amount representing the earnings for such period that such proceeds are intended to replace (whether or not yet received so long as the US Borrower in good faith expects to receive the same within the four fiscal quarters immediately following such business interruption (it being understood that to the extent not actually received within such four fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)), minus

(c) to the extent included in determining Consolidated Net Income for such period, the sum of:

(i) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense),

(ii) any other non-cash income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA),

(iii) any net after-tax gains attributable to asset Dispositions (including any Disposition of any Capital Stock of any Person) (in each case, other than in the ordinary course of business, as determined in good faith by the US Borrower),

(iv) unrealized net gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements, and currency translation gains, and

(v) any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their equity interests in non-Wholly Owned Subsidiaries.

“Consolidated First Lien Debt”: of the US Borrower, as of any date of determination, the sum of the aggregate principal amount of all Consolidated Total Debt under the Facilities and other Consolidated Total Debt that is secured by a Lien on any of the Collateral (which Lien has an equal or senior priority with the Liens securing the Facilities (but without regard to the control of remedies)).

“Consolidated Net Income”: of the US Borrower for any period of determination, the consolidated net income (or loss) of the US Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings (or, if applicable, Successor Holdings) during such period attributable to the operations of the US Borrower and its Restricted Subsidiaries as though such charge, tax or expense had been incurred by the US Borrower, to the extent that the US Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to. or for the account of, Holdings in respect thereof); provided that, for the avoidance of doubt, in calculating Consolidated Net Income of the US Borrower and its consolidated Restricted Subsidiaries for any such period, there shall be included the aggregate amount actually paid to the US Borrower and its Restricted Subsidiaries in cash during such period on account of business interruption insurance representing the earnings for such period that such proceeds are intended to replace; provided, further, that in calculating Consolidated Net Income of the US Borrower and its consolidated Restricted Subsidiaries for any such period, there shall be excluded, without duplication,

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the US Borrower or is merged into or consolidated with the US Borrower or any of its Restricted Subsidiaries;

(b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the US Borrower) in which the US Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the US Borrower or a Restricted Subsidiary in the form of dividends or distributions;

(c) solely for the purpose of determining Excess Cash Flow, the undistributed earnings of any Restricted Subsidiary of the US Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided that Consolidated Net Income will be increased by the amount of dividends or other distributions paid in cash to the US Borrower or a Restricted Subsidiary not subject to such restriction or prohibition in respect of such period, to the extent not already included therein);

(d)  any net unrealized gains and losses resulting from obligations under Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging);

(e) effects of adjustments (including the effects of such adjustments pushed down to the US Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(f) any net after-tax income (or loss) from discontinued operations or the disposal thereof;

(g) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities (but excluding any write-off or write-down related to inventory or accounts receivable) or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(h) any net after-tax extraordinary, non-recurring or unusual gains or losses or expenses;

(i) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedging agreements for currency exchange risk) and any other foreign currency translation gains or losses;

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets not prohibited under this Agreement, to the extent actually indemnified or reimbursed, or, so long as the US Borrower has made a good-faith determination that a reasonable basis exists for such indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within four fiscal quarters of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such four fiscal quarters);

(k) [reserved]; and

(l) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP.

“Consolidated Secured Debt”: as of any date of determination, the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien.

“Consolidated Total Debt”: as of any date of determination, an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the US Borrower and its Restricted Subsidiaries at such date that would be classified as a liability on the consolidated balance sheet of the US Borrower, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (a) any amounts under any Permitted Receivables Financing, (b) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three (3) Business Days and (c) obligations under Hedge Agreements unless such obligations have not been paid when due.

“Consolidated Working Capital”: as of any date of determination, the difference of (a) Consolidated Current Assets of the US Borrower on such date less (b) Consolidated Current Liabilities of the US Borrower on such date.

“Contract Consideration”: as defined in the definition of the term “Excess Cash Flow”.

“Contractual Obligation”: with respect to any Person, (a) the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person and (b) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Credit Party”: the Administrative Agent, any Issuing Bank or any other Lender.

“Credit Suisse”: Credit Suisse AG.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder or under another Loan Document, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the US Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the US Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, (d) admits that it is insolvent or has become the subject of a Bankruptcy Event, or (e) has, or has a direct or indirect parent that has, become subject to a Bail-In Action. This definition is subject to the provisions of the last paragraph of Section 2.22.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the US Borrower) of non-cash consideration received by the US Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discount Range”: as defined in Section 2.12(f).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into, or exchangeable (excluding any exchange exercised at the sole option of the issuer thereof) for, Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance; provided that if any such redemption, repayment or conversion obligation is in part, only such part coming into effect prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance shall constitute Disqualified Capital Stock, except, in the case of clauses (a) and (b), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings, the US Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the US Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agents”: PNC Bank, National Association and The Bank of Nova Scotia as co-documentation agents.

“Dollar Basket”: as defined in Section 2.23(a)(x).

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Dutch Auction”: an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non pro rata basis, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the Purchasing Borrower Party and the Administrative Agent.

“ECF Percentage”: with respect to any Excess Cash Flow Period, 50%; provided that (i) the ECF Percentage shall be 25% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 5.00:1.00 and greater than 4.00:1.00 and (ii) the ECF Percentage shall be 0% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 4.00:1.00.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund, (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course and (c) subject to the terms of Section 2.12(f) and Sections 9.4(g) and (h), Purchasing Borrower Parties; provided that “Eligible Assignee” shall not include (i) any natural person or (ii) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any international authority, foreign government, the United States of America, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or of human health, or insofar as it relates to environmental exposure, employee health and safety.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“Eurocurrency”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to, for any Loan or Borrowing denominated in US Dollars, the Adjusted LIBO Rate or, for any Loan or Borrowing denominated in Canadian Dollars, the CDOR Rate.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:
(a)    the sum, without duplication, of:

(i)    Consolidated Net Income of the US Borrower and its Restricted Subsidiaries for such period,

(ii)    the amount of all non-cash charges (including depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)    the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the US Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv)    the aggregate net amount of non-cash loss on the Disposition of Property by the US Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and

(v)     the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceed the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, minus

(b)    the sum, without duplication, of:

(i)    the amount of all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income for such period by virtue of the definition thereof,

(ii)    the aggregate amount actually paid by the US Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures to the extent funded with Internally Generated Cash Flow,

(iii)    the aggregate amount of all principal payments of Indebtedness (other than payments of amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof), payments of earn-out obligations, and the principal component of payments in respect of Capital Lease Obligations (but excluding optional prepayments of the Term Loans and Revolving Credit Loans made pursuant to Section 2.12(a) (in each case, included in the Optional Prepayment Amount) and excluding mandatory prepayments of the Term Loans made pursuant to Section 2.14) of the US Borrower and its Restricted Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), to the extent funded with Internally Generated Cash Flow,

(iv)    the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the US Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(v)    the aggregate net amount of non-cash gain on the Disposition of Property by the US Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi)    cash payments made during such period in respect of long-term liabilities (other than amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof)

of the US Borrower and its Restricted Subsidiaries to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, to the extent funded with Internally Generated Cash Flow,

(vii)    the aggregate amount actually paid by the US Borrower and its Restricted Subsidiaries in cash during such period on account of Investments (including acquisitions) permitted by Section 6.7(d), (f), (h), (i), (s), (u) or (y) to the extent funded with Internally Generated Cash Flow,

(viii)    the aggregate amount actually paid by the US Borrower in cash during such period on account of Restricted Payments permitted by Section 6.6(b), (c), (g), (h) (but not in respect of transactions permitted by Section 6.7(s)) or (j) to the extent funded with Internally Generated Cash Flow,

(ix)    the aggregate amount of mandatory prepayments made pursuant to Section 2.14 with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,

(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the US Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,

(xi)    the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xii)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the US Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the US Borrower following the end of such period (such period, the “Next Excess Cash Flow Period”); provided that, to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under clause (b)(ii) or (b)(vi) of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of Internally Generated Cash Flow actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xii),

(xiii)    the aggregate amount of expenditures actually made by the US Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are financed with Internally Generated Cash Flow and not by utilizing the Available Starter

Basket or the Available Builder Basket; provided that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period, and

(xiv)    the aggregate amount of deferred compensation paid in cash during such period.

“Excess Cash Flow Application Date”: as defined in Section 2.14(b).

“Excess Cash Flow Period”: each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2017.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: the collective reference to:

(1)any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters);

(2)any fee interest in real property (a) located outside the United States or (b) if the fair market value of any such fee interest (together with improvements (other than personal property)), as determined in good faith by the US Borrower on the later of (i) the Closing Date and (ii) the date of acquisition thereof by the relevant Loan Party, is less than $5,000,000;

(3)any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(4)(a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) commercial tort claims that, in the reasonable determination of the US Borrower, are estimated to not be in excess of $2,000,000;

(5)any asset if the granting of a security interest or pledge under the Loan Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the Uniform Commercial Code or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(6)Capital Stock in any joint venture or Subsidiary, other than a Restricted Subsidiary that is a Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Loan Documents would not be permitted by the terms of such Subsidiary’s organizational or joint venture documents;

(7)assets to the extent a security interest in such assets under the Loan Documents would result in (x) an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or (y) other materially adverse tax consequences, in each case as reasonably determined in good faith by the US Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(8)Capital Stock that is voting Capital Stock in any Subsidiary described in clause (a) or (c) of the definition of Excluded Subsidiary in excess of 65% of the voting Capital Stock in such Subsidiary;

(9)any Exempt Account;

(10)(a) any lease or other agreement relating to a purchase money obligation, capital lease, or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (b) any license or other agreement not referred to in clause (a) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the US Borrower or a Restricted Subsidiary) (except to the extent such restriction is ineffective under the Uniform Commercial Code and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the Uniform Commercial Code notwithstanding any such restriction);

(11)assets in circumstances where the Administrative Agent and the US Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(12)any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13)any Property of any Excluded Subsidiary;

(14)Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing; and

(15)any Letter-of-Credit Right (as defined in the Uniform Commercial Code) (other than to the extent such rights can be perfected by filing a UCC-1 financing statement);

provided that assets described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Assets”.

“Excluded Contributions”: the net cash proceeds received by Holdings from (a) capital contributions to its common Capital Stock or (b) the sale (other than to a Subsidiary) of Capital Stock of Holdings (other than proceeds from the issuance of Disqualified Capital Stock) which proceeds are in turn contributed to the US Borrower as common Capital Stock and used substantially concurrently to make an Investment.

“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (c) any Domestic Subsidiary substantially all of whose assets consist of Capital Stock or Indebtedness of one or more CFCs, (d) any Immaterial Subsidiary, (e) any Unrestricted Subsidiary, (f) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), (g) any Subsidiary with respect to which a guarantee by it of the Obligations (x) would constitute an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or (y) would result in a material adverse tax consequence to the US Borrower or one of its Restricted Subsidiaries, as reasonably determined by the US Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (h) any Subsidiary in circumstances where the US Borrower and the Administrative Agent reasonably agree that any of the cost of providing a guarantee of the Facilities is excessive in relation to the value afforded thereby, and (i) any Subsidiary that is not a Wholly Owned Subsidiary; provided that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary if the US Borrower has notified the Administrative Agent in writing that such Subsidiary should not be treated as an Excluded Subsidiary (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such notice is received by the Administrative Agent).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Agreement Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) its overall net income (however denominated), franchise Taxes or similar Taxes imposed on it (in each case, in lieu of net income Taxes) and Backup Withholding Taxes imposed on it by (i) the United States of America, (ii) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned is located or (iii) any other jurisdictions (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent, such Lender or Issuing Bank or other recipient and such jurisdiction imposing such Tax other than a connection arising solely from the Administrative Agent, such Lender or Issuing Bank or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the US Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the applicable Borrower under Section 2.21(b)), any United States or Canadian Federal withholding Tax that is in effect and would apply to amounts payable (including, for the avoidance of doubt, commitment fees and other consent, amendment and similar fees) to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 2.19(a), (d) any withholding Tax that is attributable to a Foreign Lender’s failure to comply with Section 2.19(f), (e) any withholding Taxes imposed under, or as a result of the failure of such recipient to satisfy the applicable requirements under, FATCA and (f) all liabilities (including additions to Tax, penalties and interest) with respect to any of the foregoing.

“Exempt Accounts”: shall mean deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holdings funds owned by Persons other than the US Borrower and the Guarantors, (ii) that are zero balance accounts, (iii) that are accounts in foreign jurisdictions and (iv) that are accounts other than those described in clauses (i) through (iii) with respect to which the average daily balance of the funds maintained on deposit therein does not exceed $2,000,000.

“Existing Credit Agreement”: the First Lien Credit Agreement, dated as of August 30, 2013, among Holdings, the US Borrower, the Canadian Borrower, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, as amended, supplemented or modified prior to the date hereof and in effect as of the Closing Date immediately prior to giving effect to the Transactions.

“Existing Lenders Agreement”: the cashless roll letter dated as of August 18, 2016, among Holdings, the Borrowers, certain of the lenders party to the Existing Credit Agreement and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Existing Credit Agreement.

“Existing Letters of Credit”: the letters of credit issued and outstanding immediately prior to the Closing Date under the Existing Credit Agreement, as set forth on Schedule 1.1(b).

“Extended Revolving Credit Commitment”: as defined in Section 2.25(a)(i).

“Extending Revolving Credit Lender”: as defined in Section 2.25(a)(i).

“Extended Term Loans”: as defined in Section 2.25(a)(ii).

“Extending Term Lender”: as defined in Section 2.25(a)(ii).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of (a) the Term Loan Closing Date Commitments and the Term Loans made thereunder (the “Term Loan Closing Date Facility”), (b) the US Tranche Revolving Credit Commitments and the extensions of credit made thereunder (the “US Revolving Credit Facility”) and the Canadian Tranche Revolving Credit Commitments and the extensions of credit made thereunder (the “Canadian Revolving Credit Facility”, and together with US Revolving Credit Facility, each, a “Revolving Credit Facility” and, together with any Replacement Revolving Credit Facility, collectively, the “Revolving Credit Facilities”), (c) any Incremental Facility and the Commitments and extensions of credit made thereunder and (d) any Replacement Facility and the Commitments and extensions of credit made thereunder.

“Failed Auction”: as defined in Section 2.12(f).

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Covenant”: the covenant set forth in Section 6.1.

“Financial Covenant Event of Default”: as defined in Section 7(c).

“First Lien Intercreditor Agreement”: a “pari passu” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Obligations substantially in the form of Exhibit F hereto, with modifications thereto reasonably satisfactory to the Administrative Agent.

“First Lien Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt on such day less (ii) the aggregate amount of cash and Cash Equivalents of the US Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the US Borrower and its Restricted Subsidiaries for the Relevant Reference Period.

“Foreign Asset Sale”: shall mean an Asset Sale consummated by a Foreign Subsidiary.

“Foreign Lender”: any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that of (a) the United States of America, in the case of a Loan made to the US Borrower and (b) Canada, in the case of a Loan made to the Canadian Borrower. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”: any Restricted Subsidiary of the US Borrower that is not a Domestic Subsidiary.

“Funded Debt”: all Indebtedness of the Borrowers and the Restricted Subsidiaries for borrowed money that matures more than one (1) year from the date of its creation or matures within one (1) year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one (1) year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if the US Borrower notifies the Administrative Agent that the US Borrower requests an amendment to any provision hereof in respect of an Accounting Change (as defined in Section 1.4) (including through the adoption of IFRS) (or if the Administrative Agent notifies the US Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement among Holdings, the US Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness, lease payments, dividend payments or other economic obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction not prohibited under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the US Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: (a) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (b) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by the US Borrower or any of its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: on any date of determination, any Restricted Subsidiary with (a) total assets equal to or less than $5,000,000 and (b) gross revenues equal to or less than 5.0% of total gross revenues of the US Borrower and its Restricted Subsidiaries; provided that any such Restricted Subsidiary that is a Domestic Subsidiary and a Wholly Owned Subsidiary shall not be an Immaterial

Subsidiary unless such Restricted Subsidiary, when aggregated with all other Domestic Subsidiaries which are Restricted Subsidiaries and Wholly Owned Subsidiaries that are not Guarantors solely as a result of the application of clause (d) of the definition of “Excluded Subsidiary”, as of the last day of the most recently completed fiscal quarter of the US Borrower, would have (x) total assets equal to or less than $10,000,000 and (y) gross revenues equal to or less than 10% of total gross revenues of the US Borrower and its Restricted Subsidiaries, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements are available.

“Incremental Equivalent Debt”: Indebtedness consisting of unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on a pari passu or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement, or, in lieu of the foregoing, any unsecured senior term loans or senior secured term loans secured by the Collateral on a pari passu or junior priority basis to the Obligations, in each case subject to the terms set forth in Section 2.23(d).

“Incremental Facility”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(c).

“Incremental Facility Closing Date”: as defined in Section 2.23(c)(ii).

“Incremental Revolving Commitments”: as defined in Section 2.23(a).

“Incremental Revolving Lender”: as defined in Section 2.23(c).

“Incremental Term Loans”: as defined in Section 2.23(a).

“Indebtedness”: of any Person, as of any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (excluding (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Agreement Party under any Loan Document and (b) to the extent not otherwise defined in (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request”: a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of September 2016, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, 12 months)

thereafter, as the applicable Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided further that the initial Interest Period with respect to any Eurocurrency Borrowing made on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash Flow”: cash and Cash Equivalents on the balance sheet not constituting (a) proceeds of Indebtedness (excluding borrowings under the Revolving Credit Facilities or any other revolving credit facilities or revolving lines of credit (other than, in each case, for purposes of clauses (b)(iii) and (b)(vi) of the definition of “Excess Cash Flow”)) of Holdings, the US Borrower and the Restricted Subsidiaries, (b) proceeds of issuances of Capital Stock by Holdings, the US Borrower and the Restricted Subsidiaries or (c) the proceeds of any Reinvestment Deferred Amount.

“Investments”: as defined in Section 6.7.

“IRS”: as defined in Section 2.19(e).

“Issuing Bank”: (a) Credit Suisse, Citibank, N.A., Deutsche Bank AG New York Branch, PNC Bank, National Association, Royal Bank of Canada and The Bank of Nova Scotia each, in its capacity as issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.7(i), (b) solely with respect to the Existing Letters of Credit, Credit Suisse, and (c) any other Lender reasonably acceptable to the Administrative Agent and the US Borrower, which has agreed to act as Issuing Bank hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Debt”: any Indebtedness of the US Borrower or a Restricted Subsidiary (other than Indebtedness under revolving credit facilities or other revolving lines of credit) that constitutes (a) Indebtedness subordinated in right of payment to the Obligations, (b) unsecured Indebtedness incurred pursuant to Section 6.2(f) or (c) unsecured or junior secured Incremental Equivalent Debt.

“Latest Maturity Date”: as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment made hereunder at such time.

“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: as of any date of determination, (a) with respect to US Tranche Letters of Credit, the sum of (i) the aggregate undrawn amount of all outstanding US Tranche Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of US Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the US Borrower at such time and (b) with respect to Canadian Tranche Letters of Credit, the sum of (i) the aggregate undrawn amount of all outstanding Canadian Tranche Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Canadian Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the applicable Revolving Credit Facility.

“LC Percentage”: as of any date of determination, (a) with respect to any Issuing Bank (other than an Issuing Bank that is an Issuing Bank solely with respect to an Existing Letter of Credit) under the US Revolving Credit Facility, such Issuing Bank’s share, expressed as a percentage, of the US Revolving Credit Facility, as the same may be adjusted from time to time, as a result of an agreement by such Issuing Bank, with the US Borrower’s consent, to assume the obligations of another such Issuing Bank with respect to any or all of the US Tranche Letters of Credit issued by such other Issuing Bank or as a result of the addition of a new Issuing Banks, with the US Borrower’s consent, in accordance with the terms hereof and (b) with respect to any Issuing Bank (other than an Issuing Bank that is an Issuing Bank solely with respect to an Existing Letter of Credit) under the Canadian Revolving Credit Facility, such Issuing Bank’s share, expressed as a percentage, of the Canadian Revolving Credit Facility, as the same may be adjusted from time to time, as a result of an agreement by such Issuing Bank, with the Canadian Borrower’s consent, to assume the obligations of another such Issuing Bank with respect to any or all of the Canadian Tranche Letters of Credit issued by such other Issuing Bank or as a result of the addition of a new Issuing Banks, with the Canadian Borrower’s consent, in accordance with the terms hereof.

“Lender Parties”: as defined in Section 9.15.

“Lender Presentation”: the Lender Presentation dated August 4, 2016 and furnished to the Lenders in connection with the syndication of the Facilities.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit issued pursuant to this Agreement, including any Existing Letters of Credit.

“LIBO Rate”: with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in US Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, any First Lien Intercreditor Agreement and any Permitted Amendment.

“Loan Agreement Parties”: the collective reference to the Borrowers and the Guarantors.

“Loan Parties”: the collective reference to the US Borrower and the Guarantors.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total US Tranche Revolving Credit Exposure or Total Canadian Tranche Revolving Credit Exposure, as the case may be, outstanding under such Facility (or, in the case of a Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments of such Facility, the holders of more than 50% of the total US Tranche Revolving Credit Commitments or the total Canadian Tranche Revolving Credit Commitments, as the case may be, under such Facility); provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the US Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of Holdings, the US Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Debt, the “obligations” of Holdings, the US Borrower or any Restricted Subsidiary in respect of any Hedge

Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the US Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date”: (a) with respect to the Revolving Credit Facilities, the applicable Revolving Credit Maturity Date; and (b) with respect to the Term Loan Facility, the Term Loan Maturity Date; provided that the reference to Maturity Date with respect to any other Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to any Extended Term Loans in respect thereof, shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate”: as defined in Section 9.16.

“MNPI”: any material Nonpublic Information regarding Holdings and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Holdings, the US Borrower or any of their Subsidiaries that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1(a), as to which the Administrative Agent for the benefit of the Secured Parties shall have been granted a Lien prior to the Closing Date pursuant to the Mortgages and such other real properties as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.9(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Administrative Agent and the US Borrower, including amendments to such mortgages which provide that such mortgages remain in full force and effect and continue to secure the Obligations.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by Holdings, the US Borrower or its Restricted Subsidiaries in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by Holdings, the US Borrower or the Restricted Subsidiaries in connection with such Asset Sale or

Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Lien which is expressly pari passu with or subordinate to the Liens under the Loan Documents) or, in the case of any Asset Sale or Recovery Event relating to assets of a Foreign Subsidiary that is not a Subsidiary Guarantor, principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness of such Foreign Subsidiary as a result of such Asset Sale or Recovery Event, (iii) other reasonable out-of-pocket fees and expenses actually incurred in connection therewith, (iv) taxes (and the amount of any distributions made pursuant to Section 6.6 to permit Holdings or, if applicable, Successor Holdings to pay taxes) (including sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the US Borrower or a Restricted Subsidiary that is a Wholly Owned Subsidiary as a result thereof and (vi) any reserve established in accordance with GAAP; provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by Holdings, the US Borrower and its Restricted Subsidiaries from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Term Loan Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the US Borrower.

“No MNPI Representation”: by a Person, a representation that such Person is not in possession of any MNPI.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibits G-1 and G-2, as applicable.

“NYFRB”: the Federal Reserve Bank of New York.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of Holdings, the US Borrower and the Restricted Subsidiaries to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrowers pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of the US Borrower or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, the “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.19(b).

“Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of (x) all prepayments of Revolving Credit Loans made during such Excess Cash Flow Period to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and (y) all optional prepayments (including any premiums and penalties associated therewith) of the Term Loans made during such Excess Cash Flow Period, in each case except to the extent that such prepayments are funded with the proceeds of incurrences of Indebtedness; provided that, with respect to any prepayment of Term Loans by any Purchasing Borrower Party pursuant to Section 9.4, the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party in respect of the principal amount of the Term Loans so prepaid.

“Other Applicable Indebtedness”: as defined in Section 2.14(b).

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or Issuing Bank and the jurisdiction imposing such Tax (other than a connection arising solely from the Administrative Agent, such Lender or Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp or documentary or any other excise or property Taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans”: as defined in Section 2.23(a).

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or such other form as shall be reasonably approved by the Administrative Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Credit Agreement Refinancing Indebtedness”: in the case of any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Revolving Credit Commitments (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”), such exchanging, extending, renewing, replacing or refinancing Indebtedness that (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than customary offers to purchase upon an asset sale or change of control), the maturity date of such Indebtedness is not prior to the maturity date of the applicable Refinanced Debt and, in the case of a refinancing of Term Loans, the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iii) has terms and conditions (excluding (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, redemption, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants or other provisions applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) that are, when taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the US Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be prima facie evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the US Borrower within such five

(5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees), (iv) is guaranteed only by such Person that is also a Guarantor and (v) the proceeds of which are used to repay (in the case of Refinanced Debt consisting of Loans), defease or satisfy and discharge such Refinanced Debt and pay all accrued interest, fees and premiums (if any) in connection therewith; provided that, in the case of Refinanced Debt consisting of Revolving Credit Loans, the Revolving Credit Commitments shall be permanently reduced on a dollar-for-dollar basis, in each case on the date such Permitted Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Permitted Junior Secured Refinancing Debt”: Indebtedness incurred by the US Borrower in the form of one or more series of second lien (or more junior lien) secured notes or second lien (or more junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second-priority (or more junior priority) basis to the Obligations and is not secured by any property or assets of the US Borrower or any Subsidiary other than property or assets constituting Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the terms and conditions of the security agreements relating to such Indebtedness, taken as a whole, are substantially similar to or the same as the Security Documents (as determined by the US Borrower in good faith) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness, shall have become party to an intercreditor agreement, in form and substance reasonably acceptable to the Administrative Agent. Permitted Junior Secured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”: the collective reference to (a) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (b) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.3 and Liens permitted by Sections 6.3(h), 6.3(l) and 6.3(t).

“Permitted Pari Passu Secured Refinancing Debt”: Indebtedness incurred by the US Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the US Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the terms and conditions of the security agreements relating to such Indebtedness, taken as a whole, are substantially similar to or the same as the Security Documents (as determined by the US Borrower in good faith) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall become subject to the provisions of a First Lien Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the US Borrower and its Restricted Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales and/or transfers of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be on then market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of the US Borrower shall have provided a certificate to such effect to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the US Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b) and (c), which certificate shall be prima facie evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the US Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables (including the Capital Stock of any Permitted Receivables Financing Subsidiary), and the proceeds thereof.

“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of US Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the US Borrower or any of its Restricted Subsidiaries makes an Investment and to which the US Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the US Borrower and the Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of Holdings (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the US Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the US Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the US Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the US Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms not materially less favorable to Holdings, the US Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of Holdings, the US Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of Holdings shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of Holdings giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement , (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are the same as those in effect prior to such refinancing or are not materially less favorable, taken as a whole, to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Administrative Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on the same terms as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents on terms reasonably acceptable to the Administrative Agent) and (f) in the event such Indebtedness being so refinanced is Junior Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are not materially less favorable, in the aggregate, to Holdings, the US Borrower, its Restricted Subsidiaries and the Secured Parties as compared to the Indebtedness being so refinanced (excluding (x) with respect to interest rates, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment and optional redemption provisions and (y) terms that (A) in the case of a partial refinancing, are also added for the benefit of all holders of any remaining Indebtedness of the class or tranche being partially refinanced or (B) are applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the US Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (f) shall be prima facie evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the US Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt and (d) any Permitted Refinancing thereof.

“Permitted Unsecured Refinancing Debt”: Indebtedness incurred by the US Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the US Borrower or any Restricted Subsidiary and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which the US Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“Primary Related Parties”: as defined in Section 9.3(b).

“Prime Rate”: the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the US Borrower. The prime rate is a rate set by Credit Suisse based upon various factors, including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a)(i).

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Compliance”: with respect to the Financial Covenant, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.5.

“Pro Forma Financial Statements”: as defined in Section 3.1(a)(ii).

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.6(d), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the US Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and (c) subject to the limitations set forth in the definition of Consolidated EBITDA, any cost savings, operating expense reductions, other operating improvements, synergies, business rationalization initiative or other initiative, in each case regardless of whether resulting from any of the transactions set forth in clause (b) above or otherwise.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchasing Borrower Party”: Holdings or any Subsidiary of Holdings that becomes an Eligible Assignee pursuant to Section 9.4.

“Purchasing Borrower Party Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-2 or any other form approved by the Administrative Agent and the US Borrower.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of any Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender or an Affiliate of any of the foregoing.

“Qualifying Bid”: as defined in Section 2.12(f).

“Qualifying Lender”: as defined in Section 2.12(f).

“Ratio-Based Incremental Facility”: as defined in Section 2.23(a)(y).

“Receivables Financing” means any transaction or series of transactions that may be entered into by Holdings, the US Borrower or any Restricted Subsidiary pursuant to which Holdings, the US Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Holdings, the US Borrower or any Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Holdings, the US Borrower or any Restricted Subsidiary.

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the US Borrower or any of its Restricted Subsidiaries.

“Refinancing”: on the Closing Date, after giving effect to the Transactions, the repayment or continuation in full (after giving effect to the Existing Lenders Agreement) of the Obligations under the Existing Credit Agreement, and the termination of all commitments, to make extensions of credit under the Existing Credit Agreement.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse each Issuing Bank pursuant to Section 2.7(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the US Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the US Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed and delivered by a Responsible Officer stating that Holdings, the US Borrower or a Restricted Subsidiary intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of Holdings, the US Borrower or a Restricted Subsidiary.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the US Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date that is one (1) year after the date of such Reinvestment Event (or, if the US Borrower or a Restricted Subsidiary shall have entered into a legally binding commitment prior to the date that is one (1) year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the US Borrower’s or the applicable Restricted Subsidiary’s business with the applicable Reinvestment Deferred Amount, the later of (x) the date that is one (1) year after the date of such Reinvestment Event and (y) the date that is 180 days after the date on which such commitment became legally binding) and (b) the date on which the US Borrower shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the US Borrower’s or the applicable Restricted Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Relevant Reference Period”: the Test Period then most recently ended for which financial statements delivered pursuant to Section 5.1(a) or 5.1(b) are available immediately preceding the date on which the action for which such calculation is being made shall occur (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended June 30, 2016).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment”: as defined in Section 1.5(d).

“Replacement Facility”: as defined in Section 2.24(a).

“Replacement Facility Amendment”: as defined in Section 2.24(c).

“Replacement Facility Closing Date”: as defined in Section 2.24(c).

“Replacement Revolving Credit Commitments”: as defined in Section 2.24(d).

“Replacement Revolving Credit Facility”: as defined in Section 2.24(a).

“Replacement Term Loans”: as defined in Section 2.24(a).

“Reply Amount”: as defined in Section 2.12(f).

“Reply Discount Price”: as defined in Section 2.12(f).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Event”: (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement secured term loans (including new Term Loans under this Agreement) bearing interest with an “effective yield” (as reasonably determined by the Administrative Agent in consultation with the US Borrower and taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such secured term loans in their capacities as lenders or holders of such secured term loans) less than the “effective yield” applicable to the Term Loans (determined on the same basis and manner as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Term Loans or any tranche thereof that reduces the “effective yield” applicable to such Term Loans (as determined on the same basis and manner as provided in clause (a)); provided, that the primary purpose of such refinancing or amendment is to reduce the “effective yield” applicable to the Term Loans (determined on the same basis and manner as provided in clause (a)); provided further, that any refinancing or amendment made (i) in connection with a Change of Control or a Transformative Acquisition or (ii) with the proceeds received from an issuance of the Capital Stock of Holdings, shall not constitute a “Repricing Event”.

“Required Lender Consent Items”: as defined in Section 9.4(f).

“Required Lenders”: at any time, the holders, at such time, of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Required Revolving Lenders”: at any time, the holders, at such time, of more than 50% of the sum of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including FATCA.

“Responsible Officer”: as to any Person, the chief executive officer, president, general counsel, chief financial officer, chief accounting officer, controller and chief accounting officer, treasury manager, treasurer or assistant treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, controller and chief accounting officer, treasurer or assistant treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the US Borrower.

“Restricted Asset Sale Payment Amount”: at any time a prepayment shall be made pursuant to Section 2.14(b) in respect of a Foreign Asset Sale, an amount equal to (a) the aggregate amount of Restricted Asset Sale Proceeds minus (b) the amount of additional taxes, if any, reasonably estimated by the US Borrower to be actually payable if such amount of Restricted Asset Sale Proceeds were to be repatriated from the applicable Foreign Subsidiary to the US Borrower. For purposes of this definition, if a certificate of a Responsible Officer setting forth a calculation in reasonable detail of the amount of Restricted Asset Sale Proceeds in respect of any Foreign Asset Sale is delivered to the Administrative Agent, such certificate shall be prima facie evidence of such amount unless the Administrative Agent notifies the US Borrower within five (5) Business Days after such certificate is delivered to it that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Restricted Asset Sale Proceeds”: in respect of a Foreign Asset Sale, an amount equal to the Net Cash Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Cash Proceeds to the US Borrower (a) would result in material adverse Tax consequences to the US

Borrower or any other Subsidiary or (b) would be prohibited or restricted by any applicable law, rule or regulation.

“Restricted ECF”: with respect to any Excess Cash Flow Period, an amount equal to the unrepatriated Excess Cash Flow attributable to any Foreign Subsidiary if and solely to the extent that the repatriation of such attributable Excess Cash Flow to the US Borrower (a) would result in material adverse Tax consequences to the US Borrower or any other Subsidiary or (b) would be prohibited or restricted by any applicable law, rule or regulation. For purposes of this definition, if a certificate of a Responsible Officer setting forth a calculation in reasonable detail of the amount of Restricted ECF in respect of any Foreign Subsidiary is delivered to the Administrative Agent, such certificate shall be prima facie evidence of such amount unless the Administrative Agent notifies the US Borrower within five (5) Business Days after such certificate is delivered to it that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Restricted ECF Payment Amount”: with respect to any fiscal year, an amount equal to the product of (a) (i) the aggregate amount of Restricted ECF for such period minus (b) the amount of additional taxes, if any, reasonably estimated by the US Borrower to be actually payable in respect of such period if such amount of Restricted ECF had been repatriated from the applicable Foreign Subsidiaries to the US Borrower, multiplied by (b) the applicable ECF Percentage.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary. For the avoidance of doubt, the Canadian Borrower is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f).

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revaluation Date”: (a) the date of delivery of each Borrowing Request for a Canadian Tranche Revolving Credit Borrowing, (b) the date of issuance, extension, renewal, increase or decrease of any Canadian Tranche Letter of Credit, (c) the date of conversion or continuation of any Canadian Tranche Revolving Credit Borrowing, in each case of clause (a), (b) and (c), denominated in a Canadian Dollars or (d) such additional dates as the Administrative Agent may from time to time reasonably specify in a writing delivered to the US Borrower and the Canadian Borrower (it being understood that the failure to deliver such notice shall not preclude the applicable date from constituting a Revaluation Date hereunder).

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments”: the US Tranche Revolving Credit Commitments and the Canadian Tranche Revolving Credit Commitments.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of such Lender’s US Tranche Revolving Credit Exposure and Canadian Tranche Revolving Credit Exposure and its LC Exposure at such time.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1 and including, as appropriate, any Extensions thereof and any Replacement Revolving Credit Facility.

“Revolving Credit Facility Fee Rate”: with respect to the Revolving Credit Commitments, (a) from the Closing Date until the first day on which the financial statements (from which the Senior Secured Leverage Ratio is derived) and related Compliance Certificate have been delivered pursuant to Section 5.1(a) or 5.1(b), a rate per annum equal to 0.50% and (b) thereafter, at an applicable rate per annum as set forth below.

Senior Secured Leverage Ratio	Applicable Revolving Facility Fee Rate
Greater than 1.75:1.00	0.50%
Equal to or less than 1.75:1.00	0.375%

Changes in the Revolving Facility Fee Rate resulting from changes in the Senior Secured Ratio shall become effective on the date that is one (1) Business Day after the date on which financial statements (from which the Senior Secured Leverage Ratio is derived) and the related Compliance Certificate have been delivered pursuant to Section 5.1(a) or 5.1(b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If (i) the US Borrower fails to deliver a Compliance Certificate required to be delivered pursuant hereto, within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof, or (ii) after and for so long as a Specified Default shall have occurred and is continuing, the higher rate set forth above shall apply.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loan”: a US Tranche Revolving Credit Loan or a Canadian Tranche Revolving Credit Loan.

“Revolving Credit Maturity Date”: with respect to (a) Revolving Credit Commitments (including, for the avoidance of doubt, any Incremental Revolving Commitments) that have not been extended pursuant to Section 2.25, August 18, 2021, (b) with respect to Extended Revolving Credit Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders and (c) with respect to any commitments under a Replacement Revolving Credit Facility, the final maturity date therefor specified in the applicable Replacement Facility Amendment.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctions”: as defined in Section 3.19(b).

“Sale and Leaseback Transaction”: as defined in Section 6.10.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any intellectual property security agreements required to be delivered pursuant to the Guarantee and Collateral Agreement or any other Loan Document and all other security documents hereafter delivered by any Loan Party to the Administrative Agent granting a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Representative”: with respect to any series of Permitted Junior Secured Refinancing Debt or Permitted Pari Passu Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate amount of cash and Cash Equivalents of the US Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the US Borrower and its Restricted Subsidiaries for the Relevant Reference Period.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, that (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due in the ordinary course of business; and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital in relations to the business of such Person. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control”: a “Change of Control”, or like event, as defined in the agreements governing any Material Debt.

“Specified Default”: any Default or Event of Default under Section 7(a) or 7(f).

“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Loan Agreement Party and any Qualified Counterparty and designated by the Qualified Counterparty and the US Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” hereunder.

“Specified Representations”: the representations and warranties with respect to the US Borrower and the Guarantors set forth in this Agreement under Section 3.3(a); the first two sentences and the last two sentences of Section 3.4; Section 3.5 (but only with respect to Loan Agreement Parties and not with respect to clause (ii) of the definition of the term “Contractual Obligation”); Section 3.10; Section 3.12; Section 3.17(a), subject to the last sentence of Section 4.1; Section 3.18; and Section 3.19.

“Spot Rate”: on any day and subject to Section 1.8, with respect to any Canadian Dollar (for purposes of determining the US Dollar Equivalent thereof) or US Dollars (for purposes of determining the conversion rate to Canadian Dollars thereof), the rate at which such currency may be exchanged into US Dollars or Canadian Dollars, as the case may be, as set forth at approximately 11:00 a.m., New York City time, on such date on the applicable Bloomberg Cross-Key Currency Page. In the event that any such rate does not appear on any such page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time in such market, on such date for the purchase of US Dollars or Canadian Dollars, as the case may be, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Standard Securitization Undertakings” means reasonable and customary representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and servicing obligations undertaken, by the US Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such

Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”: as defined in Section 2.12(f).

“Subordinated Intercompany Note”: the Subordinated Intercompany Note attached as Exhibit C to the Guarantee and Collateral Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the US Borrower.

“Subsidiary Guarantor”: each Subsidiary of the US Borrower, other than an Excluded Subsidiary, and any other Subsidiary that the US Borrower, in its sole discretion, chooses to cause to enter into the Guarantee and Collateral Agreement.

“Successor US Borrower”: as defined in Section 6.4(f).

“Successor Holdings”: as defined in Section 6.4(h).

“Swap Obligation” with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets as co-syndication agents.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”: any Borrowing of Term Loans.

“Term Loan”: as defined in Section 2.1.

“Term Loan Closing Date Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the US Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Closing Date Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Closing Date Commitments is $275,000,000.

“Term Loan Closing Date Facility”: as defined in the definition of “Facility”.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the US Borrower under this Agreement, including its Term Loan Closing Date Commitment.

“Term Loan Facility”: the Term Loan Closing Date Facility, a facility consisting of Incremental Term Loans or a Replacement Facility consisting of Term Loans.

“Term Loan Installment Date”: as defined in Section 2.3.

“Term Loan Lenders”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loans”: any term loans made pursuant to this Agreement (including for the avoidance of doubt, any Incremental Term Loans, Replacement Term Loans and Extended Term Loans, if any).

“Term Loan Maturity Date”: with respect to Term Loans, August 18, 2023; provided that with respect to Extended Term Loans, the Term Loan Maturity Date shall be the final maturity date as specified in the applicable Extension Offer.

“Term Loan Percentage”: with respect to any Lender on any Term Loan Installment Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding and subject to repayment pursuant to Section 2.3 on such date constitutes of the aggregate principal amount of the Term Loans of all Term Loan Lenders then outstanding and subject to repayment pursuant to Section 2.3 on such date.

“Test Period”: as of any date of determination, the period of four consecutive fiscal quarters of the US Borrower then most recently ended, taken as one accounting period.

“Total Assets”: on any date of determination, total consolidated assets of the US Borrower and its Restricted Subsidiaries as of the date of the most recently available balance sheet of the US Borrower or any other date specified herein. For purposes of determining the amount of any Investment, Indebtedness or Disposition permitted under Section 6 hereof based upon a percentage of Total Assets of the US Borrower and its Restricted Subsidiaries, Total Assets of the US Borrower and its Restricted Subsidiaries shall be measured based on the most recently available balance sheet delivered pursuant to Section 5.1 at the time such Investment, Indebtedness or Disposition is made, incurred or consummated (without adjustment for subsequent changes in such Total Assets).

“Total Canadian Tranche Revolving Credit Exposure”: at any time, the US Dollar Equivalent of the aggregate amount of the Canadian Tranche Revolving Credit Exposure of all Canadian Tranche Revolving Credit Lenders outstanding at such time.

“Total Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Total Debt on such day less (ii) the aggregate amount of cash and Cash Equivalents of the US Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the US Borrower and its Restricted Subsidiaries for the Relevant Reference Period (or, when used in Section 6.1, the Test Period ended on such date).

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total US Tranche Revolving Credit Exposure”: at any time, the aggregate amount of the US Tranche Revolving Credit Exposure of all US Tranche Revolving Credit Lenders outstanding at such time.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by Holdings, the US Borrower or any Subsidiary in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrowers and each other Loan Agreement Party of this Agreement and each other Loan Document, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, in each case on the Closing Date, (b) the Refinancing and (c) the payment of the Transaction Costs on the Closing Date.

“Transformative Acquisition”: any acquisition by Holdings, the Borrowers or any Subsidiary whether by purchase, merger or otherwise, that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, the terms of the Loan Documents would not provide Holdings, the Borrowers or the Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following the consummation of such acquisition, as determined in good faith by the US Borrower.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary”: any Subsidiary of the US Borrower (other than the Canadian Borrower) designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of the US Borrower in accordance with Section 5.13.

“US Borrower”: as defined in the preamble.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.8(c) using the Spot Rate with respect to Canadian Dollars at the time in effect for such amount under the provisions of such Section.

“US Dollars” and “$”: lawful currency of the United States of America.

“US Loans” means the Term Loans and the US Tranche Revolving Credit Loan.

“US Obligations” means all Obligations excluding (a) the Canadian Tranche Revolving Credit Loans made to and owing by the Canadian Borrower and (b) the Reimbursement Obligations of the Canadian Borrower.

“US Revolving Credit Facility”: as defined in the definition of the term “Facility”.

“US Tranche LC Sublimit”: $10,000,000, as such amount may be increased from time to time in accordance with Section 9.2(i).

“US Tranche Letter of Credit”: any letter of credit issued pursuant to this Agreement under the US Revolving Credit Facility.

“US Tranche Percentage”: with respect to any US Tranche Revolving Credit Lender, the percentage of the total US Tranche Revolving Credit Commitments represented by such Lender’s US Tranche Revolving Credit Commitment. If the US Tranche Revolving Credit Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments. The US Tranche Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.22(c) to disregard the US Tranche Revolving Credit Commitment of Defaulting Lenders.

“US Tranche Revolving Credit Commitments”: as to any US Tranche Revolving Credit Lender, the obligation of such US Tranche Revolving Credit Lender, if any, to make US Tranche Revolving Credit Loans pursuant to Section 2.4(a), and to participate in US Tranche Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such US Tranche Revolving Credit Lender’s US Tranche Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US Tranche Revolving Credit Commitment” opposite such US Tranche Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such US Tranche Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the total US Tranche Revolving Credit Commitments on the Closing Date is $65,000,000.

“US Tranche Revolving Credit Borrowing”: a Borrowing comprised of US Tranche Revolving Credit Loans.

“US Tranche Revolving Credit Exposure”: at any time, with respect to any Lender, shall be the sum of such Lender’s US Tranche Revolving Credit Loans and its LC Exposure in respect of US Tranche Revolving Credit Loans at such time.

“US Tranche Revolving Credit Lender”: a Lender with a US Tranche Revolving Credit Commitment or that is a holder of US Tranche Revolving Credit Loans.

“US Tranche Revolving Credit Loan”: a Loan made by a US Tranche Revolving Credit Lender pursuant to Section 2.4(a). Each US Tranche Revolving Credit Loan shall be a Eurocurrency Loan or an ABR Loan.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, as of any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock (excluding (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by any applicable Requirements of Law) of which is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: means any Loan Agreement Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii)Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii)the phrase “to the knowledge” or “knowledge” in respect of Holdings, the Borrowers or their Subsidiaries shall be deemed to mean actual knowledge of the Responsible Officers of such Person after reasonable inquiry.

(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the expiration or termination of all undrawn Letters of Credit (or cash collateralization (in a manner consistent with Section 2.7(j)) or provision of backstop letters of credit (in a manner reasonably satisfactory to the relevant Issuing Bank) with respect thereto).

1.3Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Credit Loan”, “Term Loan”, “Extended Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Credit Borrowing”).

1.4Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the First Lien Leverage Ratio, Senior Secured Leverage Ratio and the Total Leverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the US Borrower or the Administrative Agent, the US Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the US Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by the US Borrower of IFRS or (iii) any change in the application of accounting principles adopted by the US Borrower from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.5, when calculating the Senior Secured Leverage Ratio or the Total Leverage Ratio, as applicable, for the purposes of (i) the ECF Percentage of Excess Cash Flow or (ii) determining actual compliance (not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenant, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period, other than consummation of the Transactions, shall not be given pro forma effect.

(b)For purposes of calculating the First Lien Leverage Ratio, Senior Secured Leverage Ratio and the Total Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to, or substantially simultaneously with, the event with respect to which the calculation of any such ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the US Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the First Lien Leverage Ratio, Senior Secured Leverage Ratio and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c)Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the US Borrower and shall include, without duplication, (i) the EBITDA (as determined in good faith by the US Borrower) of any Person or line of business acquired or disposed of and (ii) subject to the cap set forth in the proviso to clause (b)(xii) of the definition of “Consolidated EBITDA”, the “run-rate” (i.e., the full recurring benefit for a period associated with an action taken or expected to be taken) amount of expected cost savings, operating expense reductions and other operating improvements and synergies resulting from such Pro Forma Transaction that are certified by such Responsible Officer of the US Borrower to the Administrative Agent as being (x) factually supportable and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) reasonably anticipated to be realized within twenty-four months after the closing or other date of such Pro Forma Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating improvements and synergies had been realized on the first day of the relevant Test Period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions.

(d)In the event that the US Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to, or substantially simultaneously with, the event with respect to which the calculation of any such ratio is being made, then the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.
1.6Classification of Permitted Items. For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, in the event that any Indebtedness, Lien, Disposition, Restricted Payment, Investment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the US Borrower in its sole discretion at such time of determination.
1.7Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.8Currency Equivalents Generally.
(a)For purposes of determining compliance with Sections 6.2, 6.3 and 6.7, with respect to any amount of Indebtedness, Lien or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred, made or acquired (so long as such Indebtedness, Lien or Investment, at the time incurred, granted, made or acquired, was permitted hereunder).
(b)For purposes of determining the First Lien Leverage Ratio, Senior Secured Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the US Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar equivalent of such Indebtedness.
(c)The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating US Dollar Equivalent of any Borrowing denominated in Canadian Dollars. Such Spot Rate shall become effective as of such Revaluation Date, and shall be the Spot Rate employed until the next Revaluation Date to occur. The Administrative Agent shall notify the US Borrower, the Canadian Borrower and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing denominated in Canadian Dollars.

1.9Limitations on Obligations of Canadian Borrower. Notwithstanding anything set forth in this Agreement or any other Loan Documents to the contrary, the Canadian Borrower shall not at any time be liable in any manner (whether pursuant to any guaranty or otherwise) for any portion of the principal of the US Loans or any interest thereon or fees or in respect of any indemnified liabilities or any other US Obligations payable with respect thereto (and the Loan Parties are solely liable for such US Obligations), and no assets of the Canadian Borrower shall at any time serve, directly or indirectly, as security for, and in no event shall more than 65% of the total voting Capital Stock of the Canadian Borrower secure, any portion of the US Obligations.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1Term Loan Closing Date Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans to the US Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Closing Date Commitment of such Lender (it being agreed that the Term Loans made on the Closing Date shall be funded at 99.75% of the principal amount thereof and, notwithstanding such discount, all calculations hereunder with respect to such Term Loans, including the accrual of interest and repayment or prepayment of principal shall be based on 100% of the stated principal amount thereof). The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the US Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

2.2Procedure for Term Loan Closing Date Borrowing. (a) The US Borrower shall deliver to the Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one (1) Business Day before the anticipated Closing Date requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Borrowing Request must specify (i) the principal amount of the Term Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Term Loans to be borrowed, (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the US Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 10:00 a.m., New York City time on the Closing Date (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), each Term Loan Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loans to be made by such Lender. The Administrative Agent shall make available to the US Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

(b)    Notwithstanding any other provision contained herein, the obligations of the Term Lenders to make Term Loans to the US Borrower on the Closing Date and the obligations of the Administrative Agent to make such Term Loans available to the US Borrower shall be subject to the terms and conditions set forth in the Existing Lenders Agreement (it being understood and agreed that the First Lien Term Loans (as defined in the Existing Credit Agreement) of the Lenders party to the Existing Lenders Agreement shall be continued as Term Loans under this Agreement (with all of the terms and conditions set forth in this Agreement with respect to Term Loans) to the extent and as provided in the Existing Lenders Agreement).

2.3Repayment of Term Loans. The Term Loan of each Term Loan Lender shall be repaid in consecutive quarterly installments on each of last Business Day of each March, June, September and December (each, a “Term Loan Installment Date”), commencing on September 30, 2016, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by an amount equal to 0.25% of the original principal amount of the Term Loan Facility as of the Closing Date; provided that the final principal repayment installment of the Term Loans repaid on the Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

2.4Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Revolving Credit Lender severally agrees to make revolving credit loans (each, a “US Tranche Revolving Credit Loan”) to the US Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such US Tranche Revolving Credit Lender’s US Tranche Revolving Credit Exposure exceeding such US Tranche Revolving Credit Lender’s US Tranche Revolving Credit Commitment or (ii) the Total US Tranche Revolving Credit Exposure exceeding the sum of the total US Tranche Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, repay, prepay and reborrow US Tranche Revolving Credit Loans during the Availability Period.

(b)    Subject to the terms and conditions set forth herein, each Canadian Tranche Revolving Credit Lender severally agrees to make revolving credit loans (each, a “Canadian Tranche Revolving Credit Loan”) to the US Borrower and the Canadian Borrower from time to time during the Availability Period in US Dollars or Canadian Dollars in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such Canadian Tranche Revolving Credit Lender’s Canadian Tranche Revolving Credit Exposure exceeding such Canadian Tranche Revolving Credit Lender’s Canadian Tranche Revolving Credit Commitment, (ii) the Total Canadian Tranche Revolving Credit Exposure exceeding the sum of the total Canadian Tranche Revolving Credit Commitments or (iii) the aggregate of all Canadian Tranche Revolving Credit Loans and Canadian Tranche Letters of Credit exceeding $10,000,000 US Dollar Equivalent. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower and the Canadian Borrower may borrow, repay, prepay and reborrow Canadian Tranche Revolving Credit Loans during the Availability Period.

2.5Loans and Borrowings. (a) Each US Tranche Revolving Credit Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Credit Loans made by the US Tranche Revolving Credit Lenders ratably in accordance with their respective US Tranche Revolving Credit Commitments. Each Canadian Tranche Revolving Credit Loan shall be made as part of a Borrowing consisting of Canadian Tranche Revolving Credit Loans made by the Canadian Tranche Revolving Credit Lenders ratably in accordance with their respective Canadian Tranche Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)    Subject to Section 2.16, (i) each Term Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurocurrency Loans as the US Borrower may request in accordance herewith and (ii) (x) each Revolving Credit Borrowing denominated in US Dollars shall be comprised entirely of (A) ABR Loans or (B) Eurocurrency Loans as the applicable Borrower may request in accordance herewith; and (y) each Revolving Credit Borrowing denominated in Canadian Dollars shall be comprised entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or $500,000 CAD if such Borrowing is denominated in Canadian Dollars) and not less than $500,000 (or $500,000 CAD if such Borrowing is denominated in Canadian Dollars). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments under the applicable Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not, at any time, be more than a total of ten Eurocurrency Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6Requests for Revolving Credit Borrowing. To request a Revolving Credit Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (other than Eurocurrency Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:

(i)whether the requested Borrowing is to be a US Tranche Revolving Credit Borrowing or a Canadian Tranche Revolving Credit Borrowing;

(ii)the currency and aggregate amount of the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)in the case of a Borrowing denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, or (B) in the case of a Borrowing denominated in Canadian Dollars, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Credit Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have requested a Borrowing in US Dollars. If no election is made as to whether a Revolving Credit Borrowing denominated in US Dollars is to be a US Tranche Revolving Credit Borrowing or a Canadian Tranche Revolving Credit Borrowing, then (A) in the case of a Borrowing Request signed by the US Borrower, the US Borrower shall be deemed to have requested a US Tranche Revolving Credit Borrowing and (B) in the case of a Borrowing Request signed by the Canadian Borrower, the Canadian Borrower shall be deemed to have requested a Canadian Tranche Revolving Credit Borrowing. Notwithstanding anything to the contrary (including in the Borrowing Request), the Canadian Borrower shall only be entitled to request a Canadian Tranche Revolving Credit Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.6, the Administrative Agent shall advise each Revolving Credit Lender of the relevant Facility or Facilities of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Revolving Credit Borrowing.

2.7Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.7(d), agrees to issue trade and standby US Tranche Letters of Credit (which must be denominated in US Dollars) for the account of the US Borrower or the account of the US Borrower for the benefit of any Restricted Subsidiary and Canadian Tranche Letters of Credit (which must be denominated in US Dollars or Canadian Dollars) for the account of the US Borrower or the Canadian Borrower, in each case on any Business Day during the applicable Availability Period in such form as may be reasonably approved from time to time by such Issuing Bank; provided that Credit Suisse, in its capacity as an Issuing Bank, shall not be required to issue trade Letters of Credit pursuant to this Section 2.7; provided, further, that no Issuing Bank shall have any obligation to issue any US Tranche Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to US Tranche Letters of Credit would exceed the US Tranche LC Sublimit, (ii) the Total US Tranche Revolving Credit

Exposure would exceed the sum of the total US Tranche Revolving Credit Commitments, (iii) the LC Exposure of such Issuing Bank with respect to US Tranche Letters of Credit would exceed the LC Percentage of such Issuing Bank with respect to the US Tranche LC Sublimit or (iv) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the US Tranche Letters of Credit issued by such Issuing Banks would exceed their US Tranche Percentage on the Closing Date; provided, further, that no Issuing Bank shall have any obligation to issue any Canadian Tranche Letter of Credit if, after giving effect to such issuance, (I) the LC Exposure with respect to Canadian Tranche Letters of Credit would exceed the Canadian Tranche LC Sublimit, (II) the Total Canadian Tranche Revolving Credit Exposure would exceed the sum of the total Canadian Tranche Revolving Credit Commitments, (III) the LC Exposure of such Issuing Bank with respect to Canadian Tranche Letters of Credit would exceed the LC Percentage of such Issuing Bank with respect to the Canadian Tranche LC Sublimit or (IV) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the Canadian Tranche Letters of Credit issued by such Issuing Banks would exceed their Canadian Tranche Percentage on the Closing Date. Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than (A) US Dollars (in the case of a US Tranche Letter of Credit) or (B) US Dollars or Canadian Dollars (in the case of a Canadian Tranche Letter of Credit) unless otherwise agreed by the Issuing Bank and the Administrative Agent. Subject to the terms and conditions set forth herein, the applicable Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is thirty (30) days prior to the Revolving Credit Maturity Date). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.7), the amount of such Letter of Credit, whether the Letter of Credit is to be a US Tranche Letter of Credit or Canadian Tranche Letter of Credit, the currency in which such Letter of Credit is to be denominated (which, in the case of a US Tranche Letter of Credit, shall be in US Dollars and, in the case of a Canadian Tranche Letter of Credit, shall be in US Dollars or Canadian Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) in the case of US Tranche Letters of Credit, (A) the LC Exposure shall not exceed the US Tranche LC Sublimit and (B) in the case of US Tranche Letters of Credit, the Total US Tranche Revolving Credit Exposure shall not exceed the sum of the total US Tranche Revolving Credit Commitments and (ii) in the case of Canadian Tranche Letters of Credit, (A) the LC Exposure shall not exceed the Canadian Tranche LC Sublimit and (B) the Total Canadian Tranche Revolving Credit Exposure shall not exceed the sum of the total Canadian Tranche Revolving Credit Commitments.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one (1) year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one (1) year after the date of such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and Administrative Agent shall have been made with respect to such Letter of Credit, but which shall include the release by the relevant Issuing Bank of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit). If the applicable Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided that the applicable Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one (1) year from the date of such renewal (or such longer period as may be agreed by the applicable Issuing Bank pursuant to arrangements reasonably satisfactory to such Issuing Bank) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit, and shall include the release by the relevant Issuing Bank and the Administrative Agent of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit); provided that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each US Tranche Revolving Credit Lender (with respect to each US Tranche Letter of Credit) or each Canadian Tranche Revolving Credit Lender (with respect to each Canadian Tranche Letter of Credit), and (i) each US Tranche Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such US Tranche Letter of Credit equal to such Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such US Tranche Letter of Credit and (ii) each Canadian Tranche Revolving Credit Lender hereby acquires from the applicable Issuing Bank a participation in such Canadian Tranche Letter of Credit equal to such Lender’s Canadian Tranche Percentage of the aggregate amount available to be drawn under such Canadian Tranche Letter of Credit. In consideration and in furtherance of the foregoing, (A) each US Tranche Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such US Tranche Revolving Credit Lender’s US Tranche Percentage of each LC Disbursement with respect to a US Tranche Letter of Credit made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.7, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason in respect thereof and (B) each Canadian Tranche Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Canadian Tranche Revolving Credit Lender’s Canadian Tranche Percentage of each LC Disbursement with respect to a Canadian Tranche Letter of Credit made by such Issuing Bank, at the US Dollar Equivalent, using the Spot Rate on the date such payment is required, of each LC Disbursement in respect of any Canadian Tranche Letter of Credit made by the Issuing Bank and, in each case, not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.7, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason in respect thereof. Each US Tranche Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Tranche Letters of Credit, and each Canadian Tranche Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Canadian Tranche Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.7(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Agreement Party or any other Lender or any reduction in or termination of the US Tranche Revolving Credit Commitments or the Canadian Tranche Revolving Credit Commitments, as the case may be, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount and currency equal to such LC Disbursement not later than 12:00 noon, New York City time, on the first Business Day immediately following the day that such Borrower receives notice that such LC Disbursement is made (or, if such Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that such Borrower receives such notice); provided that (if the conditions of Section 4.2 are satisfied) the applicable Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing (in the case of a Letter of Credit denominated in US Dollars) or a Eurocurrency Revolving Credit Borrowing with an Interest Period of one month (in the case of a Letter of Credit denominated in Canadian Dollars) under the applicable Revolving Credit Facility under which the applicable Letter of Credit was issued, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the applicable Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Administrative Agent of the applicable LC Disbursement and the Administrative Agent shall promptly notify each US Tranche Revolving

Credit Lender (in the case of a US Tranche Letter of Credit) and each Canadian Tranche Revolving Credit Lender (in the case of a Canadian Tranche Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each US Tranche Revolving Credit Lender (in the case of a US Tranche Letter of Credit) and each Canadian Tranche Revolving Credit Lender (in the case of a Canadian Tranche Letter of Credit) shall pay to the Administrative Agent its Applicable Percentage of the applicable Revolving Credit Facility of the payment then due from the applicable Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Eurocurrency Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Administrative Agent as provided above, such Revolving Credit Lender, the US Borrower and, in the case of a Canadian Tranche Letter of Credit obtained by the Canadian Borrower, the Canadian Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.7(e) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Revolving Credit Loans and (ii) in the case of such Revolving Credit Lender, (A) in the case of Letters of Credit denominated in US Dollars, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate and (B) in the case of Letters of Credit denominated in Canadian Dollars, the Eurocurrency Rate with an Interest Period of one month.

(f)    Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.7 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate or in the availability of Canadian Dollars to the Canadian Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.7, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the provisions of this Section 2.7(f) shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by all applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans (in the case of Letters of Credit denominated in US Dollars) and the Eurocurrency Rate with an Interest Period of one month (in the case of Letters of Credit denominated in Canadian Dollars); provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.15(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.7 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the US Borrower, and, in the case of a Canadian Tranche Letter of Credit obtained by the Canadian Borrower, the Canadian Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j)    Cash Collateralization. If any Event of Default under clause (i) or (ii) of paragraph (f) of Section 7 with respect to Holdings or the Borrowers shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the US Borrower or the Canadian Borrower, as applicable, shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.

Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If either Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within two (2) Business Days after such Event of Default has been cured or waived (unless the Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7).

(k)    Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments (or, in the case of any Letter of Credit denominated in Canadian Dollars, if one or more other tranches of Canadian Tranche Revolving Credit Commitments) in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.7(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.7(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

2.8Funding of Borrowings. (a) Except as expressly set forth in Section 2.2, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that US Tranche Revolving Credit Loans to be made on the Closing Date shall be made not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1). The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans or Eurocurrency Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) in the case of Loans denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of Loans in Canadian Dollars, the rate reasonably determined in accordance with customary practice by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans of the applicable Class (in the case of Loans denominated in US Dollars) and Eurocurrency Loans of the applicable Class with an Interest Period of one month (in the case of Loans denominated in Canadian Dollars). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that, if the applicable Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as ABR Loans (in the case of Loans denominated in US Dollars) or Eurocurrency Loans with an Interest Period of one month (in the case of Loans denominated in Canadian Dollars) and if the applicable Borrower requests a Borrowing of Eurocurrency Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type (excluding Canadian Tranche Revolving Credit Borrowings which may not be so converted) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.9, (i) the applicable Borrower will not be permitted to change the currency of any Borrowing and (ii) Loans denominated in Canadian Dollars will not be permitted to be converted into ABR Revolving Credit Borrowings.

(b)    To make an election pursuant to this Section 2.9, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.6 if the applicable Borrower were requesting a Revolving Credit Borrowing after the Closing Date of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing (provided that in no event shall a Loan denominated in Canadian Dollars be an ABR Borrowing); and

(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) if such Borrowing is denominated in US Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) if such Borrowing is denominated in Canadian Dollars, such Borrowing shall continue as a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (x) (A) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y)  (A) no outstanding Borrowing denominated in Canadian Dollars may be converted to or continued as a Eurocurrency Borrowing with an Interest Period of more than one month’s duration and (B) unless repaid, each Eurocurrency Borrowing denominated in Canadian Dollars shall be converted to a Eurocurrency Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto.

2.10Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Revolving Credit Maturity Date. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date and, in any event, not later than 5:00 p.m., New York City time, on the Closing Date. The commitments of each Issuing Bank to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earliest to occur of (i) the termination of the Revolving Credit Commitments, (ii) the date that is thirty (30) days prior to the latest Revolving Credit Maturity Date and (iii) such Issuing Bank ceasing to be a Revolving Credit Lender hereunder.

(b)    The applicable Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under any Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) in any event, the applicable Borrower shall not terminate or reduce (A) the US Tranche Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Total US Tranche Revolving Credit Exposure under any tranche would exceed the sum of the total US Tranche Revolving Credit Commitments under such tranche (or, in any event, the Total US Tranche Revolving Credit Exposure under any tranche would exceed the sum of the total US Tranche Revolving Credit Commitments under such tranche) or (B) the Canadian Tranche Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Total Canadian Tranche Revolving Credit Exposure under any tranche would exceed the sum of the total Canadian Tranche Revolving Credit Commitments under such tranche (or, in any event, the total Canadian Tranche Revolving Credit Exposure under any tranche would exceed the sum of the total Canadian Tranche Revolving Credit Commitments under such tranche).

(c)    The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section 2.10 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Revolving Credit Lenders of the contents thereof. Each notice delivered by the applicable Borrower pursuant to this Section 2.10 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, Disposition or other transaction. Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.23). Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.21) shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under such Revolving Credit Facility.

2.11Repayment of Revolving Credit Loans; Evidence of Debt. (a) The applicable Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each US Tranche Revolving Credit Lender the then unpaid principal amount of each US Tranche Revolving Credit Loan of such Lender on the applicable Revolving Credit Maturity Date and (ii) for the account of each Canadian Tranche Revolving Credit Lender the then unpaid principal amount of each Canadian Tranche Revolving Credit Loan of such Lender on the applicable Revolving Credit Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G-1 or G-2, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b)Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12. Each optional or mandatory prepayment of Term Loans shall be applied ratably to the Term Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Term Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.14(d). Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i)any mandatory prepayments of Term Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments (a) in the case of the Term Loans, first in direct order to the unpaid amounts due on the next succeeding eight Term Loan Installment Dates, and then on a pro rata basis to the then remaining scheduled amortization installments in respect of such Term Loans and (b) in the case of any other Term Loans, in the order specified in the applicable Permitted Amendment, and

(ii)any optional prepayments of Term Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by the US Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c)The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Each repayment of a Borrowing (x) in the case of a Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective US Tranche Revolving Credit Exposures or Canadian Tranche Revolving Credit Exposures, as the case may be, of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Voluntary prepayments made by the Canadian Borrower will only be applied to Canadian Tranche Revolving Credit Borrowings made by it. In the event the US Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Revolving Credit Borrowings to the full extent thereof (ratably among Revolving Credit Facilities); and

second, to prepay the Term Borrowings ratably (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d)Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e)In the event that, prior to the date that is six (6) months after the Closing Date, the US Borrower (i) makes any repayment, prepayment, purchase or buyback of Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the US Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Loan Lenders (including any Non-Consenting Lender) (x) in the case of clause (i), a prepayment premium of 1.0% of the aggregate principal amount of the Term Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.0% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment that are subject to such Repricing Event.

(f)Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Term Loans pursuant to this Section 2.12(f) on the following basis:

(i)Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of a Class (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii)In connection with any Auction, each Term Loan Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Term Loans which shall be in increments of $1,000,000 or in an amount equal to such Term Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”). Term Loan Lenders may only submit one Return Bid per Auction. In addition to the Return

Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii)Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the US Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase Term Loans (or the respective portions thereof) from each Term Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the US Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due;

(iv)Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Administrative Agent other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the US Borrower; and

(v)The repurchases by any Purchasing Borrower Party of Term Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Term Loan Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) as of the date of such repurchase the Purchasing Borrower Party shall make a representation to the Qualifying Lender assigning the Term Loan (unless the making of such representation is waived by such Qualifying Lender) that it is not aware of any material non-public information with respect to the business of the US Borrower or any of the Subsidiaries or their respective securities that (x) has not been disclosed to such Qualifying Lender prior to such date and (y) if made public would reasonably be expected to have a material effect upon, or otherwise be material to, a Term Loan Lender’s decision to assign the Term Loans to the Purchasing Borrower Party (other than because such Qualifying Lender does not wish to receive material non-public information with respect to the business of the Purchasing Borrower Party or any of the Subsidiaries), (D) any Term Loan Loans

repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party and (E) at the time of (and after giving effect to) any such repurchase no Revolving Credit Loans shall be outstanding.

2.13Fees. (a) The US Borrower agrees to pay to the Administrative Agent for the account of each US Tranche Revolving Credit Lender, a revolving credit facility fee, which shall accrue at the Revolving Credit Facility Fee Rate, on the daily amount of the aggregate US Tranche Revolving Credit Commitment outstanding, whether drawn or undrawn (or, if the US Tranche Revolving Credit Commitments shall have expired or terminated and there is any remaining US Tranche Revolving Credit Exposure with respect to Loans made or Letters of Credit issued under the US Revolving Credit Facility, on the daily amount of such US Tranche Revolving Credit Exposure), of such Lender during the period from and including the Closing Date to but excluding the date on which such US Tranche Revolving Credit Commitments terminates. The US Borrower agrees to pay to the Administrative Agent for the account of each Canadian Tranche Revolving Credit Lender a revolving credit facility fee, which shall accrue at the Revolving Credit Facility Fee Rate, on the daily amount of the aggregate Canadian Tranche Revolving Credit Commitment outstanding, whether drawn or undrawn (or, if the Canadian Tranche Revolving Credit Commitments shall have expired or terminated and there is any remaining Canadian Tranche Revolving Credit Exposure with respect to Loans made or Letters of Credit issued under the Canadian Revolving Credit Facility, on the US Dollar Equivalent of the daily amount of such Canadian Tranche Revolving Credit Exposure), of such Lender during the period from and including the Closing Date to but excluding the date on which such Canadian Tranche Revolving Credit Commitments terminates. The foregoing notwithstanding, the applicable lenders may consent to a different revolving credit facility fee to be paid pursuant to the terms of any applicable Incremental Facility Amendment, Replacement Facility Amendment or Extension Offer. Accrued revolving credit facility fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of September 2016. All revolving credit facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)(i) The US Borrower agrees to pay to the Administrative Agent for the account of each US Tranche Revolving Credit Lender a participation fee with respect to its participations in US Tranche Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Credit Loans, on the average daily amount of such Lender’s LC Exposure in respect of US Tranche Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s US Tranche Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any US Tranche Letters of Credit. The US Borrower agrees to pay to the Administrative Agent for the account of each Canadian Tranche Revolving Credit Lender a participation fee with respect to its participations in Canadian Tranche Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Credit Loans, on the average daily amount of such Lender’s LC Exposure in respect of Canadian Tranche Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Canadian Tranche Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Canadian Tranche Letters of Credit. Each Borrower, severally but not jointly, agrees to pay to each Issuing Bank a fronting fee, which shall accrue at the rate equal to the greater of (x) $500.00 and (y) 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Borrower during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of September 2016; provided that any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The US Borrower agrees to pay to the Administrative Agent, for its own account, the fees described in the Administrative Agent Fee Letter dated August 3, 2016, by and between the US Borrower and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14Mandatory Prepayments. (a) If Indebtedness is incurred by Holdings, the US Borrower or any of its Restricted Subsidiaries (other than Indebtedness permitted under Section 6.2), then on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e). The provisions of this Section 2.14 do not constitute a consent to the incurrence of any Indebtedness by Holdings, the US Borrower or any of its Restricted Subsidiaries.

(b)    If on any date Holdings, the US Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, no later than five (5) Business Days after the date of receipt by Holdings, the US Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, an amount equal to 100% of the amount of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e); provided that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon), (ii) the provisions of this Section 2.14 do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5 and (iii) if at the time that any such prepayment would be required, the US Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay Permitted Term Loan

Refinancing Indebtedness that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Permitted Term Loan Refinancing Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the US Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding). Notwithstanding the foregoing, with respect to any Foreign Asset Sale, the US Borrower may elect to reduce the amount of such prepayment by the amount of any Restricted Asset Sale Proceeds included in such Net Cash Proceeds; provided, that the US Borrower shall use its commercially reasonable efforts to repatriate any amounts constituting Restricted Asset Sale Proceeds pursuant to clause (a) of the definition thereof as promptly as practicable following the date of such prepayment. To the extent the US Borrower does not repatriate any such Restricted Asset Sale Proceeds, the US Borrower shall, to the extent applicable, prepay Term Loans and/or cause Indebtedness of the Foreign Subsidiary that generated the Restricted Asset Sale Proceeds to be permanently prepaid in an aggregate amount equal to the corresponding Restricted Asset Sale Payment Amount on or prior to the first anniversary of the original prepayment date for the related Foreign Asset Sale.

(c)    If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the US Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term Loans (together with accrued interest thereon), as set forth in Section 2.14(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the date on which the financial statements of the US Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders. Notwithstanding the foregoing, the US Borrower may elect to reduce the amount of such prepayment by an amount equal to the ECF Percentage of Restricted ECF, if any, for such Excess Cash Flow; provided, that the US Borrower shall use its commercially reasonable efforts to repatriate such applicable percentage of amounts constituting Restricted ECF pursuant to clause (b) of the definition thereof as promptly as practicable following the Excess Cash Flow Application Date (and upon any such repatriation, shall prepay the Term Loans by the amount thereof in accordance with this Section 2.14(c)). To the extent the US Borrower does not repatriate the applicable percentage of Restricted ECF, the US Borrower shall, to the extent applicable, prepay Term Loans and/or cause Indebtedness of the applicable Foreign Subsidiary to be permanently prepaid in an aggregate amount equal to the corresponding Restricted ECF Payment Amount for the applicable Excess Cash Flow Period on or prior to the first anniversary of the date that the original payment was required to have been made pursuant to the terms of this Section 2.14(c).

(d)The US Borrower shall apply, on a dollar-for-dollar basis, all of the Net Cash Proceeds of any Replacement Term Loans and the Net Cash Proceeds of any Permitted Term Loan Refinancing Indebtedness (that is incurred to refinance Term Loans) to the repayment of Term Loans to be repaid from such Net Cash Proceeds on the date such Net Cash Proceeds are received. Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining scheduled amortization installments of the Term Loans of such Class in the order specified in Section 2.12(b)(ii).

(e)Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Loans of such Class; provided, however, that if any Lenders exercise the right to waive a given mandatory prepayment of any Class of Term Loans pursuant to Section 2.14(f), then such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Term Loans of the accepting Lenders of such Class being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided, further, that the US Borrower may elect (except in the case of a prepayment pursuant to Section 2.14(d)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the Administrative Agent to secure the Obligations and applied thereafter to prepay the Eurocurrency Loans on the last day of the next expiring Interest Period for Eurocurrency Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurocurrency Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurocurrency Loan, and (B) (x) at any time while a Specified Default has occurred and is continuing, the Administrative Agent may, and (y) at any time while a Default or Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall, apply any or all of such amounts to the payment of Eurocurrency Loans. Notwithstanding anything to the contrary herein, if at any time a mandatory prepayment of Term Loans is required to be made pursuant to this Section 2.14 there are no Term Loans outstanding, the mandatory prepayment amounts shall be applied to prepay outstanding Revolving Credit Borrowings; provided that no corresponding permanent reduction of Revolving Credit Commitments will be required.

(f)Notwithstanding anything in this Section 2.14 to the contrary, any Term Loan Lender (and, to the extent provided in the applicable Permitted Amendment, any other Term Loan Lender) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one (1) Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Term Loans pursuant to this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the US Borrower.

(g)If for any reason, (i) the Total US Tranche Revolving Credit Exposure exceeds the sum of the total US Tranche Revolving Credit Commitments then in effect (including after giving effect to any reduction in the US Tranche Revolving Credit Commitments pursuant to Section 2.10), the US Borrower shall immediately prepay US Tranche Revolving Credit Loans and/or cash collateralize the US Tranche Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess or (ii) the sum of the Total Canadian Tranche Revolving Credit Exposure exceeds the sum of the total Canadian Tranche Revolving Credit Commitments then in effect (including after giving effect to any reduction in the Canadian Tranche Revolving Credit Commitments pursuant to Section 2.10), the applicable Borrower shall immediately prepay Canadian Tranche Revolving Credit Loans and/or cash collateralize the Canadian Tranche Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess.

2.15Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate (in the case of Borrowings denominated in US Dollars) or CDOR Rate (in the case of Borrowings denominated in Canadian Dollars) for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Following the occurrence and during the continuation of a Specified Default, the applicable Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.15 or (ii) in the case of any other overdue amount, 2.0% plus the rate applicable to ABR Term Loans as provided in paragraph (a) of this Section 2.15.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days except that interest computed by reference to the Alternate Base Rate that is determined by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or CDOR Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence absent manifest error.

(f)Notwithstanding anything to the contrary in the foregoing clauses (a), (b) and (c), and to the extent in compliance with Section 2.23, 2.24 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or Replacement Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

2.16Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)the Administrative Agent determines (which determination shall be prima facie evidence absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Revolving Credit Borrowing, in the case of Borrowing Request for a Borrowing denominated in US Dollars, such Borrowing shall be made as, or converted to, an ABR Borrowing and in the case of a Borrowing Request for a Borrowing denominated in Canadian Dollars, such Borrowing shall be made as a Borrowing accruing interest at a rate per annum from time to time determined by the Administrative Agent with the approval of the Majority Facility Lenders of the Canadian Revolving Credit Facility to be the average rate charged to borrowers of similar credit quality as the Borrowers in Canadian Dollars plus the Applicable Margin for ABR Borrowings in effect at such time (the “Canadian Base Rate”).
2.17Increased Costs. (a) If any Change in Law shall:

(i)subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (excluding (A) Indemnified Taxes covered under Section 2.19, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurocurrency Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent or such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, in each case, that the Administrative Agent or such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

(c)A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the applicable Borrower and shall be prima facie evidence absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the US Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate or CDOR Rate, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans (in the case of Loans denominated in US Dollars) or to Loans accruing interest at the Canadian Base Rate (in the case of Loans denominated in Canadian Dollars), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

2.18Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.21(c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) or the CDOR Rate (determined without regard to the last proviso in the definition thereof), in each case that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the applicable Borrower and shall be prima facie evidence absent manifest error. Absent manifest error in the determination of such amount, the applicable Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

2.19Taxes. (a) Any and all payments by or on account of any obligation of any Loan Agreement Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required by Requirement of Tax Law to deduct any Taxes from such payments, then (i) in the case of deduction for Indemnified Taxes or Other Taxes the sum payable shall be increased by the applicable Loan Agreement Party as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b)In addition, the applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The US Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the US Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the US Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be prima facie evidence absent manifest error.

(d)The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Canadian Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the US Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be prima facie evidence absent manifest error.

(e)As soon as practicable after any payment of Taxes by a Loan Agreement Party to a Governmental Authority, the Loan Agreement Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)(i)    Each Lender or Issuing Bank other than a Foreign Lender shall deliver to the US Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender or Issuing Bank is exempt from United States Federal withholding Tax. Each Foreign Lender shall deliver to the US Borrower and the Administrative Agent (i) two properly completed and duly executed originals of the applicable U.S. IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from United States Federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certificate in the form attached hereto as Exhibit H-1, H-2, H-3 or H-4, as applicable, and two properly completed and duly executed originals of the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, or (iii) any other form prescribed by any applicable requirements of United States Federal income tax law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by any applicable requirements of law to permit the US Borrower and the Administrative Agent to determine the deduction required to be made, in each case, certifying such Foreign Lender’s entitlement to an exemption from or a reduction in United States Federal withholding Tax with respect to payments of interest to be made hereunder or under any other Loan Documents. Such forms shall be delivered by each Lender or Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the US Borrower or the Administrative Agent. In addition, each Lender or Issuing Bank shall promptly deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Lender or Issuing Bank. Each Lender or Issuing Bank shall promptly notify the US Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Any Lender or Issuing Bank, if requested by the Administrative Agent or a Borrower, shall deliver such other documentation prescribed by or reasonably requested by the Administrative Agent or such Borrower as will enable the Administrative Agent or such Borrower to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements or entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document.

(ii)If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to United States Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised and/or updated documentation sufficient for the applicable Withholding Agent to confirm as to whether such Lender or Issuing Bank has complied with their respective obligations under FATCA. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)Notwithstanding any other provision of this Section 2.19, a Lender shall not be required to deliver any form pursuant to this Section 2.19 that such Lender is not legally able to deliver.

(h)Each Lender or Issuing Bank shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.19(f)(ii), any amounts subsequently determined by a Governmental Authority to be subject to United States Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Withholding Agent shall be prima facie evidence absent manifest error.

(i)If the Administrative Agent, or any Lender or Issuing Bank, determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Agreement Party or with respect to which a Loan Agreement Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Agreement Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Agreement Party under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Agreement Party, upon the request of the Administrative Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Agreement Party pursuant to this Section 2.19(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section 2.19(i) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the US Borrower, the Canadian Borrower or any other Person.

(j)For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders and Issuing Banks hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

2.20Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars. Any Term Loans paid or prepaid may not be reborrowed.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the rate reasonably determined by the Administrative

Agent to be the cost to it of funding such amount (in the case of an amount denominated in Canadian Dollars).

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if a Borrower is required to pay any other amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The applicable Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b)If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if a Borrower is required to pay any other amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the applicable Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrowers, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent and each Issuing Bank if so required thereunder); provided that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrowers owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Non-Consenting Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Non-Consenting Lender as of such termination date; provided that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

2.22Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b)the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (i), (ii), (iii) or (v) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender;

(c)if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the US Revolving Credit Facility or Canadian Revolving Credit Facility, as applicable, but only to the extent (A) (x) the sum of all non-Defaulting Lenders’ US Tranche Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to US Tranche Letters of Credit does not exceed the total of all non-Defaulting Lenders’ US Tranche Revolving Credit Commitments and (y) the sum of all non-Defaulting Lenders’ Canadian Tranche Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to Canadian Tranche Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Canadian Tranche Revolving Credit Commitments and (B) (1) the US Tranche Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the US Tranche Revolving Credit Commitment of such non-Defaulting Lender and (2) the Canadian Tranche Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Canadian Tranche Revolving Credit Commitment of such non-Defaulting Lender;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7 for so long as such LC Exposure is outstanding;

(iii)if a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by such Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.22(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ US Tranche Percentages and Canadian Tranche Percentages, as applicable;

(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)if a Defaulting Lender has Canadian Tranche Revolving Credit Commitments or US Tranche Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Canadian Tranche Letters of Credit or US Tranche Letters of Credit, as applicable, the Canadian Tranche Percentage or the US Tranche Percentage, as applicable, of each non-Defaulting Lender with a Canadian Tranche Revolving Credit Commitment or US Tranche Revolving Credit Commitment, as applicable, shall be computed without giving effect to the Canadian Tranche Revolving Credit Commitment or US Tranche Revolving Credit Commitment, as applicable, of the Defaulting Lender.

In the event that the Administrative Agent, each Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.23Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the US Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur additional Term Loans or add one or more additional tranches of term loans (the “Other Term Loans” and, together with any additional Term Loans incurred pursuant to this Section 2.23, “Incremental Term Loans”) or one or more increases in the Revolving Credit Commitments (“Incremental Revolving Commitments”; each such increase or tranche, an “Incremental Facility”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, no Default or Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time, the greater of (x) the sum of (1) $100,000,000 plus (2) (A) the amount of all optional prepayments of Term Loan Borrowings in accordance with Section 2.12(a) and (B) the amount of all optional prepayments of Revolving Credit Borrowings in accordance with Section 2.12(a) to the extent such prepayment is accompanied by a permanent reduction of Revolving Credit Commitments in accordance with Section 2.10(b), in each case, so long as such prepayment was not funded with the proceeds of any long-term Indebtedness (other than incurred under revolving credit facilities) minus (3) the aggregate amount of all Incremental Facilities established prior to such time pursuant to this Section 2.23 (the amount available under this clause (x), the “Dollar Basket”) and (y) such other amount (each such Incremental Facility incurred under this clause (y), a “Ratio-Based Incremental Facility”) so long as, upon the effectiveness of each Incremental Facility Amendment, the First Lien Leverage Ratio, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Ratio-Based Incremental Facility), in each case, as if such Ratio-Based Incremental Facility (and Revolving Credit Loans in an amount equal to the full amount of any such Incremental Revolving Commitments) had been outstanding on the last day of such Relevant Reference Period shall not exceed 3.50:1.00; provided that (i) the First Lien Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Incremental Facility (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Leverage Ratio) and (ii) any Indebtedness incurred under any Incremental Facility pursuant to the Dollar Basket and concurrently with such Ratio-Based Incremental Facility shall not be included for purposes of determining the First Lien Leverage Ratio in connection with the incurrence of such Ratio-Based Incremental Facility. Unless elected otherwise by the US borrower, any Incremental Facility and Incremental Equivalent Debt shall be deemed to have been incurred first, in reliance of clause (y) above to the extent thereof, second, in reliance on clause (x)(2) above to the extent thereof and third, in reliance on clause (x)(1) above to the extent thereof. All Incremental Term Loans and Incremental Revolving Commitments shall be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 in the case of Incremental Term Loans or $5,000,000 in the case of Incremental Revolving Commitments (or in each case such lesser minimum amount reasonably approved by the Administrative Agent); provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability under the Dollar Basket or in respect of Ratio-Based Incremental Facilities.

(b)Any Incremental Term Loans in the form of Other Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the Revolving Credit Commitments and the other outstanding Term Loans as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and shall not be guaranteed by any Subsidiary that is not also a Guarantor, (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility

Amendment, less favorably than) the other outstanding Term Loans and (iii) other than amortization, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Incremental Facility Amendment), shall have the same terms as the Term Loans or such terms as are reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of the Lenders providing such Other Term Loans, such financial maintenance covenant shall be deemed reasonably satisfactory to the Administrative Agent and no further consent from the Administrative Agent or any of the Lenders of other outstanding Term Loans shall be required so long as such financial maintenance covenant (1) is also added for the benefit of all then outstanding Term Loans or (2) only becomes applicable after the Latest Maturity Date of the then outstanding Term Loans); provided that (A) in respect of any Other Term Loans that are incurred within eighteen (18) months of the Closing Date, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Other Term Loans and (2) four (4) years) payable to all Lenders providing such Other Term Loans (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Other Term Loans)) on such Other Term Loans determined as of the initial funding date for such Other Term Loans exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Term Loans or any then existing Incremental Term Loans, as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Term Loans or such then existing Incremental Term Loans, as applicable, shall be adjusted and/or the US Borrower will pay additional fees to Lenders holding Term Loans or such then existing Incremental Term Loans, as applicable, in order that such effective yield on such Other Term Loans shall not exceed such effective yield on the Term Loans or such then existing Incremental Term Loans by more than 0.50%; provided that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Other Term Loans, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Term Loans or such then-existing Incremental Term Loans, as applicable (or if no interest rate benchmark floor applies to the Term Loans or such then-existing Incremental Term Loans, as applicable, at such time, an interest rate benchmark floor shall be added), (B) any Other Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Term Loans or then existing Incremental Term Loans and (C) any Other Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Term Loans or then existing Incremental Term Loans, as applicable. Any Incremental Revolving Commitment shall be on terms identical to the Revolving Credit Commitments under the Revolving Credit Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Revolving Commitment shall be deemed a Revolving Credit Commitment of the applicable Revolving Credit Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Revolving Commitments will not create a separate Revolving Credit Facility and such Incremental Revolving Commitments be deemed a part of the applicable Revolving Credit Facility); provided that the Applicable Margin and the Revolving Credit Facility Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Commitment such that the Applicable Margin and the

Revolving Credit Facility Fee Rate of such Revolving Credit Commitments are identical to those of the Incremental Revolving Commitments. Any Incremental Term Loans that are not Other Term Loans shall be on terms identical to the Term Loans and, for the avoidance of doubt, such Incremental Term Loans shall be deemed a Term Loan pursuant to the applicable Incremental Facility Amendment.

(c)Each notice from any Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments; provided that any notice for Incremental Term Loans shall specify whether the Incremental Term Loans will be incurred in the form of additional Term Loans or Other Term Loans. Any Additional Lenders that elect to extend Incremental Term Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the US Borrower and to the extent such Incremental Revolving Commitments are in respect of the Canadian Revolving Credit Facility, the Canadian Borrower, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent and, with respect to any Incremental Revolving Commitment, each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the US Borrower and, to the extent relating to the Canadian Revolving Credit Facility, the Canadian Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the applicable Borrowers, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees. Commitments in respect of any Incremental Term Loans or Incremental Revolving Commitments shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the applicable Borrowers, to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of making any extension of credit in Section 4.2 shall be deemed to refer to the Incremental Facility Closing Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that, in connection with the incurrence of any Acquisition-Related Incremental Financing, then (x) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (A) the Specified Representations and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the US Borrower (or any Subsidiary of Holdings or the US Borrower) has the right to terminate the obligations of Holdings, the US Borrower or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement) and (y) to the extent agreed to by the persons providing such Incremental Facilities, the only Defaults or Events of Default, the absence of which shall be required to be satisfied shall be the Specified Defaults. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the US Borrower and the Restricted Subsidiaries. Upon each increase in the Revolving Credit Commitments of a Revolving Credit Facility pursuant to this Section 2.23, each Revolving Credit Lender under such Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit under the applicable Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender in such Revolving Credit Facility (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders in such Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the US Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Commitment, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the applicable Revolving Credit Facility. The foregoing may be accomplished at the discretion of the Administrative Agent, following consultation with the US Borrower, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Administrative Agent and the US Borrower, and any such prepayment or assignment shall be subject to Section 2.18 but shall otherwise be without premium or penalty. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.3 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(d)At any time and from time to time, subject to the terms and conditions set forth herein, the US Borrower may, subject to providing notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a); provided that, for purposes of determining the amount available under Section 2.23(a), all Incremental Equivalent Debt will be deemed to constitute Consolidated First Lien Debt irrespective of whether the terms of the notes or loans constituting such Incremental Equivalent Debt satisfy the requirements in the definition thereof; provided, further, that the incurrence of any Incremental Equivalent Debt shall reduce, on a dollar-for-dollar basis, the aggregate amount of Incremental Facilities permitted to be incurred under Section 2.23(a); provided, further, that (A) in respect of any Incremental Equivalent Debt consisting of term loans which are secured by any Collateral on a pari passu with the Obligations that are incurred within eighteen (18) months of the Closing Date, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Incremental Equivalent Debt and (2) four (4) years) payable to all lenders providing such Incremental Equivalent Debt (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders (in their capacity as such) providing such Incremental Equivalent Debt)) on such Incremental Equivalent Debt determined as of the initial funding date for such Incremental Equivalent Debt exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Term Loans or any then existing Incremental Term Loans which are secured by any Collateral on a pari passu basis with the Obligations, as applicable, immediately prior to the incurrence of such Incremental Equivalent Debt by more than 0.50%, the Applicable Margin relating to the Term Loans or such then existing Incremental Term Loans, as applicable, shall be adjusted and/or the US Borrower will pay additional fees to Lenders holding Term Loans or such then existing Incremental Term Loans, as applicable, in order that such effective yield on such Incremental Equivalent Debt shall not exceed such effective yield on the Term Loans or such then existing Incremental Term Loans by more than 0.50%; provided that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Incremental Equivalent Debt, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Term Loans or such then-existing Incremental Term Loans, as applicable (or if no interest rate benchmark floor applies to the Term Loans or such then-existing Incremental Term Loans, as applicable, at such time, an interest rate benchmark floor shall be added). As a condition precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) the US Borrower shall deliver to the Administrative Agent a certificate of the US Borrower dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of the US Borrower, certifying and attaching the resolutions adopted by the US Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent Debt and the issuance of such Incremental Equivalent Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vii) have been satisfied, (ii) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, shall not be secured by any assets not constituting Collateral, (iii) such

Incremental Equivalent Debt shall have a final maturity no earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall (A) not be shorter than 91 days plus the Weighted Average Life to Maturity of any remaining Term Loans, or (B) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions), (v) no Default or Event of Default (or, in the case of any Acquisition-Related Incremental Financing, and to the extent agreed to by the persons providing such Incremental Equivalent Debt, no Specified Default) shall have occurred and be continuing or would result from the issuance of such Incremental Equivalent Debt and (vi) all fees and expenses owing to the Administrative Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full.

(e)Notwithstanding anything to the contrary in this Section 2.23, with respect to any Acquisition-Related Incremental Financing, for purposes of determining (i) compliance with any financial ratio (other than for purposes of Section 6.1) or (ii) availability under baskets (including baskets measured as a percentage of Total Assets), in each case, in connection with such or any subsequent Permitted Acquisition, Investment or other transaction, Holdings, the US Borrower and its Restricted Subsidiaries shall have the option of making any such determinations as of the date the definitive agreement for the transaction related to such Acquisition-Related Incremental Financing is signed (and, until the date on which such Acquisition-Related Incremental Financing is consummated or the definitive agreement for the underlying Permitted Acquisition or Investment is terminated, any such financial ratio or basket shall be calculated as if the acquisition or investment, and other Pro Forma Transactions in connection therewith were consummated on such date).

2.24Replacement Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the US Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”) or replace all or a portion of the Revolving Credit Facility with a new revolving credit facility under this Agreement (the “Replacement Revolving Credit Facility”; each such replacement facility, a “Replacement Facility”); provided that at the time of each such request and upon the effectiveness of each Replacement Facility Amendment no Default or Event of Default has occurred and is continuing or shall result therefrom. Each tranche of Replacement Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000 (or such lesser minimum amount reasonably approved by the Administrative Agent) and shall not exceed the principal amount of the Term Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans). The amount of each Replacement Revolving Credit Facility shall not exceed the amount of the Revolving Credit Facilities being replaced (plus the amount of fees, expenses, original issue discount, and upfront fees incurred in connection with such Replacement Revolving Credit Facility). The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the Class of Term Loans that such Replacement Term Loans are replacing.

(b)Any Replacement Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the Revolving Credit Commitments and the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and (ii) other than voluntary prepayment, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have the same terms as (or, to the extent set forth in the relevant Replacement Facility Amendment, terms, when taken as a whole, not materially more favorable (as determined in good faith by the Borrower) to the lenders providing such Replacement Term Loans than the terms applicable to) the Term Loans being replaced (except with respect to terms that (A) are also added for benefit of all of the then outstanding Term Loans or (B) are only applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Replacement Term Loans); provided that (A) any Replacement Term Loans shall not have a final maturity date earlier than the final scheduled maturity date of the Term Loans being replaced, (B) any Replacement Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then remaining Term Loans under the applicable Class, (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably. The principal of and interest on any outstanding Revolving Credit Loans under any replaced Revolving Credit Facility, together with all fees owed by the US Borrower under such Revolving Credit Facility, shall be paid in full and all outstanding Letters of Credit will be replaced, cash collateralized or continued on terms reasonably satisfactory to the Lenders under such Revolving Credit Facility, in each case on the Replacement Facility Closing Date for such Facility. Any Replacement Revolving Credit Facility (x) shall not have a final maturity date earlier than the final scheduled maturity date of the replaced Revolving Credit Facility and (y) shall be on the terms and pursuant to the documentation applicable to the Revolving Credit Commitments under such replaced Revolving Credit Facility (other than maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums)) or on such other terms reasonably acceptable to the Administrative Agent and the US Borrower, as set forth in the relevant Replacement Facility Amendment. The obligations under any Replacement Facility shall not be guaranteed by any Person other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property other than Property that constitutes Collateral. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the US Borrower and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) are paid in full.

(c)Each notice from the US Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans and/or Replacement Revolving Credit Facility. Any Additional Lender that elects to extend Replacement Term Loans or commitments under a Replacement Revolving Credit Facility shall be reasonably satisfactory to the US Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the US Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the US Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment. No Lender shall be obligated to provide any Replacement Term Loans or commitment for any Replacement Revolving Credit Facility, unless it so agrees. Commitments in respect of any Replacement Term Loans or Replacement Revolving Credit Facility shall become Commitments under this Agreement. A Replacement Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the US Borrower, to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of making any extension of credit in Section 4.2 shall be deemed to refer to the Replacement Facility Closing Date). The proceeds of any Replacement Term Loans will be used solely to repay the replaced Facility (or replaced portion thereof). To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the applicable Borrower and the Restricted Subsidiaries. No Replacement Revolving Credit Facility may be implemented unless such Facility has provisions reasonably satisfactory to the Administrative Agent and each Issuing Bank with respect to Letters of Credit then outstanding under the Revolving Credit Facility being replaced. Only one US Revolving Credit Facility and one Canadian Revolving Credit Facility shall be in effect at any time (provided that multiple tranches of Revolving Credit Commitments may be outstanding thereunder on the terms applicable thereto pursuant to this Agreement and any applicable Permitted Amendments), and any Replacement Revolving Credit Facility shall replace the US Revolving Credit Facility, the Canadian Revolving Credit Facility, or both, as applicable, under the Loan Documents. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d)Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans or Commitments under a Replacement Revolving Credit Facility (“Replacement Revolving Credit Commitments”), the US Borrower may offer any Lender of a Term Loan Facility or then-existing Revolving Credit Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable Replacement Facility Closing Date the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Replacement Term Loans or Replacement Revolving Credit Commitments, as applicable, provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans and Replacement Revolving Credit Commitments, as applicable, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the US Borrower and the other Loan Parties (and to the extent of any Replacement Facility with respect to the Canadian Revolving Credit Facility, the Canadian Borrower) and (iv) any such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1,000,000 (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1,000,000 that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the US Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans or a new tranche of Replacement Revolving Credit Commitments.

2.25Extensions of Term Loans and Revolving Credit Commitments.(a)  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the US Borrower to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the US Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were extended, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were extended), so long as the following terms are satisfied: (i) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two different maturity dates, (ii) (1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii)(2), (ii)(3) and (iii), be set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms, or on terms that are, when taken as a whole, not materially more favorable (as determined in good faith by the Borrower) to the Extending Term Lenders than the terms and conditions, taken as a whole, applicable to, the tranche of Term Loans subject to such Extension Offer (except with respect to terms that (A) are also added for benefit of all of the then outstanding Term Loans or (B) are only applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Extended Term Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 91 days longer than the remaining Weighted Average Life to Maturity of the Class extended thereby, (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term

Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended), (iii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the US Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer and (iv) all documentation in respect of such Extension shall be consistent with the foregoing.

(b)With respect to all Extensions consummated by the US Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Credit Commitments to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c)The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension. No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the US Borrower (and the Canadian Borrower if such Extension is in respect of the Canadian Revolving Credit Facility) and each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the applicable Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the applicable Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.25. In addition, if so provided in such amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Revolving Credit Maturity Date shall be re-allocated from Lenders holding Revolving

Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extension the respective Loan Parties shall (at their expense), within ninety (90) days of the applicable Extension Amendment (or such later date as may be reasonably approved by the Administrative Agent), amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)In connection with any Extension, the US Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e)Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans or Extended Revolving Credit Commitments, the US Borrower may offer any Lender of a Term Loan Facility or Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Term Loans and additional Extended Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans and Extended Revolving Credit Commitments, as applicable, and (y) with respect to any additional Extended Term Loans shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the US Borrower and the other Loan Parties (and to the extent of any Extension Amendment with respect to the Canadian Revolving Credit Facility, the Canadian Borrower) and (iv) any such additional Extended Term Loans and additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1,000,000 (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1,000,000 that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the US Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of a new Extended Term Loans or new Extended Revolving Credit Commitments.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

3.1Financial Condition.

(a)(i) The pro forma consolidated balance sheet of Holdings as of June 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and (ii) the pro forma consolidated statements of income and cash flows of Holdings for the twelve-month period ended June 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such twelve-month period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith based on information available to Holdings as of the date of delivery thereof and assumptions believed by Holdings to be reasonable when made and at the time so furnished, and present fairly in all material respects on a pro forma basis, in the case of (i) above, the estimated financial position of Holdings (after giving effect to the Transactions as described in clause (i) above) as at June 30, 2016, and, in the case of (ii) above, the estimated results of operations for the period covered thereby (after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period).

(b)The audited consolidated balance sheets of Holdings as at December 31, 2014 and December 31, 2015, and the related consolidated statements of income, stockholders’ equity and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations, changes in stockholders’ equity and consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein) applied consistently throughout the periods involved (except as disclosed therein).

(c)The unaudited consolidated balance sheets and related statements of income and cash flows of Holdings for the fiscal quarter ended June 30, 2016, copies of which have heretofore been furnished to the Administrative Agent, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations, changes in consolidated cash flows for the fiscal quarter then ended. All such financial statements have been prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise noted therein.

3.2No Change. Since December 31, 2015, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3Corporate Existence; Compliance with Law. Each of Holdings, the US Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4Organizational Power; Authorization; Enforceable Obligations. Each Loan Agreement Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Agreement Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Agreement Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Agreement Party that is a party thereto, enforceable against each such Loan Agreement Party in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5No Legal Bar. The execution, delivery and performance by each Loan Agreement Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of Holdings, the US Borrower or any of its Restricted Subsidiaries, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrowers, threatened in writing by or against Holdings, the US Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7Ownership of Property; Liens. Each of Holdings, the US Borrower and its Restricted Subsidiaries has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect.

3.8Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) Holdings, the US Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) to the knowledge of Holdings and the Borrowers, no claim has been asserted and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does Holdings or either Borrower know of any valid basis for any such claim; and (iii) to the knowledge of Holdings and the Borrowers, the use of Company Intellectual Property by Holdings, the US Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.

3.9Taxes. Each of Holdings, the US Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Federal income and all state and other tax returns that are required to be filed and has timely paid all Federal income and all state and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the US Borrower or its Restricted Subsidiaries, as the case may be) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Borrowers, no material written claim has been asserted with respect to any Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the US Borrower or its Restricted Subsidiaries, as the case may be).

3.10Federal Regulations. No part of the proceeds of any Loans will be used by Holdings, the US Borrower or any of its Subsidiaries for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by the Administrative Agent on behalf of any Lender, the applicable Borrower will furnish to the Administrative Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U. On the Closing Date, none of Holdings, the US Borrower or any of its Subsidiaries owns any “margin stock”.

3.11ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Agreement Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) neither the US Borrower nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, (iv) no failure by any Loan Agreement Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of Holdings or the Borrowers, no such Multiemployer Plan is in Reorganization, Insolvent, in “endangered”, “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
3.12Investment Company Act. No Loan Agreement Party is an “investment company” within the meaning of the Investment Company Act of 1940.
3.13Restricted Subsidiaries
.
(a)The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Holdings as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Holdings and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by Holdings, the US Borrower and its Restricted Subsidiaries.

(b)As of the Closing Date, except as set forth on Schedule 3.13(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of the US Borrower or any Restricted Subsidiary.

(c)As of the Closing Date, the US Borrower has no Unrestricted Subsidiaries.

3.14Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date to (a) finance the Refinancing and (b) pay the Transaction Costs. Except as otherwise provided in, and subject to the limitations set forth in Section 2.4, the proceeds of the Revolving Credit Loans shall be used on the Closing Date and from time to time thereafter for general corporate purposes of the US Borrower and its Restricted Subsidiaries. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. The proceeds of the Replacement Term Loans shall be used as specified in Section 2.24. Letters of Credit (including Existing Letters of Credit) shall be used solely to support payment and other obligations incurred in the ordinary course of business by the US Borrower and its Subsidiaries.

3.15Environmental Matters. Other than exceptions to any of the following that would not, in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a)Holdings, the US Borrower and its Restricted Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are in compliance with all of their Environmental Permits;

(b)to the knowledge of Holdings, the US Borrower or any of its Restricted Subsidiaries, Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by Holdings, the US Borrower or any of its Restricted Subsidiaries, or at any other location (including any location to which Hazardous Materials have been sent by Holdings, the US Borrower or any of its Restricted Subsidiaries for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on Holdings, the US Borrower or any of its Restricted Subsidiaries, or (ii) interfere with Holdings’, the US Borrower’s or any of its Restricted Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by Holdings, the US Borrower or any of its Restricted Subsidiaries;

(c)there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which Holdings, the US Borrower or any of its Restricted Subsidiaries is named as a party that is pending or, to the knowledge of Holdings, the US Borrower or any of its Restricted Subsidiaries, threatened in writing;

(d)neither Holdings, the US Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;

(e)neither Holdings, the US Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Law or Environmental Liability; and

(f)none of Holdings, the US Borrower or any of its Restricted Subsidiaries has assumed or retained by contract, or is otherwise subject to, any Environmental Liability.

3.16Accuracy of Information, etc. None of (a) the Lender Presentation or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings, the US Borrower or the other Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information (including any projections contained in the Lender Presentation) and information of a general economic, forward looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto) , not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking statement, each of Holdings and the Borrowers represents only that it acted in good faith based upon assumptions believed by management of Holdings to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the U.S. Patent and Trademark Office and the U.S. Copyright Office and such other filings as are specified by the Guarantee and Collateral Agreement have been completed, the Lien on the Collateral created by the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior to the Liens of any other Person, except for Permitted Liens.

(b)Each of the Mortgages executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices designated by the US Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents, including Permitted Liens).

3.18Solvency. After giving effect to the Transactions to be consummated on the Closing Date, the US Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

3.19Patriot Act; FCPA; OFAC. (a) To the extent applicable, each Loan Agreement Party, is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used by Holdings, the Borrowers or any of their Subsidiaries, directly or, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or any other Anti-Corruption Laws.

(b)None of Holdings, the US Borrower or any Restricted Subsidiary nor, to the knowledge of Holdings or the US Borrower, any director, officer, agent, employee or Affiliate of Holdings, the US Borrower or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any limitations and prohibitions or any sanctions under or administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department or any other relevant sanctions authority to whose jurisdiction Holdings, the US Borrower or any Restricted Subsidiary is subject (collectively, “Sanctions”) and each is currently in compliance with all rules and regulations promulgated by OFAC, the U.S. State Department and each other relevant Sanctions authority to whose jurisdiction Holdings, the US Borrower or any Restricted Subsidiary is subject; and none of Holdings, the US Borrower or any Restricted Subsidiary will directly or, indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any Sanctions.

3.20Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

3.21Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings, the US Borrower or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrowers, threatened, (b) the hours worked by and payments made to employees of Holdings, the US Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from Holdings, the US Borrower or any Restricted Subsidiary, or for which any claim may be made against Holdings, the US Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the US Borrower or such Restricted Subsidiary. The consummation of the Transactions on the Closing Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the US Borrower or any Restricted Subsidiary is bound.

SECTION 4. CONDITIONS PRECEDENT

4.1Conditions to Initial Extension of Credit. The agreement of each Lender and Issuing Bank to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to, or concurrently with, the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each party hereto and (ii) the Guarantee and Collateral Agreement, executed and delivered by each party thereto.

(b)Refinancing. The Refinancing shall have been, or substantially concurrently with the Borrowings on the Closing Date will be, consummated.

(c)Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings for the 2014 and 2015 fiscal years and (iii) unaudited consolidated balance sheets and related statements of income and cash flows of Holdings for the fiscal quarters ended March 31, 2016 and June 30, 2016.

(d)Fees. All fees and expenses in connection with the Facilities (including reasonable and documented out-of-pocket legal fees and expenses) payable by Holdings or the US Borrower to the Lenders, the Arrangers and the Agents on or before the Closing Date shall have been paid to the extent then due; provided that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least one (1) Business Day prior to the Closing Date.

(e)Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of the US Borrower with respect to the solvency of the US Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(f)Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Agreement Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g)Other Certifications. The Administrative Agent shall have received the following:

(i)a copy of the charter or other similar organizational document of each Loan Agreement Party and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Agreement Party is organized, dated reasonably near the Closing Date, certifying that such Person is duly organized and in good standing or full force and effect under the laws of such jurisdiction; and

(iii)a certificate of the Secretary or Assistant Secretary of each Loan Agreement Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating, management or partnership agreement of such Loan Agreement Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers or members of other governing body, as applicable, of such Loan Agreement Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Agreement Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Agreement Party;

(h)Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to Holdings, the US Borrower and certain of its Subsidiaries and (ii) Osler, Hoskin & Harcourt LLP, counsel to the Canadian Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(i)Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (if such shares are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Exhibit A to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) subject to the last sentence of this Section 4.1, each promissory note required to be delivered by the Loan Parties pursuant to the Guarantee and Collateral Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)[Reserved].

(k)Security Interests. The Administrative Agent shall have received a completed Perfection Certificate, dated as of the Closing Date and signed by a Responsible Officer of the US Borrower, together with all attachments contemplated thereby, the results of a search of the Uniform Commercial Code filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and the results of the tax lien searches and copies of the financing statements and any tax lien statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements and tax lien statements (or similar documents) are permitted by Section 6.3 or have been, or will contemporaneously with the initial funding of the Loans on the Closing Date be, released or terminated. Subject to the last sentence of this Section 4.1, (A) with respect to each Mortgaged Property, the Administrative Agent shall have received a duly executed Mortgage covering such Mortgaged Property and shall have received such other deliverables relating thereto that comply with the requirements set forth in Section 5.9(b) with respect to real property (including at the reasonable request of the Administrative Agent) and (B) each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent (subject to the terms of Section 5.9(d)) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(l)Know Your Customer and Other Required Information. The Administrative Agent shall have received, no later than three (3) Business Days prior to the Closing Date, all documentation and other information about the US Borrower, the Canadian Borrower and the Guarantors as has been reasonably requested in writing by the Administrative Agent no later than five (5) Business Days prior to the Closing Date, with respect to applicable “know your customer” and anti-money laundering rules and regulations including the Act.

(m)Flood Determinations. With respect to each Mortgaged Property listed on Schedule 1.1, the Administrative Agent shall have received (a) a “life of loan” flood determination and (b) in the event such Mortgaged Property is required to be insured pursuant to the Flood Disaster

Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because improvements on such Mortgaged Property are located in an area which has been identified by the director of the Federal Emergency Management Agency as a “special flood hazard area”, the Administrative Agent shall have received (i) evidence of a policy of flood insurance that (A) covers such improvements and (B) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements as reasonably determined by the US Borrower) and complies with Regulation H and all other applicable laws and (ii) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

4.2Conditions to Each Post-Closing Extension of Credit. The agreement of each Lender to make any extension of credit (excluding a conversion of Loans to the other Type, or a continuation of Eurocurrency Loans, and except as expressly permitted under Section 2.23) requested to be made by it hereunder on any date is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties. Each of the representations and warranties made by any Loan Agreement Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect. Notwithstanding the foregoing, if the proceeds of any Revolving Credit Loan are, substantially concurrently with the receipt thereof, to be used by the US Borrower, the Canadian Borrower or any other Loan Agreement Party to finance, in whole or in part, a Permitted Acquisition, then the only representations and warranties that will be required to be true and correct in all material respects as of the date of funding thereof shall be (x) the Specified Representations and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the US Borrower (or any Subsidiary of Holdings or the US Borrower) has the right to terminate the obligations of Holdings, the US Borrower or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement.

(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.9.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurocurrency Loans) by and issuance of a Letter of Credit on behalf of one or more Borrower hereunder shall constitute a representation and warranty by Holdings and the Borrowers as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Holdings and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.7(j) or otherwise backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Holdings and the Borrowers shall and shall cause each of the Restricted Subsidiaries to:

5.1Financial Statements. Furnish to the Administrative Agent for further delivery to each Agent and each Lender:

(a)within ninety (90) days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheets of Holdings as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under the Facilities or Permitted Credit Agreement Refinancing Indebtedness or (y) any potential inability to satisfy the Financial Covenant on a future date or in a future period), by an independent certified public accountants of nationally recognized standing;

(b)within forty five (45) days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheets of Holdings as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(c)together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of Holdings by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to the foregoing sentence, to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing sentence are accompanied by a report by an independent certified public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under the Facilities or any Permitted Credit Agreement Refinancing Indebtedness or (y) any potential inability to satisfy the Financial Covenant on a future date or in a future period)).

Any financial statements required to be delivered pursuant to Section 5.1 shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent in the reasonable determination of the US Borrower it is not practicable to include any such adjustments in such financial statements, so long as the absence of such adjustments in the financial statements would not otherwise cause the US Borrower to fail to comply with obligations under the Loan Documents (including, for example, the obligation to deliver financial statements accompanied by an audit opinion meeting the requirements of Section 5.1(a)).

5.2Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (f) or (g), to the relevant Lender:

(a)concurrently with the delivery of the financial statements referred to in Section 5.1(a) (or the annual financial statements or Form 10-K referred to in the second from last paragraph of Section 5.1), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to and customarily cover in such certificates pursuant to their professional standards and customs of the profession);

(b)concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the annual or quarterly financial statements or Form 10-K or 10-Q, as applicable, referred to in the second from last paragraph of Section 5.1), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) a Compliance Certificate (provided that such Compliance Certificate shall not be required to deliver calculations with respect to the Financial Covenant unless the Financial Covenant was in effect on the last day of such fiscal quarter or fiscal year) and (iii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in the second from last paragraph of Section 5.1), an updated Perfection Certificate, signed by a Responsible Officer of each of Holdings and the US Borrower,

(A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date);

(c)as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the US Borrower, a detailed consolidated budget for the following fiscal year (it being understood that the budget is based upon good faith estimates and assumptions believed by management of Holdings and the US Borrower to be reasonable at the time made and at the time delivered, it being recognized that such budget is subject to significant uncertainties and contingencies, many of which are beyond the control of management);

(d)[reserved];

(e)within ten (10) days after the same are sent or made available, copies of all reports that Holdings or the US Borrower or any of the Restricted Subsidiaries sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that Holdings or the US Borrower or any of the Restricted Subsidiaries may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings, provided that filing of all such reports or other materials on EDGAR shall be sufficient to satisfy Holdings’ and the US Borrower’s obligations under this clause (e) (provided that (i) upon written request by the Administrative Agent, the US Borrower shall deliver copies of such reports or other materials to the Administrative Agent for further distribution to each Lender and (ii) the US Borrower shall notify the Administrative Agent of the posting of any such reports or other materials on EDGAR);

(f)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(g)promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of any Loan Agreement Party or any Restricted Subsidiary, or compliance by any such Person with the terms of the Loan Documents to which it is a party, as the Administrative Agent may from time to time reasonably request (on its own behalf or on behalf of any Lender).

5.3Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the US Borrower or its Restricted Subsidiaries, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4Conduct of Business and Maintenance of Existence, Compliance with Laws, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Holdings and the Borrowers) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, applicable Requirements of Law (including ERISA and the Act) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5Maintenance of Property; Insurance. (a)(i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition (or in such working order and condition as in existence as of the Closing Date), ordinary wear and tear excepted and (ii) maintain with insurance companies the US Borrower believes to be financially sound and reputable insurance on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the US Borrower and the Restricted Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b)Within thirty (30) days following the date hereof, any date on which a new Grantor (as defined in the Guarantee and Collateral Agreement) is added to the Guarantee and Collateral Agreement or the date the relevant policy is obtained, the Administrative Agent shall be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Grantor, and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor with respect to Collateral. The Grantors shall use commercially reasonable efforts to cause all such insurance (i) to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least thirty (30) days prior notice of the cancellation of the relevant policy of insurance and (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause.

5.6Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the US Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Holdings, the US Borrower and its Restricted Subsidiaries with officers and employees of Holdings, the US Borrower and its Restricted Subsidiaries and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one (1) visit per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the US Borrower’s expense). The Administrative Agent and the Lenders shall give the US Borrower the opportunity to participate in any discussions with the US Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the US Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes trade secrets or proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7Notices. Promptly after (or, in the case of clause (c), within thirty (30) days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a)the occurrence of any Default or Event of Default;

(b)any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c)the following events to the extent such events would have or reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to give rise to a Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the US Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(d)any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) Holdings, the US Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

5.8Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any release or threatened release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9Additional Collateral, etc. (a) subject to Section 5.9(d), with respect to any personal Property (other than Excluded Assets) acquired, created or developed (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any Loan Party, promptly (and in any event within fifteen (15) days unless otherwise agreed to by the US Borrower and the Administrative Agent) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (including schedules thereto) or such other documents as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Guarantee and Collateral Agreement, including the filing of UCC financing statements in such United States jurisdictions as may be required by the Guarantee and Collateral Agreement.

(b)With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party, as soon as reasonably practicable and in any case on or prior to ninety (90) days after such acquisition or such later date as the Administrative Agent shall reasonably agree (i) execute and deliver a first priority Mortgage (subject to Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Administrative Agent for the benefit of the Secured Parties with title and extended (to the extent available without surveys) coverage insurance covering such real property in an amount at least equal to the purchase price of such real property as well as, if available and reasonably requested by the Administrative Agent, a current ALTA survey thereof, together with a surveyor’s certificate (in form and substance reasonably satisfactory to the Administrative Agent), each of the foregoing in form and substance reasonably satisfactory to the Administrative

Agent, (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of local counsel and counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) if such Mortgaged Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because improvements on such Mortgaged Property are located in an area which has been identified by the director of the Federal Emergency Management Agency as a “special flood hazard area”, provide to the Administrative Agent (A) evidence of a policy of flood insurance that (1) covers such improvements and (2) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements as reasonably determined by the US Borrower) and complies with Regulation H and all other applicable laws and (B) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c)With respect to any new Restricted Subsidiary (other than Excluded Subsidiaries) that would constitute a Subsidiary Guarantor within the meaning of that term acquired or formed after the Closing Date promptly (and in any event within fifteen (15) days unless otherwise agreed to by the US Borrower and the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Restricted Subsidiary that is owned by such Loan Party (other than Excluded Assets), (ii) deliver to the Administrative Agent (x) the certificates, if any, representing such Capital Stock constituting certificated securities under the UCC, together with undated stock powers, in blank, and (y) any note, instrument or debt security in amount in excess of $2,000,000, together with undated instruments of transfer endorsed in blank, in each case executed and delivered by a duly authorized officer of such Loan Party to the extent required by the Guarantee and Collateral Agreement, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such Restricted Subsidiary, including the recording of instruments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, if required, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above.

(d)Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) the US Borrower and Guarantors shall not be required to grant a security interest in any Excluded Assets, (ii) no Loan Party shall be required to take any actions outside the United States to create or perfect any Liens on the Collateral (including any intellectual property registered in any jurisdiction outside the United States) and no Security Document shall be governed by the laws of any jurisdiction outside the United States, except with respect to any assets located in Canada that do not constitute Excluded Assets (to the extent reasonably requested by the Administrative Agent), (iii) the Loan Parties shall not be required to (A) deliver control agreements or (B) otherwise deliver perfection by “control” (within the meaning of the Uniform Commercial Code) (including with respect to deposit accounts, securities accounts and commodities accounts), other than delivery of stock certificates of Subsidiaries (other than Excluded Assets) and instruments, notes and debt securities (and related stock powers, instruments of transfer and endorsements) to the extent required by the Security Documents, and (iv) the Loan Parties shall not be required to perfect security interests in Collateral other than as required under the terms of the Security Documents.

5.10Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 3.14.

5.11Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets and subject to the terms of Section 5.9(d).

5.12Maintenance of Ratings. At all times, Holdings shall use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to Holdings, and each of Holdings and the US Borrower shall use commercially reasonable efforts to cause the Facilities to be continuously rated by S&P and Moody’s; provided however, that, in each case, neither Holdings nor the US Borrower shall have any obligation to maintain specific ratings from either S&P or Moody’s.

5.13Designation of Subsidiaries. (a) The board of directors of Holdings may at any time designate any Restricted Subsidiary (other than the Canadian Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing and (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of any other Indebtedness with recourse to Holdings, the US Borrower or a Restricted Subsidiary and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary.

(b)The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the US Borrower therein at the date of designation in an amount equal to the fair market value of the US Borrower’s investment therein as determined in good faith by the US Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the US Borrower in such Unrestricted Subsidiary; provided that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary, upon such redesignation the US Borrower shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the US Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the US Borrower’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the US Borrower.

5.14Post-Closing Matters. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth on Schedule 5.14, or within such longer period or periods that the Administrative Agent may reasonably permit, Holdings and the US Borrower shall, and shall cause each other Loan Party to, deliver to the Administrative Agent the documents, and perform the actions, set forth on Schedule 5.14.

SECTION 6. NEGATIVE COVENANTS

Holdings and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with the requirements of Section 2.7(j) or backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Holdings and the Borrowers shall not, and shall not permit any of the US Borrower’s Restricted Subsidiaries to:

6.1Financial Covenant. (a)  Solely with respect to the Revolving Credit Facilities and only if the Financial Covenant is in effect on the last day of the applicable fiscal quarter pursuant to paragraph (b) of this Section 6.1, permit the Total Leverage Ratio as of the last day of such fiscal quarter to exceed 5.00:1.00.

(b)The Financial Covenant shall be in effect for purposes of this Agreement if, as of the last day of the applicable fiscal quarter, the aggregate Revolving Credit Exposure (excluding (i) any Letter of Credit which has been cash collateralized or otherwise backed by another letter of credit in each case in a manner reasonably satisfactory to the applicable Issuing Bank and in an amount equal to 100% of the maximum stated amount of the applicable Letter of Credit and (ii) any undrawn Letters of Credit in an amount not to exceed $5,000,000) is greater than 30% of the aggregate Revolving Credit Commitments at such time.

6.2Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)Indebtedness pursuant to any Loan Document;

(b)Indebtedness of (i) the US Borrower to Holdings, (ii) the US Borrower to any Restricted Subsidiary and (iii) any Restricted Subsidiary to Holdings, the US Borrower or any other Restricted Subsidiary; provided that (A) any such Indebtedness that is owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein, (B) any such Indebtedness that is owing to any Loan Party shall be evidenced by a promissory note (which can be a master promissory note) that shall have been pledged pursuant to the Guarantee and Collateral Agreement and (C) any such Indebtedness owing by any Restricted Subsidiary that is not a Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7;

(c)Indebtedness consisting of (A) (i) Capital Lease Obligations, (ii) Attributable Indebtedness or (iii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (A) $45,000,000 and (B) 7.30% of Total Assets as of such time;

(d)Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d); provided that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein;

(e)Guarantee Obligations, letters of credit and similar obligations (i) made in the ordinary course of business by Holdings, the US Borrower or any of its Restricted Subsidiaries of obligations (other than in respect of Indebtedness for borrowed money) of (w) Holdings, (x) the US Borrower, (y) any Restricted Subsidiaries or (z) any joint venture of the US Borrower or any of the Restricted Subsidiaries, (ii) of Holdings, the US Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted to be incurred by the US Borrower or such Restricted Subsidiary, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of Holdings, the US Borrower or any Restricted Subsidiary in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided that (A) in the case of clause (ii), if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness, (B) in the case of clause (ii), no Guarantee Obligations, letter of credit or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted unless such Restricted Subsidiary shall also become a Subsidiary Guarantor, (C) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7, and (D) in the case of clause (i)(z) above, the aggregate amount of all obligations at any one time outstanding shall not exceed the greater of (A) $30,000,000 and (B) 4.90% of Total Assets as of such time;

(f)any unsecured senior, senior subordinated or subordinated Indebtedness incurred by Holdings, the US Borrower or its Restricted Subsidiaries so long as the Total Leverage Ratio, determined on a Pro Forma Basis (provided that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed the 5.00:1.00 at the time of incurrence thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding pursuant to this clause (f) in respect of which the primary obligor or any guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the greater of (A) $30,000,000 and (B) 4.90% of Total Assets as of such time;

(g)Indebtedness of the US Borrower or any Restricted Subsidiary, or of any Person that becomes a Restricted Subsidiary, acquired or assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7; provided that (i) such Indebtedness exists at the time the acquired person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such person becoming a Restricted Subsidiary or such asset being acquired and (ii) immediately before and after such person becomes a Restricted Subsidiary or such asset is acquired, no Default or Event of Default shall have occurred and be continuing;

(h)[reserved];

(i)Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of Holdings (or, if applicable, Successor Holdings) to the extent permitted by Section 6.6(b)(i);

(j)to the extent constituting Indebtedness, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k)to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(l)Indebtedness of Foreign Subsidiaries in an aggregate principal amount (for all Foreign Subsidiaries) not to exceed at any time the greater of (A) $30,000,000 and (B) 4.90% of Total Assets as of such time;

(m)(A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)Indebtedness in respect of Hedge Agreements entered into not for speculative purposes, to protect against exposure to interest rates, commodity prices or foreign exchange rates;

(o)additional Indebtedness of Holdings, the US Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the US Borrower and all Restricted Subsidiaries) not to exceed at any time the greater of (A) $22,500,000 and (B) 3.65% of Total Assets as of such time;

(p)(i) Permitted Term Loan Refinancing Indebtedness, (ii) Incremental Equivalent Debt, (iii) any Refinancing Indebtedness in respect of any of the foregoing and (iv) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q)Indebtedness representing deferred compensation or similar obligations to employees of the US Borrower and its Subsidiaries incurred in the ordinary course of business;

(r)Indebtedness consisting of obligations of the US Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.8 constituting acquisitions of Persons or businesses or divisions;

(s)Indebtedness incurred by the US Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within forty five (45) days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the US Borrower or its Restricted Subsidiaries, as the case may be;

(t)Indebtedness in respect of self-insurance obligations, performance, bid, release, appeal and surety bond, documentary letters of credit and performance and completion guarantees and similar obligations provided by the US Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business, and Guarantee Obligations, letters of credit and similar instruments supporting such obligations;

(u)Indebtedness incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Holdings, the US Borrower or any of its Restricted Subsidiaries other than one or more Receivables Financing Subsidiaries and pursuant to Standard Securitization Undertakings;

(v)Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2(d), (f), (g) or (h) above;

(w)so long as no Event of Default shall have occurred and be continuing, Indebtedness in an aggregate principal amount not to exceed the sum of (i) the Available Starter Basket at the time such Indebtedness is incurred plus (ii) if the Total Leverage Ratio, determined on a Pro Forma Basis, at the time of and after giving effect to such Indebtedness, is equal to or less than 4.50:1.00, the Available Builder Basket at the time such Indebtedness is incurred;

(x)Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit; and

(y)to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (x) above.

For purposes of determining covenant compliance with respect to any Indebtedness incurred in connection with any Investment permitted under Section 6.6, Holdings, the US Borrower and its Restricted Subsidiaries shall have the option of making such determination as of the date the definitive documentation for such Investment is executed, and all applicable requirements under this Agreement (including, without limitation, financial ratios, covenants, utilization of baskets, accuracy of representations and warranties and absence of default and events of default) shall be calculated and determined as of such date, as if such Indebtedness is incurred on such date.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Indebtedness, the US Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness as of any date shall be the accreted amount thereof.
6.3Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)Liens for Taxes, assessments or governmental charges or levies not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the US Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b)(i) carriers’, warehousemen’s, landlord’s, mechanics’, contractor’s, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the US Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the US Borrower or any Restricted Subsidiaries;

(d)deposits by or on behalf of Holdings, the US Borrower or any of its Restricted Subsidiaries to secure the performance of bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)easements, rights-of-way, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the US Borrower and its Restricted Subsidiaries taken as a whole; provided that none of the foregoing secures Indebtedness for borrowed money;

(f)Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, or (y) disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.2;

(g)Liens securing Indebtedness of Holdings, the US Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations); provided that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h)Liens created pursuant to the Loan Documents;

(i)any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by the US Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j)Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7(h);

(k)Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of the US Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided that (i) any Indebtedness secured thereby is permitted by Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto);

(l)Liens securing Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof; provided that the relative Lien priority thereof is set forth in an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(m)Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the US Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)(i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by the US Borrower or any Restricted Subsidiary (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p)licenses and sublicenses of Intellectual Property granted by the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q)UCC financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;

(r)Liens on property rented to, or leased by, the US Borrower or any of its Restricted Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of the US Borrower or its Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s)Liens on the assets of Foreign Subsidiaries that secure Indebtedness of such Foreign Subsidiaries permitted pursuant to Section 6.2 (and related obligations);

(t)Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of any of the foregoing and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of any of the foregoing;

(u)good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(r)) or letter of intent or purchase agreement permitted hereunder;

(v)Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed (as to Holdings, the US Borrower and all Restricted Subsidiaries) the greater of (A) $22,500,000 and (B) 3.65% of Total Assets as of such time;

(w)Liens securing Refinancing Indebtedness permitted by Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x)Liens in favor of the US Borrower or another Loan Party securing intercompany Indebtedness permitted hereunder;

(y)Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z)(i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(aa)    Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the US Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(bb)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the US Borrower and its Subsidiaries;

(cc) ground leases in respect of real property on which facilities owned or leased by the Canadian Borrower, the US Borrower or any of its Restricted Subsidiaries are located;

(dd) Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing; and

(ee) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business of the US Borrower and its Restricted Subsidiaries and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof.

For purposes of determining covenant compliance with respect to any Lien granted in connection with any Investment permitted under Section 6.7, Holdings, the US Borrower and its Restricted Subsidiaries shall have the option of making such determination as of the date the definitive documentation for such Investment is executed, and all applicable requirements under this Agreement (including, without limitation, financial ratios, covenants, utilization of baskets, accuracy of representations and warranties and absence of defaults and events of default) shall be calculated and determined as of such date, as if such Lien is granted on such date.

6.4Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a)so long as no Event of Default has occurred and is continuing, any Restricted Subsidiary of the US Borrower may be merged or consolidated with or into the US Borrower (provided that the US Borrower shall be the continuing or surviving entity) and any Restricted Subsidiary of the US Borrower may be merged, consolidated or amalgamated with or into any other Restricted Subsidiary of the US Borrower (provided that (i) in the case of any merger or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing, surviving or resulting entity, (ii) simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the US Borrower shall comply with Section 5.9 in connection therewith and (iii) in the case of any merger or consolidation involving the Canadian Borrower, the Canadian Borrower shall be the continuing or surviving entity);

(b)the US Borrower or any Restricted Subsidiary of the US Borrower may Dispose of all or substantially all of its Property or business, including by way of a merger, dissolution, liquidation or consolidation, (i) to the US Borrower or any other Loan Party or (ii) in the case of any Restricted Subsidiary, pursuant to a Disposition permitted by Section 6.5; provided that all or substantially all of the Property or business of the Canadian Borrower may only be Disposed of pursuant to Section 6.5(j) in a transaction where (1) all obligations of the Canadian Borrower in respect of the Canadian Tranche Revolving Credit Loans are repaid in full and all Canadian Tranche Revolving Credit Commitments are terminated pursuant to the terms hereof and all outstanding Letters of Credit issued to the Canadian Borrower will be cash collateralized in a manner consistent with Section 2.7(j) or otherwise backed or replaced by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank or (2) the US Borrower assumes in writing all obligations of the Canadian Borrower under this Agreement pursuant to a supplement hereto in form and substance reasonably satisfactory to the Administrative Agent;

(c)any Foreign Subsidiary (other than, except as permitted by Section 6.4(a) or (b), the Canadian Borrower) may (i) be merged or consolidated or amalgamated with or into any other Foreign Subsidiary, or (ii) Dispose of all or substantially all of its assets to any other Foreign Subsidiary;

(d)any merger or consolidation or other transaction the sole purpose of which is to (i) reincorporate or reorganize in another jurisdiction in the United States or (ii) change the form of entity shall be permitted; provided that, in the case of any such merger or consolidation involving (x) a Loan Party, a Loan Party is the surviving, continuing or resulting Person (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) and in any such case the US Borrower shall comply with Section 5.9 in connection therewith or (y) the Canadian Borrower, the Canadian Borrower is the surviving, continuing or resulting Person;

(e)any Domestic Subsidiary that is not a Guarantor may (i) be merged or consolidated with or into any other Domestic Subsidiary that is not a Guarantor or (ii) Dispose of all or substantially of its assets to any other Domestic Subsidiary that is not a Guarantor;

(f)any Investment permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; provided that in the case of any such merger, consolidation or amalgamation of (x) a Loan Party, (i) the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) and the US Borrower shall comply with Section 5.9 in connection therewith or (ii) solely in the case of the US Borrower, if the Person formed by or surviving any such merger, amalgamation or consolidation is not the US Borrower or is a Person into which the US Borrower has been liquidated (any such Person, the “Successor US Borrower”), (A) the Successor US Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor US Borrower shall expressly assume all the obligations of the US Borrower under this Agreement and the other Loan Documents to which the US Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the US Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor US Borrower will succeed to, and be substituted for, the US Borrower under this Agreement, or (y) the Canadian Borrower, the Canadian Borrower is the surviving, continuing or resulting Person;

(g)(i) any Restricted Subsidiary of the US Borrower (other than an Excluded Subsidiary (including the Canadian Borrower)) may dissolve, liquidate or wind up its affairs at any time if the US Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interest of Holdings, the US Borrower and its Restricted Subsidiaries and not materially disadvantageous to the Lenders (as determined by the US Borrower in good faith) (provided that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to the US Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted by Section 6.5), and (ii) any Excluded Subsidiary of the US Borrower (other than the Canadian Borrower) may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not have or reasonably be expected to have a Material Adverse Effect (as determined by the US Borrower in good faith);

(h)so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing, surviving or resulting Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the US Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement; and
(i)a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5.
6.5Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)the Disposition of obsolete or worn out property in the ordinary course of business;

(b)the sale of inventory and other assets held for sale in the ordinary course of business;

(c)Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d)(i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the US Borrower or any other Loan Party or the sale or issuance of any Excluded Subsidiary’s (other than the Canadian Borrower’s) Capital Stock to another Restricted Subsidiary; provided that any Guarantor’s ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e)Dispositions of receivables pursuant to factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, in each case so long as the consideration for such Dispositions is in the form of cash or retained equity or subordinated interests in the Permitted Receivables Financing Assets being sold;

(f)the Disposition of cash or Cash Equivalents;

(g)(i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property;

(h)the lease, sublease, license or sublicense of property as described in Section 6.3(i);

(i)the Disposition of surplus or other property no longer used or useful in the business of the US Borrower and its Restricted Subsidiaries in the ordinary course of business;

(j)so long as no Event of Default has occurred and is continuing at the time of closing thereof or at the time the related purchase agreement is entered into, the Disposition of other assets from and after the Closing Date so long as (i) with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $3,000,000, at least 75% of the consideration is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the US Borrower and its Restricted Subsidiaries, taken as a whole, (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $6,000,000, such sale, transfer or disposition is made at fair value (as determined by the US Borrower in good faith) and (iii) 100% of the Net Cash Proceeds are applied in accordance to Section 2.14; provided that (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the US Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and for which the US Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the US Borrower in good faith) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, does not exceed $7,500,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash and (iv) that the aggregate gross proceeds of all Dispositions in reliance upon this clause (j) shall not exceed, in any fiscal year of Holdings, the greater of (A) $75,000,000 and (B) 12.20% of Total Assets (determined as of the end of the immediately preceding fiscal year); provided that for any given fiscal year this limitation may be increased by the unused amount for the previous fiscal year and, in the event of any such carryover, Dispositions in such fiscal year will be deducted first from the carried over amount;

(k)the Disposition of assets subject to or in connection with any Recovery Event;

(l)Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m)Dispositions consisting of Investments permitted by Section 6.7;

(n)Dispositions consisting of Liens permitted by Section 6.3;

(o)Dispositions of assets pursuant to Sale and Leaseback Transactions permitted by Section 6.10;

(p)Dispositions of property to the US Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.7;

(q)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (and not for financing purposes);

(s)the unwinding of any Hedge Agreement;

(t)in order to resolve disputes that occur in the ordinary course of business, the US Borrower and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(u)the US Borrower or any Restricted Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by any applicable law;

(v)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral; and

(w)the sale or disposition, within one (1) year after the date of a Permitted Acquisition, of (i) any portion of a business or operations acquired in a Permitted Acquisition, that is, in the reasonable judgment of the US Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Holdings, the US Borrower or any Restricted Subsidiary taken as a whole or (ii) solely to the extent required by any Governmental Authority pursuant to applicable anti-trust law or other similar Requirement of Law in connection with any Permitted Acquisition, any other portion of a business or operations of Holdings, the US Borrower and the Restricted Subsidiaries, in each case, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the US Borrower), (y) no Event of Default has occurred and is continuing or would result from such disposition and (z) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings, the US Borrower or any Restricted Subsidiary solely in cash and Cash Equivalents.

6.6Limitation on Restricted Payments. Declare or pay any dividend on (other than dividends payable solely in Qualified Capital Stock of the Person making the dividend so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the US Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a)any Restricted Subsidiary may make Restricted Payments to the US Borrower or any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b)the US Borrower may pay dividends to permit Holdings or, if applicable, Successor Holdings, to (i) so long as no Event of Default has occurred and is continuing, purchase the Capital Stock of Holdings (or Successor Holdings) owned by future, present or former officers, directors, employees or consultants of Holdings, the US Borrower or its Restricted Subsidiaries or make payments to employees of Holdings, the US Borrower or its Restricted Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed, in any fiscal year of Holdings, the greater of (A) $1,500,000 and (B) 0.25% of Total Assets as of such time; provided that such amounts set forth in this clause (b)(i) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by Holdings, the US Borrower and its Restricted Subsidiaries after the Closing Date;

(c)the US Borrower may pay dividends to permit Holdings or, if applicable, Successor Holdings, to (i) pay operating costs and expenses and other corporate overhead costs and expenses (including (A) directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of Holdings or, as applicable, Successor Holdings), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of the US Borrower and its Restricted Subsidiaries, are reasonable and incurred in the ordinary course of business, (ii) pay any estimated or final Federal, state and local income Taxes due and payable by Holdings or, as applicable, Successor Holdings as the common parent of a consolidated, combined, unitary or other similar group that includes on the tax return of such group the taxable income of Holdings or, as applicable, Successor Holdings, the US Borrower and its Restricted Subsidiaries, in an amount not to exceed the aggregate amount of Taxes that Holdings (or Successor Holdings) would owe if Holdings (or Successor Holdings) were to file as the common parent of a consolidated, combined, unitary or other similar group that included on the tax return of such group the taxable income of the US Borrower and its Restricted Subsidiaries, (iii) pay taxes that are not determined by reference to income, but which are imposed on Holdings or, as applicable, Successor Holdings as a result of Holdings’ (or Successor Holdings’) ownership of the equity of the US Borrower, but only if and to the extent that Holdings (or Successor Holdings) has not received cash or other property in connection with the events or transactions giving rise to such taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to the US Borrower or any Restricted Subsidiary, pay the tax liabilities of Unrestricted Subsidiaries or tax liabilities of Holdings (or Successor Holdings) attributable to Unrestricted Subsidiaries, (v) pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, (vi) finance any Investment permitted to be made hereunder other than Section 6.7(k), and so long as (A) such dividends shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the US Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the US Borrower or a Restricted Subsidiary or (2) the merger of the Person formed or acquired into the US Borrower or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.9 and 6.4), (vii) pay costs, fees and expenses related to any unsuccessful equity or debt offering (other than any such offering intended to benefit Subsidiaries of any such parent company other than the US Borrower and its Restricted Subsidiaries) or any strategic transactions (including Investments or Dispositions) related to its ownership of the US Borrower and its Restricted Subsidiaries and (viii) make payments permitted under Section 6.9 (other than Section 6.9(c), and only to the extent such payments have not been and are not expected to be made directly by the US Borrower or a Restricted Subsidiary); provided that dividends paid pursuant to this Section 6.6(c) (other than dividends paid pursuant to clause (ii) above) are used by Holdings (or Successor Holdings) for such purpose within forty five (45) days of the receipt of such dividends or are refunded to the US Borrower;

(d)the US Borrower may pay cash dividends to Holdings to permit Holdings to pay (and Holdings may pay) cash dividends to the holders of Holdings’ Capital Stock or make any other Restricted Payment in an amount (disregarding any such dividends made by the US Borrower to Holdings to permit Holdings to make corresponding dividends or such other Restricted Payments) in an aggregate amount not to exceed the sum of (i) the Available Starter Basket at the time such cash dividend is paid plus (ii) if the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to the payment of such cash dividend, is equal to or less than 4.50:1.00, the Available Builder Basket at the time such cash dividend is paid; provided that at any time such cash dividend is paid pursuant to this clause (d), no Event of Default shall have occurred and be continuing;

(e)any non-Wholly Owned Subsidiary of the US Borrower may declare and pay cash dividends to its equity holders generally so long as the US Borrower or its respective Restricted Subsidiary that owns the equity interests in the Restricted Subsidiary paying such dividends receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends);

(f)any non-Guarantor Wholly Owned Subsidiary of the US Borrower may declare and pay cash dividends to the US Borrower or any Restricted Subsidiary of the US Borrower that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g)[reserved];

(h)to the extent constituting Restricted Payments, the US Borrower and the Restricted Subsidiaries may enter into and consummate transactions permitted by Section 6.4 or Section 6.7(d) or (s);

(i)repurchases of Capital Stock in Holdings, the US Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights (as long as Holdings, the US Borrower and the Restricted Subsidiaries make no payment in connection therewith that is not otherwise permitted hereunder);

(j)the US Borrower and any of the Restricted Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof;

(k)[reserved];

(l)the payment of any dividend or distribution within sixty days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing;

(m)other Restricted Payments in an aggregate amount not to exceed the greater of (A) $7,500,000 and (B) 1.25% of Total Assets as of such time; and

(n)Holdings, the US Borrower and any of the Restricted Subsidiaries may declare and make unlimited Restricted Payments so long as (i) immediately after the declaration of any Restricted Payment pursuant to this clause (o), no Event of Default shall have occurred and be continuing and (ii) the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 3.50:1.00.

6.7Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)investments in cash and Cash Equivalents;

(c)[reserved];

(d)loans and advances to employees, officers, directors, managers and consultants of Holdings (or any direct or indirect parent company thereof to the extent relating to the business of Holdings, the US Borrower and the Restricted Subsidiaries), the US Borrower or any Restricted Subsidiaries of the US Borrower in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of Holdings (or any direct or indirect parent thereof; provided that, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Holdings in cash) and (iii) for any other purpose in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed, at any year, the greater of (A) $3,000,000 and (B) 0.50% of Total Assets as of such time;

(e)Investments in assets useful in the business of the US Borrower and its Restricted Subsidiaries made by the US Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount; provided, that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by the US Borrower or any Subsidiary Guarantor;

(f)Investments by the US Borrower and the Restricted Subsidiaries constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of the US Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that

(i)immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;

(ii)all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition;

(iii)the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed the greater of (A) $37,500,000 and (B) 6.10% of Total Assets as of such time; and

(iv)any Person, property, assets or divisions acquired in accordance with this clause (f) shall be in the same or a generally related or ancillary line of business as the US Borrower and its Restricted Subsidiaries.

(g)Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h)advances of payroll payments to employees, officers, directors and managers of Holdings, the US Borrower and the Restricted Subsidiaries in the ordinary course of business;

(i)Investments by the US Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries in an aggregate amount not to exceed, at any time outstanding, the greater of (A) $15,000,000 and (B) 2.45% of Total Assets as of such time minus the aggregate amount of Investments under Section 6.7(j);
(j)Investments by the US Borrower or any Guarantor in any Restricted Subsidiary that is not a Loan Party in an aggregate amount not to exceed the greater of (A) $15,000,000 and (B) 2.45% of Total Assets as of such time minus the aggregate amount of Investments under Section 6.7(i);
(k)Investments by (i) the Loan Parties in any other Loan Party, (ii) any Restricted Subsidiaries in the US Borrower or any Subsidiary Guarantor, (iii) the US Borrower in the Canadian Borrower solely to the extent the US Borrower pays fees, costs, expenses, other amounts or makes reimbursements in respect of the Canadian Tranche Revolving Credit Loans and Canadian Tranche Letters of Credit on behalf of the Canadian Borrower to the extent such payments constitute an Investment, (iv) the Loan Parties in the Canadian Borrower solely to the extent constituting Guarantees of Indebtedness permitted under Section 6.2(a) and (v) any Excluded Subsidiary in any other Excluded Subsidiary; provided that any such Investments made pursuant to this clause (k) in the form of intercompany loans shall be evidenced by notes that have been pledged to the extent required by the Security Documents, Section 5.9 or Section 5.11 (individually or pursuant to a global note (including the Subordinated Intercompany Note)) to the Administrative Agent for the benefit of the Lenders;

(l)Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;

(m)Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(m) and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(n)the US Borrower and its Restricted Subsidiaries may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;
(o)Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(p)Investments consisting of Restricted Payments permitted by Section 6.6;

(q)Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the US Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the US Borrower; provided that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(r)Investments consisting of good faith deposits made in accordance with Section 6.3(u);

(s)other Investments in an aggregate amount not to exceed the greater of (A) $15,000,000 and (B) 2.45% of Total Assets as of such time;

(t)so long as no Event of Default shall have occurred and be continuing, other Investments in an aggregate amount not to exceed the sum of (i) the Available Starter Basket at the time of such Investment plus (ii) if the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such Investment, is equal to or less than 4.50:1.00, the Available Builder Basket at the time of such Investment;

(u)deposits made in the ordinary course of business to secure the performance of leases or in connection with bidding on government contracts;

(v)advances in connection with purchases of goods or services in the ordinary course of business;

(w)Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;

(x)Investments consisting of Liens permitted under Section 6.3;

(y)Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(f);

(z)Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of Holdings or Capital Stock of any direct or indirect parent company of Holdings;

(aa)(i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(bb) [reserved];

(cc)    loans and advances to Holdings (or, to the extent applicable, Successor Holdings) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 6.6;

(dd)Investments funded with Excluded Contributions; and

(ee)    the US Borrower and its Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the US Borrower or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim.

For purposes of determining covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment and (y) Holdings, the US Borrowers and its Restricted Subsidiaries shall have the option of making such determinations as of the date the definitive documentation for the Investment is executed, and all applicable requirements under this Agreement (including, without limitation, financial ratios, covenants, utilization of baskets, accuracy of representations and warranties and absence of defaults and events of default) and any other Pro Forma Transaction in connection therewith shall be calculated and determined as of such date, as if such Investment or such other Pro Forma Transaction is consummated on such date.

6.8Limitation on Optional Payments and Modifications of Junior Debt Instruments, etc. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise satisfy, any Junior Debt other than (i) with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) so long as no Event of Default shall have occurred and be continuing, in an aggregate amount not to exceed the sum of (A) the Available Starter Basket at the time of such payment, prepayment, repurchase or redemption or defeasance of Junior Debt plus (B) if the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such payment, prepayment, repurchase or redemption or defeasance or other satisfaction, is equal to or less than 4.50:1.00, the Available Builder Basket at the time of such payment, prepayment, repurchase or redemption or defeasance or other satisfaction of Junior Debt, or (iii) the conversion of such Junior Debt to Qualified Capital Stock of Holdings or Capital Stock of any direct or indirect parent company of Holdings, or (b) amend, modify or otherwise change (pursuant to a waiver or otherwise) any of the terms of any Junior Debt (other than any such amendment, modification or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Holdings, the US Borrower or any of its Restricted Subsidiaries or (ii) does not otherwise adversely affect the Lenders in any material respect), in each case other than (A) pursuant to a refinancing permitted by clause (a)(i) above, (B) to the extent such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (C) if immediately after giving effect thereto such Junior Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Debt was incurred at such time and had not previously been incurred).

6.9Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the US Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise not prohibited under this Agreement and is on fair and reasonable terms not materially less favorable to the US Borrower and its Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the US Borrower and its Restricted Subsidiaries may (a) [reserved], (b) enter into and consummate the transactions listed on Schedule 6.9, (c) make Restricted Payments permitted pursuant to Section 6.6, (d)(i) make Investments in Unrestricted Subsidiaries permitted by Section 6.7 and (ii) make Investments permitted by Section 6.7(a), (d), (h), (s) or (t), (e) [reserved], (f) enter into employment and severance arrangements with officers, directors and employees of Holdings (or, if applicable, Successor Holdings), the US Borrower and the Restricted Subsidiaries and, to the extent relating to services performed for Holdings, the US Borrower and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided that any purchase of Capital Stock of Holdings (or, if applicable, Successor Holdings) in connection with the foregoing shall be subject to Section 6.6, (g) [reserved], (h) issue or transfer Capital Stock (other than Disqualified Capital Stock) of Holdings (or, if applicable, Successor Holdings) to any direct or indirect parent company of Holdings or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the US Borrower or any of its Subsidiaries or any direct or indirect parent company thereof to the extent otherwise permitted by this Agreement, (i) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the US Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder, (j) [reserved], (k) transactions between a Borrower or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of the US Borrower or any direct or indirect parent of the US Borrower; provided, however, that such director abstains from voting as a director of the US Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person, (l) make or accept any contribution to the capital of the US Borrower or other Loan Party and if the Person making such contribution is not a Loan Party, any other Restricted Subsidiary, (m) the non-exclusive licensing of Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the US Borrower; and (n) transactions in which Holdings, the US Borrower or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to Holding, the US Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9

6.10Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the US Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the US Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the US Borrower or such Restricted Subsidiary (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.5 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.3(r), and (iv) the Sale and Leaseback Transaction would be permitted under Section 6.2, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.2.

6.11Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the US Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Incremental Facility Amendment permitted hereby), the other Loan Documents, (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing, (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by the US Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) [reserved], (i) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (j) prohibitions and limitations arising by operation of law, (k) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (l) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (m) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business, (n) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or (o) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the US Borrower, no more restrictive with respect to the US Borrower or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the US Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Holdings, the US Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by Holdings, the US Borrower, the Canadian Borrower or any Subsidiary Guarantor or to Guarantee Indebtedness of the US Borrower, the Canadian Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents, (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing, (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by the US Borrower or any of its Restricted Subsidiaries so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Agreement Parties to comply with their obligations under this Agreement or any of the other Loan Documents, (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.12, agreements, restrictions and limitations described in clauses (a) - (o) of Section 6.11, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law; and (ix) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the US Borrower, no more restrictive with respect to the Borrowers or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, the US Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Holdings, the US Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.13Limitation on Lines of Business. Enter into any material line of business, either directly or through any Restricted Subsidiary, except for those businesses in which the US Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.14Limitation on Activities of Holdings. In the case of Holdings (and, if applicable, Successor Holdings), notwithstanding anything to the contrary in this Agreement or any other Loan Document (a) (i) own any direct Subsidiary other than the US Borrower or a Subsidiary that will promptly be contributed to or merged into the US Borrower or a Subsidiary Guarantor, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in the US Borrower and the Restricted Subsidiaries) unless such Investment will promptly be contributed to the US Borrower or a Subsidiary Guarantor, (iii) incur any Indebtedness other than any Indebtedness incurred by Holdings in accordance with Section 6.2 (including its Guarantee Obligations in respect of the Obligations hereunder and other Indebtedness of the US Borrower and its Restricted Subsidiaries that is permitted to be incurred by such Persons hereunder) or (iv) create any Lien on the Capital Stock of the US Borrower (other than Permitted Liens) or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the US Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the documentation for any Indebtedness of Holdings permitted under clause (a)(iii) above, (iv) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Section 6, (v) the issuance of Capital Stock, payment of dividends, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, in each case subject to any applicable limitations described in clause (a)(iii) above, (vi) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies, (vii) holding any cash or property received in connection with Restricted Payments made by the US Borrower in accordance with Section 6.6 pending application thereof and (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in the foregoing clauses (i) through (viii).

6.15Modification of Agreements. Amend, modify or change any organizational or governing documents of Holdings, the US Borrower or any Restricted Subsidiary in any manner that is materially adverse to the interests of the Lenders; provided that, any amendment, modification or change to the organizational or governing documents of any Restricted Subsidiary to effectuate a change in form of entity or organization shall be permitted, subject to the requirements under the Guarantee and Collateral Agreement.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)(i) a Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) a Borrower shall fail to pay any interest on any Loan or any Reimbursement Obligation, or any Loan Agreement Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)any representation or warranty made or deemed made by any Loan Agreement Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Agreement Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c)any Loan Agreement Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Holdings and the Borrowers only), Section 5.7(a), Section 5.10 or Section 6; provided that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Loan Facility until the date on which the Revolving Credit Lenders accelerate payment of the Revolving Credit Loans and terminate their Revolving Credit Commitments in accordance with this Section 7 or foreclose upon the Collateral with respect to the Revolving Credit Facilities; and provided, further, that prior to the time it becomes an Event of Default with respect to any Term Loan Facility, any Event of Default under this paragraph (c) based on the failure to observe or perform the Financial Covenant (a “Financial Covenant Event of Default”) may be waived, amended, terminated or otherwise modified from time to time by the US Borrower and the Required Revolving Lenders (or by the US Borrower and the Administrative Agent with the consent of the Required Revolving Lenders); or

(d)any Loan Agreement Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of thirty (30) days following delivery of written notice thereof to the US Borrower by the Administrative Agent; or

(e)Holdings, the US Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by Holdings, the US Borrower or any Restricted Subsidiary) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; and provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)(i) Holdings, the US Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the US Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the US Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Holdings, the US Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Holdings, the US Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or any of the Borrowers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of the US Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single

Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of the US Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) the US Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)one or more final judgments or decrees for the payment of money shall be entered against Holdings, the US Borrower or any of its Restricted Subsidiaries involving for Holdings, the US Borrower and its Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $15,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)any Security Document that created a Lien with respect to a material portion of the Collateral (including any material real property) shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j)the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k)any Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to one or more of the Borrowers, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, (B) if such event is a Financial Covenant Event of Default, any or all of the following actions may be taken upon the direction of the Required Revolving Lenders: (i) the Administrative Agent shall, by notice to the US Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate, (ii) the Administrative Agent shall, by notice to the US Borrower, declare the Revolving Credit Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement in respect of the Revolving Credit Facilities (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents referred thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, or (iii) the Administrative Agent shall, by notice to the US Borrower, commence foreclosure actions with respect to the Collateral and (C) if such event is any other Event of Default or if the Required Revolving Lenders have delivered any direction pursuant to the preceding clause (B) at any time when a Financial Covenant Event of Default has occurred and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the applicable Borrower hereby grants to the Administrative Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the applicable Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the applicable Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other

Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 8. THE AGENTS

8.1Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into each Security Document, and any intercreditor or subordination agreements contemplated hereby (including any First Lien Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in‑fact selected by it with reasonable care.

8.3Exculpatory Provisions. None of any Agent, Issuing Bank, nor any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Agreement Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Issuing Banks under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Agreement Party a party thereto to perform its obligations hereunder or thereunder. None of the Agents nor any Issuing Bank shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Agreement Party.

8.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the US Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the US Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Agreement Party or any Affiliate of a Loan Agreement Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Agreement Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Agreement Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Agreement Party or any Affiliate of a Loan Agreement Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys‑in‑fact or Affiliates.

8.7Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrowers and without limiting any obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Agreement Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the US Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the US Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the US Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10Syndication Agents and Documentation Agents . No Syndication Agent or Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.
MISCELLANEOUS
9.1Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)if to Holdings or the Borrowers, to it at:

Continental Building Products Operating Company, LLC
12950 Worldgate Drive, Suite 700
Herndon, VA 20170
Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Continental Building Products LLC
12950 Worldgate Drive, Suite 700
Herndon, VA 20170
Attention: General Counsel

and

Joerg Esdorn
Gibson, Dunn & Crutcher LLP
200 Park Ave # 47
New York, NY 10166
Facsimile No. (212) 351-5276
E-mail: JEsdorn@gibsondunn.com

(ii)if to the Administrative Agent, to it at:
Credit Suisse AG
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: Agency Manager
Facsimile: (212) 322-2291
E-mail: agency.loanops@credit-suisse.com

(iii)if to Credit Suisse, in its capacity as Issuing Bank, to it at:

Credit Suisse AG
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: LC Department
Facsimile: (212) 325-8315
E-mail: list.ib-letterofcredit@credit-suisse.com

(iv)if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Holdings, the US Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Holdings and the US Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Holdings and the US Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.7, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Holdings and the US Borrower agree, and agree to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Holdings and the US Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if Holdings and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Holdings and the Borrowers hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the US Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(b). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN AGREEMENT PARTY, ANY

LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN AGREEMENT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement or any other Loan Document nor any provision hereof or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the US Borrower (and solely in respect of any waiver, amendment or modification in respect of the Canadian Revolving Credit Facility, the Canadian Borrower) and the Required Lenders or by the US Borrower (and, if applicable, the Canadian Borrower) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or

LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except (x) in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants or definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender), (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in either Section 6.4 of the Guarantee and Collateral Agreement or the corresponding provision in any First Lien Intercreditor Agreement, in each case without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder, (vi) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder without the prior written consent of such Lender, or (vii) except as otherwise expressly provided in Section 9.14 or in the Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole, in each case, without the written consent of each Lender directly and adversely affected thereby; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder in a manner adverse to the Administrative Agent or such Issuing Bank, as the case may be, without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, (i) amendments, waivers and other modifications may be made to Section 6.1 (and definitions to the extent relating to such Sections) (including, for the avoidance of doubt, the amendment, waiver, termination or other modification of a Financial Covenant Event of Default) with only the written consent of the Required Revolving Lenders (or by the Borrowers and the Administrative Agent with the consent of the Required Revolving Lenders) (unless an Event of Default under Section 7(c) has occurred with respect to the Term Loan Facilities as provided in Section 7(c), in which case this sentence shall cease to apply until such Event of Default with respect to the Term Loan Facilities is no longer continuing) and (ii) amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement) and the US Borrower (and with respect to any Canadian Revolving Credit Facility, the Canadian Borrower).

(c)Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the US Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (provided that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of the US Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to such First Lien Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by such First Lien Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e)Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the US Borrower (and, if applicable, the Canadian Borrower) may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the US Borrower, to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and Revolving Credit Loans, as applicable, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposure and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as conclusively determined by the Administrative Agent in consultation with the US Borrower.

(g)Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the US Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

(h)Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, this Agreement may be amended (or amended and restated) without the written consent of any Lender (except for any Lender that will hold any portion of such new Term Loans) in order to effect any Repricing Event described in clause (a) of the definition thereof in the form of a new tranche of Term Loans under this Agreement.

(i)Notwithstanding the foregoing, this Agreement may be amended to increase the Canadian Tranche LC Sublimit or the US Tranche LC Sublimit with the written consent of the Issuing Banks and the Administrative Agent.

9.3Expenses; Indemnity; Damage Waiver. (a) The US Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable and documented fees, disbursements and other charges of legal counsel for the Administrative Agent and the other Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of legal counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and any documentary taxes associated with the Facilities; provided that the US Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one outside legal counsel for all Indemnitees described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any actual conflict of interest, one outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, and (z) if necessary, one local or foreign legal counsel in each relevant jurisdiction.

(b)The US Borrower shall indemnify the Administrative Agent, each other Agent, each institution listed as an arranger or bookrunner on the cover page hereof, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one outside legal counsel to the Indemnitees taken as a whole, (ii) in the case of any actual conflict of interest, one outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, and (iii) if necessary, one local or foreign legal counsel in each relevant jurisdiction), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the US Borrower or any of its Subsidiaries, or any Environmental Liability relating to the US Borrower or any of its Subsidiaries, or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the US Borrower, any of its Affiliates, its creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Primary Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the US Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Persons in connection with the foregoing without the US Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the US Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). As used herein, the “Primary Related Parties” of an Indemnitee are its Affiliates with direct involvement in the negotiation and syndication of the Facilities under this Agreement and such Indemnitee’s and Affiliates’ respective Related Parties. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)To the extent permitted by all applicable law, none of Holdings, the Borrowers nor any Indemnitee shall assert, and Holdings, the Borrowers and each Indemnitee hereby waives, any claim against Holdings, the Borrowers or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by all applicable law, Holdings and the Borrowers and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrowers under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d)All amounts due under this Section 9.3 shall be payable not later than thirty days after written demand therefor.

9.4Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.3, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this
Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)the US Borrower, provided that no consent of the US Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund in respect of a Revolving Credit Lender, respectively) or a Purchasing Borrower Party or, if a Specified Default has occurred and is continuing, any other Eligible Assignee and (ii) for any assignment during the primary syndication of the Term Loans or Revolving Credit Commitments to Persons identified to the US Borrower prior to the Closing Date; and provided, further, that (x) the US Borrower shall be deemed to have consented to any such assignment unless the US Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth (10th) Business Day following the date the request for such consent is made and (y) the withholding of consent by the US Borrower to any assignment to any Defaulting Lender shall be deemed reasonable;

(B)solely in respect of any assignment of all or any portion of a Canadian Tranche Revolving Credit Commitment, the Canadian Borrower;

(C)the Administrative Agent; and

(D)each Issuing Bank, provided that the consent of the Issuing Banks shall not be required for an assignment of all or any portion of a Term Loan.

(ii)    Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (y) in the case of any Revolving Credit Loan, $5,000,000 or (y) in the case of any Term Loan, $1,000,000, in each case unless each of the US Borrower and the Administrative Agent otherwise consent, provided that no such consent of the US Borrower shall be required if a Specified Default has occurred and is continuing;

(B)each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;.

(E)any assignment of any Loans to a Purchasing Borrower Party shall be subject to the requirements of Sections 9.4(g) and (h) and with respect to Dutch Auctions, Section 2.12(f).

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its United States offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and, as applicable, stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(c), 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of either Borrower, the Administrative Agent, or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vii) of the first proviso to Section 9.2(b) that adversely affects the Participant. Subject to paragraph (c)(ii) of this Section 9.4, the Borrowers agree that, subject to clause (ii) of Section 9.4(c) below, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from any Borrower under the Loan Documents shall be made available to such Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the applicable Borrower is notified of the participation sold to such Participant and the sale of the participation to such Participant is made with such Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the applicable Borrower, to comply (and actually complies) with Section 2.19(f) as though it were a Lender (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender).

(iii)No participation may be sold to any Purchasing Borrower Party.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)[Reserved].

(f)[Reserved].

(g)Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided that:

(i)    the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Purchasing Borrower Party Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)    such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or by way of an open market purchase so long as any offer to purchase for any Term Loans shall be made to all Lenders on a pro rata basis;

(iii)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)    immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v)    the applicable Purchasing Borrower Party shall at the time of consummation of any purchase of Term Loans affirm the No MNPI Representation;

(vi)    the US Borrower shall not, in any event, use proceeds from Loans made under any Revolving Credit Facility to fund any such assignment; and

(vii)    the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

(h)Notwithstanding anything to the contrary contained herein, no Purchasing Borrower Party shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the US Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

9.5Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Existing Lenders Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrower against any of and all the obligations of the applicable Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the US Borrower promptly after any such setoff.

9.9Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c)The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ALL APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12Confidentiality. (a) Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided that such Agent, such Issuing Bank or such Lender, as applicable, shall notify the US Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by any applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by any applicable law or compulsory legal process based on the advice of counsel (provided that such Agent, such Issuing Bank or such Lender, as applicable, shall notify the US Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by any applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) to the extent necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the US Borrower, (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or any of their Affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the US Borrower or its Subsidiaries or the Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (2) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Holdings, the Borrowers or any of their Affiliates relating to Holdings or the Borrowers or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.
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(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING A BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND ALL APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT A BORROWER, THE LOAN PARTIES AND THEIR RELATED

PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND ALL APPLICABLE LAW.

9.13USA PATRIOT Act. Each Lender that is subject to the requirements of the Act hereby notifies the Borrowers that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

9.14Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or other assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction not prohibited under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the US Borrower and at the US Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any of the Capital Stock or other assets constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Holdings or the US Borrower and at the US Borrower’s expense, the Administrative Agent shall, promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute such documents as may be reasonably requested by Holdings or the US Borrower to terminate and release (or to further document and evidence the termination and release of) the Liens created by any Loan Document in respect of such Capital Stock or assets.

In the event that any transaction not prohibited under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary, the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the US Borrower and at the US Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the Guarantee and Collateral Agreement). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b)Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the US Borrower and at the US Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the US Borrower and at the US Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the Guarantee and Collateral Agreement).

(c)Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.15No Fiduciary Duty. Each Agent, each Issuing Bank each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Agreement Parties, their stockholders and/or their affiliates. Each Loan Agreement Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Agreement Party, its stockholders or its affiliates, on the other. The Loan Agreement Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Agreement Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Agreement Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Agreement Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Agreement Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Agreement Party, its management, stockholders, creditors or any other Person. Each Loan Agreement Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Agreement Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Agreement Party, in connection with such transaction or the process leading thereto.

9.16Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by all applicable law (the “Maximum Rate”). If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, Lender or Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by all applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.18Amendment and Restatement. (a) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended and restated in their entirety by the credit facilities described herein.

(b)On the Closing Date, (i) all advances and commitments of any Person that is a “Lender” under the Existing Credit Agreement which is not a Lender hereunder (each, an “Exiting Lender”) shall be deemed to have been assigned to the Lenders hereunder (including via any fronting arrangement with the Arrangers), and any Person that is a “Lender” under the Existing Credit Agreement which is a Lender hereunder (including via any fronting arrangement with the Arrangers) shall be deemed to continue their outstanding advances and commitments under the Existing Credit Agreement as advances and commitments hereunder in their respective Facility, (ii) all advances and commitments of any Person that is a “Lender” under the Existing Credit Agreement and is a party to the Existing Lenders Agreement shall be subject to the terms of the Existing Lenders Agreement, (iii) the Administrative Agent may make such transfers of funds (all such transfers are deemed in compliance with the Loan Documents and shall supersede any provisions in this Agreement to the contrary) as are necessary in order that the outstanding balance of the Revolving Credit Loans and the Term Loans, as applicable, are in accordance with the pro rata share of the Revolving Credit Commitments and Term Commitments, as applicable, of each of the Lenders hereunder and (iv) there shall have been paid in cash in full all principal owed to the Exiting Lenders under the Existing Credit Agreement, and all accrued but unpaid interest, fees and other amounts owing to the Administrative Agent and any lender under the Existing Credit Agreement.

(c)Each Loan Party (i) agrees that the transactions contemplated by this Agreement shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, any Security Document to which it is a party, (ii) confirms and reaffirms its obligations under each Security Document to which it is a party and (iii) agrees that each Security Document to which it is a party (to the extent not amended and restated on the Closing Date) remains

(d) in full force and effect and are hereby ratified and confirmed. In furtherance of the reaffirmations set forth in this Section 9.18(c), each Loan Party hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all Collateral and all proceeds thereof as security for the Obligations, in each case subject to any applicable terms and conditions set forth in the Security Documents to which it is a party.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
CONTINENTAL BUILDING PRODUCTS, INC.

By: /s/
Name: Dennis Schemm
Title: Senior Vice President and Chief Financial Officer

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

By: /s/
Name: Dennis Schemm
Title: Senior Vice President and Chief Financial Officer

CONTINENTAL BUILDING PRODUCTS CANADA INC.

By: /s/
Name: Dennis Schemm
Title: Senior Vice President and Chief Financial Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Issuing Bank
By: /s/
Name: Mikhail Faybusovich
Title: Authorized Signatory
By: /s/

Name: Warren Van Heyst
Title: Authorized Signatory

CITIBANK, N.A., individually and as Issuing Bank
By: /s/

Name: Blake Gronich
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, individually and as Issuing Bank
By: /s/

Name: Christopher Blum
Title: Managing Director
By: /s/

Name: Frank Fazio
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, individually and as Issuing Bank
By: /s/

Name: Steven Day
Title: Vice President

ROYAL BANK OF CANADA, individually and as Issuing Bank
By: /s/

Name: Jason C. Hedrick
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA, individually and as Issuing Bank
By: /s/

Name: Mélissa-France Heredia
Title: Senior Manager
By: /s/

Name: Maria Mangiocavallo
Title: Vice-President

SCHEDULE 1.1(a)

MORTGAGED PROPERTY

Owner	Physical Address
Continental Buchanan, LLC	350 Broadway Buchanan, NY 10511
Continental Palatka, LLC	886 N. Highway 17 Palatka, FL 32177
Continental Silver Grove, LLC	5145 Mary Ingles Highway (a/k/a 5145 West River Road) Silver Grove, KY 41085

SCHEDULE 1.1(b)
EXISTING LETTERS OF CREDIT

1.
Letter of Credit issued by Credit Suisse, on August 30, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of Iroquois Gas Transmission with a current face amount of approximately $35,726.00.

2.
Letter of Credit issued by Credit Suisse, on August 30, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of National Fuel Gas Supply Corporation with a current face amount of approximately $13,600.00.

3.
Letter of Credit issued by Credit Suisse, on August 30, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of Teas Eastern Transmission LP and Algonquin Gas Transmission with a current face amount of approximately $57,000.00.

4.
Letter of Credit issued by Credit Suisse, on August 30, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of Infinite Energy, Inc. with a current face amount of approximately $550,000.00.

5.
Letter of Credit issued by Credit Suisse, on August 30, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of Transcontinental Gas Pipeline with a current face amount of approximately $160,000.00.

6.
Letter of Credit issued by Credit Suisse, on September 5, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of ACE American Insurance Company and ACE INA Insurance with a current face amount of approximately $771,891.00.

7.
Letter of Credit issued by Credit Suisse, on December 19, 2013 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of Washington Real Estate with a current face amount of approximately $45,546.67.

8.
Letter of Credit issued by Credit Suisse, on September 15, 2014 for the account or at the request of Continental Building Products Operating Company, LLC, for the benefit of Bank of Nova Scotia with a current face amount of approximately $400,000.00.

9.
Letter of Credit issued by Credit Suisse, on March 2, 2015 for the account or at the request of Continental Buchanan, LLC, for the benefit of New York State Department of Environmental Protection with a current face amount of approximately $73,000.00.

SCHEDULE 2.1
LENDERS

Lender	Term Loan Closing Date Commitment
Credit Suisse AG, Cayman Islands Branch	$275,000,000
Total	$275,000,000

Lender	US Tranche Revolving Credit Commitment
Credit Suisse AG, Cayman Islands Branch Citibank, N.A. Deutsche Bank AG New York Branch Royal Bank of Canada PNC Bank, National Association	$27,500,000 $10,000,000 $10,000,000 $10,000,000 $7,500,000
Total	$65,000,000

Lender	Canadian Tranche Revolving Credit Commitment
The Bank of Nova Scotia	$10,000,000
Total	$10,000,000

SCHEDULE 3.4
CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 3.13(a)
RESTRICTED SUBSIDIARIES

Legal Name	Jurisdiction of Organization	Ownership by Loan Party	Percentage Owned by Loan Party	Capital Stock Owned by Loan Party (Total Number of Shares)
Continental Building Products Operating Company, LLC	Delaware	Continental Building Products, Inc.	100%	100% of membership interests
Continental Building Products Canada Inc.	Canada	Continental Building Products Operating Company, LLC	100%	100% of shares outstanding (100 shares)
Continental Buchanan, LLC	Delaware	Continental Building Products Operating Company, LLC	100%	100% of membership interests
Continental Palatka, LLC	Delaware	Continental Building Products Operating Company, LLC	100%	100% of membership interests
Continental Silver Grove, LLC	Delaware	Continental Building Products Operating Company, LLC	100%	100% of membership interests

SCHEDULE 3.13(b)
AGREEMENTS RELATED TO CAPITAL STOCK
None.

SCHEDULE 5.14
POST-CLOSING MATTERS
Real Estate Collateral

Within 60 days or such longer period as the Administrative Agent may agree, with respect to each Mortgaged Property and subject to clause (11) of the definition of the term “Excluded Assets”:
1.an amendment to the Mortgage which shall provide that such Mortgage remains in full force and effect and continues to secure the Obligations, as amended by this Agreement; and
2.a date down endorsement to the mortgagee’s title policy issued to the Administrative Agent in connection with such Mortgage in form and substance reasonably satisfactory to the Administrative Agent; and
3.a local counsel opinion in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE 6.2(d)
EXISTING INDEBTEDNESS
None.

SCHEDULE 6.3(f)
EXISTING LIENS

The mortgage and other Liens on the real property owned by Continental Buchanan, LLC and located in Buchanan, NY in favor of the County of Westchester Industrial Development Agency and the Village of Buchanan, securing obligations of the Borrower and its Restricted Subsidiaries pursuant to that certain Project Agreement, dated May 23, 2006 between the County of Westchester Industrial Development Agency and the US Borrower (as successor-in-interest to Lafarge North America Inc.).

SCHEDULE 6.7(m)
EXISTING INVESTMENTS

Legal Name	Ownership by Loan Party	Percentage Owned by Loan Party	Capital Stock Owned by Loan Party
Continental Building Products Canada Inc.	Continental Building Products Operating Company, LLC	100%	100% of membership interests

SCHEDULE 6.9
AFFILIATE TRANSACTIONS

None.

EXHIBIT A

Form of Guarantee and Collateral Agreement

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(b) of the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.
10.I am the duly elected, qualified and acting [__________________]1 Insert title of Responsible Officer. of the US Borrower.
11.I have reviewed and am familiar with the contents of this Certificate.
12.I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Canadian Borrower, the US Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). [Except as specified on Attachment 2,] Attachment 2 should be included if there is any Default or Event of Default.[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.
13.[Attached hereto as Attachment 3 are the computations showing compliance with the covenant set forth in Sections 6.1]2 To be included only if the Financial Covenant was in effect on the last day of the applicable accounting period to which Compliance Certificate relates.
14.[Attached hereto as Attachment 4 is an updated Perfection Certificate, signed by a Responsible Officer of each of Holdings and the US Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(b)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(b)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(b)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(b)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]4

1Insert title of Responsible Officer.
2Attachment 2 should be included if there is any Default or Event of Default.
3To be included only if the Financial Covenant was in effect on the last day of the applicable accounting period to which Compliance Certificate relates.
4To be included solely with respect to the concurrent delivery of annual audited financial statements pursuant to Section 5.1(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of [__________] in the name of and on behalf of the US Borrower.
CONTINENTAL BUILDING PRODUCTS
OPERATING COMPANY, LLC
By:
Name:
Title:

Attachment 1
of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended __________, 20__.
[Attach Financial Statements.]

Attachment 2
of Exhibit B

[Description of Default or Event of Default, if applicable]
[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

Attachment 3
of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended
__________, 20__.
[Set forth Covenant Calculations] 1

1To be included only if the Financial Covenant was in effect on the last day of the applicable accounting period to which Compliance Certificate relates.

Attachment 4
of Exhibit B

[Perfection Certificate]

EXHIBIT C

FORM OF CLOSING CERTIFICATE
FOR
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

dated [ ], 20[ ]
Pursuant to subsection 4.1(f) of the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Continental Building Products, Inc., a Delaware corporation, Continental Building Products Operating Company, LLC, a Delaware limited liability company, Continental Building Products Canada Inc., a Canadian federal corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”), the undersigned [__________]1 Insert name of signatory., the [___________]2 Insert title of signatory. of Continental Building Products Operating Company, LLC, a Delaware limited liability company (the “Company”), hereby certifies as follows:
As of the date hereof, all of the conditions precedent set forth in Section 4.1 (b) of the Credit Agreement were satisfied or waived as of the Closing Date; provided, however, that the undersigned is not making any certification with respect to conditions that must be satisfied to the Administrative Agent’s satisfaction or other subjective standards of similar effect.
[signature page follows]

1 Insert name of signatory.
2 Insert title of signatory.

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.
CONTINENTAL BUILDING PRODUCTS
OPERATING COMPANY, LLC
By:
Name:
Title:

EXHIBIT D

[FORM OF] PERFECTION CERTIFICATE

[ ], 20[ ]
Reference is made to the Credit Agreement dated as of August 18, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc. (“CBP, Inc.”), Continental Building Products Operating Company, LLC (the “Borrower”), Continental Building Products Canada Inc., the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) . Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement or the Guarantee and Collateral Agreements referred to therein, as applicable.
The undersigned, a Responsible Officer of Holdings and the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:
1.    Names. (a)  The exact legal name of each Grantor, as such name appears in its respective certificate of formation, along with the organizational identification number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization, the federal taxpayer identification number and the jurisdiction of formation of each Grantor is as follows:

(b)    Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant name change:

Are there any additional prior names?

(c)    Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, included in Schedule 1 is the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

2.    Current Locations. (a)  The chief executive office of each Grantor is located at the address set forth opposite its name below:

(b)    Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

(c)    Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral with a value of $1,000,000 or more to the extent not otherwise identified:

(d)    Set forth below opposite the name of each Grantor are all the places of business of such Grantor not otherwise identified in paragraph (a), (b) or (c) above:

(e)    Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral with a value of $1,000,000 of such Grantor excluding any Collateral that is inventory-in-transit or Equipment being repaired:

3.    Stock Ownership and other Equity Interests. Set forth below is a complete and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interest of the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests.

Also set forth below is each equity investment with a fair market value greater than $1,000,000 of the Borrower or any Subsidiary that represents 50% or less of the Equity Interests of the entity in which such investment was made.

4.    File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreements or which will be terminated on or prior to the Closing Date.
5.    Debt Instruments. Set forth below is a complete and correct list of all promissory notes and other evidence of indebtedness held by the Borrower and each Subsidiary that are required to be pledged under the Guarantee and Collateral Agreements, including, without limitation, all intercompany notes between the Borrower and each Subsidiary of the Borrower and each Subsidiary of the Borrower and each other such Subsidiary.

6.    Advances. Set forth below is (a) a complete and correct list of all advances in an amount over $1,000,000 made by the Borrower to any Subsidiary of the Borrower or made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower (other than those identified below) and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower or any Subsidiary of the Borrower.

7.    Mortgage Filings. Set forth below is a complete and correct list, with respect to each Mortgaged Property, of (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause, (c) the filing office in which a mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to obtain a perfected security interest therein and (d) the physical address of such property.

8.    Intellectual Property. Set forth below in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, all Patents owned by such Grantor and issued or applied for issuance with the United States Patent and Trademark Office, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent.

Set forth below in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, all  Trademarks owned by such Grantor and registered or applied for registration with the United States Patent and Trademark Office, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark.

Set forth below in proper form for filing with the United States Copyright Office is a schedule setting forth, with respect to each Grantor, (a) all Copyrights and Copyright applications owned by such Grantor and registered with the United States Copyright Office, and (b) all of such Grantor’s exclusive Copyright Licenses in respect of Copyrights registered or applied for registration with the United States Copyright Office, including in each case the name of the registered owner, title and the registration number of each such Copyright.

9.    Commercial Tort Claims. Set forth below is a complete and correct list of commercial tort claims in excess of $1,000,000 held by any Grantor, including a brief description thereof.

10.    Deposit Accounts. Set forth below is a complete and correct list of deposit accounts with balances in excess of $1,000,000 maintained by each Grantor, including the name and address of the depositary institution, the type of account and the account number.

11.    Securities Accounts. Set forth below is a complete and correct list of securities accounts with balances in excess of $1,000,000 maintained by each Grantor, including the name and address of the intermediary institution, the type of account and the account number.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first set forth above.
CONTINENTAL BUILDING PRODUCTS
OPERATING COMPANY, LLC
By:
Name:
Title:

EXHIBIT E-1
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	US Borrower: Continental Buildings Products Operating Company, LLC
Canadian Borrower: Continental Building Products Canada Inc.

4.	Administrative Agent: Credit Suisse AG, as Administrative Agent under the Credit Agreement

1 Select as applicable.

5.
Credit Agreement: The Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., Continental Building Products Operating Company, LLC, Continental Building Products Canada Inc., the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as the Administrative Agent.

6.	Assigned Interest:

Facility Assigned [2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned [3]	Percentage Assigned of Commitment/Loans
	[$]/[CAD$]	[$]/[CAD$]	%
	[$]/[CAD$]	[$]/[CAD$]	%
	[$]/[CAD$]	[$]/[CAD$]	%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the [US/Canadian] Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “US Tranche Revolving Credit Commitment,” “Canadian Tranche Revolving Credit Commitments,” “Term Loan Commitment,” or other Facility under the Credit Agreement).
3 Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment, the assignment of an amount less than $5,000,000 or, in the case of a Term Loan, $1,000,000, will require the consent of each of the Borrower and Administrative Agent.
4Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
NAME OF ASSIGNOR
By:
Name:
Title:
ASSIGNEE

NAME OF ASSIGNEE
By:
Name:
Title:
[Consented to and]5 Accepted:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent
By:
Name:
Title:
By:
Name:
Title:

5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]6

[CONTINENTAL BUILDING PRODUCTS
OPERATING COMPANY, LLC
By:
Name:
Title:

[CONTINENTAL BUILDING PRODUCTS
CANADA INC.
By:
Name:
Title:

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
[as Issuing Bank]]
By:
Name:
Title:
By:
Name:
Title:

[ROYAL BANK OF CANADA,
[as Issuing Bank]]
By:
Name:
Title:

6 To be added only if the consent of the US Borrower, the Canadian Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

[CITIBANK, N.A.,
[as Issuing Bank]]
By:
Name:
Title:

[DEUTSCHE BANK AG NEW YORK BRANCH,
[as Issuing Bank]]
By:
Name:
Title:

[PNC BANK, NATIONAL ASSOCIATION,
[as Issuing Bank]]
By:
Name:
Title:

[THE BANK OF NOVA SCOTIA,
[as Issuing Bank]]
By:
Name:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]
By:
Name:
Title:

ANNEX 1

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF
AUGUST 18, 2016 AMONG CONTINENTAL BUILDING PRODUCTS, INC.,
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC,
CONTINENTAL BUILDING PRODUCTS CANADA INC.,
THE LENDERS AND ISSUING BANKS PARTY THERETO, CREDIT SUISSE AG, AS
ADMINISTRATIVE AGENT AND THE OTHER AGENTS PARTIES THEREUNDER
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the [US/Canadian] Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the [US/Canadian] Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit

Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

[FORM OF]
PURCHASING BORROWER PARTY ASSIGNMENT AND ASSUMPTION
This Purchasing Borrower Party Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower: Continental Building Products Operating Company, LLC

4.	Administrative Agent: Credit Suisse AG, as Administrative Agent under the Credit Agreement

5.
Credit Agreement: The Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., Continental Building Products Operating Company, LLC, Continental Building Products Canada Inc., the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Credit Suisse AG, as the Administrative Agent.

6.	Assigned Interest:

Term Loan Facility Assigned [1]	Aggregate Amount of Term Commitment/Term Loans for all Lenders	Amount of Term Commitment/Term Loans Assigned [2]	Percentage Assigned of Term Commitment/Term Loans [3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: ______________, 201_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
NAME OF ASSIGNOR
By:
Name:
Title:

1 Fill in the appropriate terminology for the types of Term Loan Facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment” or other Term Loan Facility under the Credit Agreement).
2 Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment, the assignment of an amount less than $1,000,000 will require the consent of each of the Borrower and Administrative Agent.
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

ASSIGNEE
NAME OF ASSIGNEE
By:
Name:
Title:

[Consented to and]3 Accepted:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:
[Consented to:]5

CONTINENTAL BUILDING PRODUCTS
OPERATING COMPANY, LLC
By:
Name:
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF
AUGUST 18, 2016 AMONG CONTINENTAL BUILDING PRODUCTS, INC.,
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC,
CONTINENTAL BUILDING PRODUCTS CANADA INC.,
THE LENDERS AND ISSUING BANKS PARTY THERETO, CREDIT SUISSE AG, AS
ADMINISTRATIVE AGENT AND THE OTHER AGENTS PARTIES THEREUNDER
STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document. For the avoidance of doubt, the Assignor may not assign Revolving Credit Commitments or Revolving Credit Loans to the Assignee.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a [Affiliated Lender][Purchasing Borrower Party] pursuant to Section [9.4(e)][9.4(g)] of the Credit Agreement, (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
1.3.    Purchasing Borrower Party. The Assignee affirms the No MNPI Representation as of the Effective Date and further represents and warrants that (a) immediately after giving effect to this Assignment and Assumption, no Default or Event of Default will exist, (b) no proceeds from Loans under the Revolving Credit Facility are being used to fund any such purchase and (c) this Assignment and Assumption is being entered into in connection with an offer by the Assignee to purchase or take by assignment Term Loans pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis or by way of an open market purchase pursuant to an offer to purchase Term Loans made to all Lenders on a pro rata basis. [The Assignee affirms that it has satisfied the conditions set forth in Section 2.12(f)(v) if such purchase or assignment is being made pursuant to a Dutch Auction.]1 The Assignee affirms that the Term Loans being assigned pursuant to this Assignment and Assumption will be automatically and permanently canceled as of the Effective Date and otherwise consents to the provisions of the Credit Agreement that apply to the purchase by or assignment to a Purchasing Borrower Party of Term Loans included in the Assigned Interest.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

1 Applicable only if the Purchasing Borrower Party is making the purchase or assignment pursuant to a Dutch Auction process.

EXHIBIT F

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[•], 20[_]

among

CONTINENTAL BUILDING PRODUCTS, INC.,

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC,

CONTINENTAL BUILDING PRODUCTS CANADA INC.,

the Subsidiaries of Continental Building Products Operating Company, LLC party hereto,

and

CREDIT SUISSE AG,
as Administrative Agent for the First Lien Secured Parties and
as Authorized Representative for the Credit Agreement Secured Parties

[                    ]
as the Initial Additional Authorized Representative

and

each additional Authorized Representative from time to time party hereto

FIRST LIEN INTERCREDITOR AGREEMENT dated as of [__________], 20[__] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among CONTINENTAL BUILDING PRODUCTS, INC., a Delaware corporation (including its permitted successors, “Holdings”), CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), CONTINENTAL BUILDING PRODUCTS CANADA INC., a Canadian corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), certain subsidiaries of the US Borrower party hereto, CREDIT SUISSE AG, as administrative agent and collateral agent for the First Lien Secured Parties (as defined below) and as Authorized Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Authorized Representative for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement, the Security Agreement or, if defined in the UCC and not otherwise defined herein, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional First Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.
“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Obligations, all amounts owing to the applicable Additional First Lien Secured Parties (including the Initial Additional First Lien Secured Party) pursuant to the terms of any Additional First Lien Document (including the Initial Additional First Lien Agreement) including, without limitation, (a) all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional First Lien Documents, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts,

(b) all other amounts payable to such Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals or extensions of the foregoing.
“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional First Lien Secured Parties.
“Additional First Lien Security Documents” means, with respect to any Series of Additional First Lien Obligations, any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure such Additional First Lien Obligations.
“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successors thereto as provided in Section 8.9 of the Credit Agreement or such similar provision of any Replacement Credit Agreement.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code.
“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Canadian Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.
“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
“Credit Agreement” means (i) that certain Amended and Restated Credit Agreement dated as of August 18 , 2016, among the US Borrower, the Canadian Borrower, Holdings, the lenders from time to time party thereto and the Administrative Agent and (ii) any Replacement Credit Agreement.
“Credit Agreement Obligations” means, with respect to the Credit Agreement, the “Obligations” as defined in the Security Agreement and, with respect to any Replacement Credit Agreement, all amounts owing by any grantor pursuant to the terms of the Replacement Credit Agreement, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Replacement Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts pursuant to such Replacement Credit Agreement.
“Credit Agreement Secured Parties” means, with respect to the Credit Agreement, the “Secured Parties” as defined in the Security Agreement and, with respect to a Replacement Credit Agreement, any holders of Credit Agreement Obligations.
“Credit Agreement Security Documents” means the Security Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under a Replacement Credit Agreement.
“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.
“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.
“First Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.
“First Lien Security Documents” means, collectively, (a) the Credit Agreement Security Documents and (b) the Additional First Lien Security Documents.
“Grantors” means the US Borrower and each Guarantor which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
“Guarantors” means the “Guarantors” as defined in the Security Agreement.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Additional First Lien Agreement” means that certain [[Indenture/Loan Agreement] dated as of [  ], 20[  ], among the US Borrower, [the Guarantors identified therein,] [     ], as [trustee/agent], and the Initial Additional Authorized Representative, as [paying agent, registrar and transfer agent]].
“Initial Additional First Lien Documents” means the Initial Additional First Lien Agreement and any notes, security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.
“Initial Additional First Lien Obligations” means the Additional First Lien Obligations pursuant to the Initial Additional First Lien Documents.
“Initial Additional First Lien Secured Parties” means the holders of any Initial Additional First Lien Obligations and the Initial Additional Authorized Representative.

“Insolvency or Liquidation Proceeding” means:
(a)any case commenced by or against either Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of either Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to either Borrower or any other Grantor or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(b)any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to either Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(c)any other proceeding of any type or nature in which substantially all claims of creditors of either Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a supplement to this Agreement in the form of Annex II hereof.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.
“Possessory Collateral” means any Shared Collateral in the possession of an Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, promissory notes, chattel paper and Instruments, in each case, delivered to or in the possession of an Authorized Representative under the terms of the First Lien Security Documents.
“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Replacement Credit Agreement” means any credit agreement, indenture, notes or other issuance of indebtedness that Refinances in whole the then extant Credit Agreement on the terms set forth in Section 2.08.
“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First Lien Document and (iii) each Additional First Lien Document.
“Security Agreement” means the Amended and Restated Guarantee and Collateral Agreement dated as of August 18, 2016 among the US Borrower, Holdings, the certain Subsidiaries of the US Borrower party thereto from time to time and the Administrative Agent.
“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.
“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.
“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.
“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time; provided that, for avoidance of doubt, amounts deposited under the Additional First Lien Documents to discharge or defease the notes issued under the Additional First Lien Agreement shall not be deemed to be Shared Collateral so long as such discharge or defeasance is permitted under each then extant Secured Credit Documents. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“US Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series does not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.
ARTICLE II
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Priority of Claims. (a)  Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral or the existence of any intervening third party liens and notwithstanding any provisions of the Uniform Commercial Code of any jurisdictions, any applicable real estate laws, or any other circumstance whatsoever (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Authorized Representative or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Borrower or any other Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral (including any amount paid under any title insurance policy or any insurance policy or in connection with any condemnation or eminent domain proceeding) by any First Lien Secured Party or received by the Applicable Authorized Representative or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral (including any amount paid under any title insurance policy) and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First Lien Obligations, to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.
(b)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced in accordance with Section 2.08 or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.
(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.
(d)    Notwithstanding anything in this Agreement or any other First Lien Security Documents to the contrary, Collateral consisting of cash and Cash Equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.7(j) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in such Section of the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a)  With respect to any Shared Collateral, (i) only the Applicable Authorized Representative shall act or refrain from acting with respect to the Shared Collateral, (ii) the Applicable Authorized Representative shall not follow any instructions with respect to such Shared Collateral from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Controlling Secured Parties) shall or shall instruct the Applicable Authorized Representative to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral, whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting on the instructions of the Controlling Secured Parties, if applicable, and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral (and each Non-Controlling Authorized Representative and Non-Controlling Secured Parties shall be deemed to have waived any right, power, or remedy, whether under any agreement or any applicable law (including in equity) to the contrary). Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative (acting on the instructions of the Controlling Secured Parties) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will (and shall be deemed to have waived any right to) contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative, Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Administrative Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies (including any non-judicial foreclosure) relating to the Shared Collateral, or to cause the Applicable Authorized Representative to do so on any ground, including in the case of non-judicial foreclosure of any personal property collateral, that such foreclosure will not result in a commercially reasonable disposition of the Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Administrative Agent or other Authorized Representative with respect to any Collateral not constituting Shared Collateral.
(b)    Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Additional First Lien Document) other than as permitted by the First Lien Security Documents and pursuant to Section 2.7(j) of the Credit Agreement, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.
(c)    Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Administrative Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over. (a)  Each First Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral or (B) consent to the exercise by the Applicable Authorized Representative or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other First Lien Secured Party to enforce this Agreement.
(b)    Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies, at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents. (a)  If, at any time the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Authorized Representatives for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)    If, at any time the Applicable Authorized Representative (i) executes, on commercial terms, subordination, non-disturbance, attornment and estoppel agreements with tenants in properties owned or leased by the Company and the Restricted Subsidiaries, then each other Authorized Representative shall, upon written request and at the expense of the US Borrower, promptly subordinate its Lien in such Shared Collateral or enter into non-disturbance, attornment and estoppel agreements on the same terms and pursuant to the documents substantially in the same form as the documents executed by the Applicable Authorized Representative in connection therewith. Each First Lien Secured Party agrees that if the Applicable Authorized Representative enters into any amendment to any First Lien Security Document relating to the Series of First Lien Obligations for which the Applicable Authorized Representative is acting, the US Borrower may require each other Authorized Representative to enter into corresponding amendments to the First Lien Security Documents governing the Series of First Lien Obligations for which such Authorized Representative is acting so long as (w) the effect of such amendments are consistent with the effect to the First Lien Security Documents for the Series of First Lien Obligations for which the Applicable Authorized Representative is acting, (y) the effect of such amendment is not to release or subordinate the Liens securing such Series of First Lien Obligations or is otherwise adverse to the holders of such Series of First Lien Obligations (except to the extent already permitted by the Secured Credit Documents governing such Series of First Lien Obligations) and (z) the US Borrower delivers a certificate of an executive officer of the US Borrower to such Authorized Representative stating that the requirements of this sentence have been satisfied.
(c)    Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a)  This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings, any of the Borrowers or any of their Subsidiaries.
(b)    If any of the Borrowers and/or any of the Grantors shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party agrees that it will raise no objection and shall be deemed to have consented to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that all First Lien Secured Parties shall have the right to seek and receive the adequate protection permitted by this Section 2.05(b); and provided, further, that all First Lien Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United States Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First Lien Secured Parties, the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness (with such changes as may be reasonably approved by each Authorized Representative) and complied with Section 5.13.

SECTION 2.09 Possessory Agent as Gratuitous Bailee for Perfection. (a)  The Applicable Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Authorized Representative, the Administrative Agent shall, at the request of the Applicable Authorized Representative, promptly deliver all Possessory Collateral to the Applicable Authorized Representative together with any necessary endorsements (or otherwise allow the Applicable Authorized Representative to obtain control of such Possessory Collateral). Pending delivery to the Applicable Authorized Representative, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
(b)    The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III
EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever the Applicable Authorized Representative or any other Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or other Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the US Borrower. The Applicable Authorized Representative and each other Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV
THE ADMINISTRATIVE AGENT

SECTION 4.01 Appointment and Authority. (a)  Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Applicable Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV and Section 8 of the Credit Agreement and the equivalent provision of any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Applicable Authorized Representative” named therein) as if set forth in full herein with respect thereto.
(b)    Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, other than any claims for breach of this Agreement, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by,

Holdings, the Borrowers or any of their Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Authorized Representative shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code (or any similar provision or power available with respect to the foreclosure of any lien or security interest in, to, or otherwise relating to any real property) of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.
(a)Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an additional Authorized Representative, the Applicable Authorized Representative and each Grantor in accordance with Section 5.13, the Applicable Authorized Representative will continue to act in its capacity as Applicable Authorized Representative in respect of the then existing Authorized Representatives and such additional Authorized Representative.
SECTION 4.02    Rights as a First Lien Secured Party. (a)  The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other First Lien Secured Party.
SECTION 4.03    Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Applicable Authorized Representative is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any First Lien Security Document or applicable law;
(c)shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the US Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event Default is given to the Applicable Authorized Representative by the Authorized Representative of such First Lien Obligations or the US Borrower; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative;
(f)shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not an Applicable Authorized Representative; and

(g)may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary or Affiliate thereof as if such Person were not such an Applicable Authorized Representative and without any duty to any other First Lien Secured Party, including any duty to account therefor.
SECTION 4.04    Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may be counsel for the US Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 4.05    Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative. The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.
SECTION 4.06    Non-Reliance on Applicable Authorized Representative and Other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any other Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.07    Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Applicable Authorized Representative, at its option and in its discretion:
(h)to release any Lien on any property granted to or held by the Applicable Authorized Representative under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the US Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document;
(i)to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from the US Borrower stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

MISCELLANEOUS

SECTION 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(j)if to the Administrative Agent or the Applicable Authorized Representative, to it at [Credit Suisse AG, as Administrative Agent, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Attention of Agency Manager (Facsimile No. 212-322-2291; Email: agency.loanops@credit-suisse.com)];
(k)if to the Initial Additional Authorized Representative, to it at [        ];
(l)if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
SECTION 5.02    Waivers; Amendment; Joinder Agreements. (a)  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the consent of either of the Borrowers or which increases the obligations or reduces the rights of the Borrowers or any Grantor, with the consent of the Borrowers).
(c)    Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.
(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement.
SECTION 5.03    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 5.04    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 5.05    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.07    Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
SECTION 5.08    Submission to Jurisdiction Waivers; Consent to Service of Process. The Applicable Authorized Representative and each other Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
(m)submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(n)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(o)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;
(p)agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and
(q)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
SECTION 5.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.11    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents the provisions of this Agreement shall control.
SECTION 5.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Canadian Borrower, the US Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Canadian Borrower, the US Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 5.13    Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional First Lien Documents, the US Borrower and the other Grantors may incur Additional First Lien Obligations. Any such additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien by the Grantors on the Collateral and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the First Lien Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
In order for a Senior Class Debt Representative to become a party to this Agreement,
(a)such Senior Class Debt Representative, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;
(b)the US Borrower shall have (x) delivered to the Applicable Authorized Representative true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the US Borrower and (y) certified that such Additional First Lien Obligations are permitted to be incurred and secured on a pari passu basis with the Liens of the then-existing First Lien Obligations and by the terms of the then-existing Secured Credit Documents;

(c)all filings, recordations and/or amendments or supplements to the First Lien Security Documents necessary or desirable in the reasonable judgment of the Applicable Authorized Representative to confirm and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Applicable Authorized Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Applicable Authorized Representative); and
(d)the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.
SECTION 5.14    Additional Grantors. The Grantors agree that, if any Person shall become a Guarantor after the date hereof (an “Additional Guarantor”), it will promptly cause such Person to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 5.15    Integration. This Agreement, together with the other Secured Credit Documents and the First Lien Security Documents, represents the agreement of each of the Grantors, and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Applicable Authorized Representative, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.
SECTION 5.16    Specific Performance. Each Authorized Representative may demand specific performance of this Agreement. Each Authorized Representative, on behalf of itself and its respective First Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Authorized Representative.

[Remainder of page intentionally left blank.]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
by:

Name: Title:

Continental Building Products Operating Company, LLC
by:

Name: Title:

CONTINENTAL BUILDING PRODUCTS canada inc.
by:

Name: Title:

CONTINENTAL BUILDING PRODUCTS, INC.,
by:

Name: Title:

the grantors listed on annex i hereto,
by:

Name: Title:

[ ], as Initial Additional Authorized Representative,
by:

Name: Title:

ANNEX I
GRANTORS
[                    ]

ANNEX II
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [                    ], 20[  ] to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [                    ], 20[  ] (the “First Lien Intercreditor Agreement”), among CONTINENTAL BUILDING PRODUCTS, INC., a Delaware corporation (including its permitted successors, “Holdings”), CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), CONTINENTAL BUILDING PRODUCTS CANADA INC. (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), the Grantors party thereto from time to time, CREDIT SUISSE AG, as Administrative Agent for the First Lien Secured Parties under the First Lien Security Documents (the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [                                        ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.
B.    As a condition to the ability of any Borrower to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the First Lien Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the Senior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the First Lien Intercreditor Agreement and the First Lien Security Documents.
Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Representative agree as follows:
SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Applicable Authorized Representative and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8. The Borrowers agree to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

IN WITNESS WHEREOF, the New Representative and the Applicable Authorized Representative have duly executed this Representative Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as [                    ] for the holders of [                    ],
By:
Name:
Title:
Address for notices:

attention of:

Telecopy:

Acknowledged by:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent,
By:
Name:
Title:
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC
By:
Name:
Title:
CONTINENTAL BUILDING PRODUCTS CANADA INC.
By:
Name:
Title:
CONTINENTAL BUILDING PRODUCTS, INC.
By:
Name:
Title:
THE GRANTORS
LISTED ON SCHEDULE I HERETO,
By:
Name:
Title:

ANNEX III

GRANTORS
[                    ]

ANNEX IV

[FORM OF] SUPPLEMENT NO. [    ] dated as of [                    ], 20[  ], to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [                    ], 20[  ] (the “First Lien Intercreditor Agreement”), among CONTINENTAL BUILDING PRODUCTS, INC., a Delaware corporation (including its permitted successors, “Holdings”), CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), CONTINENTAL BUILDING PRODUCTS CANADA INC. (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), the Grantors party thereto from time to time, CREDIT SUISSE AG, as Administrative Agent for the First Lien Secured Parties under the First Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [                              ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.
B.    The Grantors have entered into the First Lien Intercreditor Agreement. Section 5.14 of the First Lien Intercreditor Agreement provides that any Additional Guarantor may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Additional Guarantor (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Intercreditor Agreement.
Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Grantor agree as follows:
SECTION 1. In accordance with Section 5.14 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Grantor represents and warrants to the Applicable Authorized Representative and the other First Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the First Lien Intercreditor Agreement.
SECTION 8. The Borrowers agree to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

IN WITNESS WHEREOF, the New Grantor and the Applicable Authorized Representative have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR],
By:
Name:
Title:
Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent,
By:
Name:
Title:
[                                        ],
as Initial Additional Authorized Representative,
By:
Name:
Title:

EXHIBIT G-1

[FORM OF] TERM NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$[____________________]    New York, New York
[__________]
FOR VALUE RECEIVED, the undersigned, Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), hereby unconditionally promises to pay to [____________________] (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) [____________________] DOLLARS ($[____________________]), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing by the US Borrower to the Lender pursuant to the Credit Agreement. The principal amount shall be paid in the applicable amounts and on the applicable dates specified in the Credit Agreement. The US Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the US Borrower in respect of the Term Loan.
This Note (a) is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation, the US Borrower, Continental Building Products Canada Inc., a Canadian federal corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.
The principal balance of the Term Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the US Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.
Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC
By:
Name:
Title:

Schedule A
to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-2

[FORM OF] REVOLVING CREDIT NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
[$][____________________]    New York, New York
[__________]
FOR VALUE RECEIVED, the undersigned, [Continental Building Products Operating Company, LLC, a Delaware limited liability company (the “US Borrower”)][Continental Building Products Canada Inc. (the “Canadian Borrower”)], hereby unconditionally promises to pay to [____________________] (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) [____________________] [US DOLLARS ($[____________________])][CANADIAN DOLLARS (CAD $[____________________])], or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans owing by the [US/Canadian] Borrower to the Lender pursuant to the Credit Agreement. The principal amount shall be paid on the applicable dates specified in the Credit Agreement. The [US/Canadian] Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the [US/Canadian] Borrower in respect of any Revolving Credit Loan.
This Note (a) is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation, [Continental Building Products Operating Company, LLC, a Delaware limited liability company][the US Borrower], [Continental Building Products Canada Inc., a Canadian federal corporation][the Canadian Borrower], the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.
The principal balance of the Revolving Credit Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the [US/Canadian] Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.
Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.
[CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC / CONTINENTAL BUILDING PRODUCTS CANADA INC.],
By:
Name:
Title:

Schedule A
to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS Only applicable to US Tranche Revolving Credit Loans.

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H-1

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the US Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the US Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER],
By:
Name:
Title:

Date:	__________ __, 20[__]

EXHIBIT H-2

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the US Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the US Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER],
By:
Name:
Title:

Date:	__________ __, 20[__]

EXHIBIT H-3

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT],
By:
Name:
Title:

Date:	__________ __, 20[__]

EXHIBIT H-4
[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT],
By:
Name:
Title:

Date:	__________ __, 20[__]

EXHIBIT I

[FORM OF] BORROWING REQUEST
[Date]
Credit Suisse AG,
as Administrative Agent
Eleven Madison Avenue
New York, New York 10010
Attention: [______]
[Continental Building Products Operating Company, LLC][Continental Building Products Canada Inc.]
Ladies and Gentlemen:
Pursuant to Section [2.2][2.6] of that certain Amended and Restated Credit Agreement dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”), the [US Borrower][Canadian Borrower] hereby requests a [Term Loan][US Tranche Revolving Credit Loan][Canadian Tranche Revolving Credit Loan] under the Credit Agreement, and in that connection sets forth below the information relating to such [Term Loan] [US Tranche Revolving Credit Loan][Canadian Tranche Revolving Credit Loan]:
1.    The Business Day of the proposed [Term Loan][Revolving Credit Loan] is [__________ __, ____] (the “Borrowing Date”). 1
2.    The proposed Revolving Credit Loan is a [US Tranche Revolving Credit Loan][Canadian Tranche Revolving Credit Loan].

1 The Borrowing Request shall be delivered one Business Day before the Closing Date in the case of a Term Loan Borrowing, three Business Days before the Borrowing in the case of a Eurocurrency Borrowing (other than Eurocurrency Borrowings to be incurred on the Closing Date, which notice may be given one Business Day prior to the Closing Date) and on the day of the proposed Borrowing in the case of an ABR Borrowing.

[3.    The Type of the proposed [US Tranche Revolving Credit Loan][Term Loan] is a [ABR Loan] Not available for Canadian Tranche Borrowings.2 [Eurocurrency Loan].]
4.    The currency and aggregate amount of the proposed [Term Loan][Revolving Credit Loan] is [US/CAD] $[____________________].3
[5.    The initial Interest Period for each Eurodollar Loan made as part of the proposed [Revolving Credit Loan][Term Loan] is ____ month[s].]4
6.    [Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]
[The [US Borrower][Canadian Borrower] hereby represents and warrants that the conditions specified in Section 4.2 of the Credit Agreement have been satisfied as of the Borrowing Date5 and the computations showing compliance with the Financial Covenant set forth in Section 6.1 are attached as Annex I hereto.]6
Very truly yours,

[CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC] [CONTINENTAL BUILDING PRODUCTS CANADA INC.],
By:
Name:
Title:

2 Not available for Canadian Tranche Borrowings.
3 Term Loans only available in US dollar.
4 Do not include if requesting an ABR Borrowing. Interest Periods may be one, two, three or six months (or, if made available by all participating Lenders, 12 months).
5 To be included for Borrowings following the Closing Date.
6 To be included for Borrowings following the Closing Date.

ANNEX I

[Financial Covenant]

[FORM OF]

SOLVENCY CERTIFICATE
[ ], 20[ ]
This Solvency Certificate is being executed and delivered pursuant to Section 4.1(e) of that Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, amended and restated, supplemented, restated, replaced, refinanced or otherwise modified from time to time, the “Amended and Restated Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Continental Building Products, Inc., Continental Building Products Operating Company, LLC, a Delaware limited liability company (the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent.
Each of the undersigned, [____________] 1 and [___________]2, Vice President and Treasurer, respectively, of the US Borrower (after giving effect to the Transactions), in such capacity and not in an individual capacity, hereby certifies on behalf of the US Borrower as follows:

1.
The sum of the debt and liabilities (subordinated, contingent or otherwise) of the US Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the US Borrower and its subsidiaries, on a consolidated basis.

2.	The capital of the US Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3.
The present fair saleable value of the assets of the US Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the US Borrower and its subsidiaries as they become absolute and matured.

4.
The US Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

1 Insert name of Vice President of US Borrower.
2 Insert name of Treasurer of US Borrower.

5.
For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.
In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Amended and Restated Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the US Borrower and its subsidiaries.

7.
The undersigned confirms and acknowledges that the Agents and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Amended and Restated Credit Agreement.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC,
By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT
dated as of
August 18, 2016
among
CONTINENTAL BUILDING PRODUCTS, INC.,
CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC,
and certain Subsidiaries of the US Borrower
from time to time party hereto

in favor of
CREDIT SUISSE AG,
as Administrative Agent

TABLE OF CONTENTS
Page

SECTION 1	DEFINED TERMS	1
1.1	Definitions	6
1.2	Other Definitional Provisions	6
SECTION 2	GUARANTEE	6
2.1	Guarantee of Payment	7
2.2	No Limitations, Etc	7
2.3	Reinstatement	8
2.4	Agreement To Pay; Subrogation	8
2.6	Information	8
SECTION 3	GRANT OF SECURITY INTEREST	8
SECTION 4	REPRESENTATIONS AND WARRANTIES	10
4.1	Title; No Other Liens	10
4.2	Perfected First Priority Liens	11
4.3	Name; Jurisdiction of Organization, etc	11
4.4	Investment Property and Pledged Securities	11
4.5	Intellectual Property	12
4.6	Commercial Tort Claims	13
4.7	Perfection Certificate	13
SECTION 5	COVENANTS	13
5.1	Delivery of Pledged Securities; Certificated Securities	13
5.2	Maintenance of Insurance	15
5.3	Maintenance of Perfected Security Interest; Further Documentation	15
5.4	Changes in Locations, Name, Jurisdiction of Incorporation, etc	16
5.5	[Reserved]	16
5.6	Intellectual Property	16
5.7	Commercial Tort Claims	17
5.8	Electronic Chattel Paper and Transferable Records	18
5.9	Letter of Credit Rights	18
SECTION 6	REMEDIAL PROVISIONS	19
6.1	Communications with Obligors; Grantors Remain Liable	19
6.2	Pledged Securities	19
6.3	Proceeds to be Turned Over to Administrative Agent	21
6.4	Application of Proceeds	21
6.5	Code and Other Remedies	22
6.6	Remedies for Intellectual Property	25
6.7	Waiver; Deficiency	26
SECTION 7	THE ADMINISTRATIVE AGENT	26
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	26
7.2	Duty of Administrative Agent	28
7.3	Execution of Financing Statements; Intellectual Property Filings	28
7.4	Authority of Administrative Agent	29

SECTION 8	INDEMNITY, SUBROGATION AND SUBORDINATION	28
8.1	Indemnity and Subrogation	28
8.2	Contribution and Subrogation	29
8.3	Subordination	29
SECTION 9	MISCELLANEOUS	29
9.1	Amendments in Writing	29
9.2	Notices	29
9.3	No Waiver by Course of Conduct; Cumulative Remedies	30
9.4	Enforcement Expenses; Indemnification	30
9.5	Successors and Assigns	30
9.6	Set-off	31
9.7	Counterparts	31
9.8	Severability	31
9.9	Section Headings	31
9.10	Integration	31
9.11	GOVERNING LAW	32
9.12	Submission to Jurisdiction; Waivers	32
9.13	Acknowledgments	32
9.14	Additional Grantors	32
9.15	Releases	33
9.16	No Fiduciary Duty	33
9.17	WAIVER OF JURY TRIAL	34
9.18	Keepwell	34

SCHEDULES

Schedule 1	Notice Addresses of Guarantors

Schedule 2	Description of Pledged Investment Property

Schedule 3	Filings and Other Actions Required to Perfect Security Interests

Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and
Chief Executive Office

Schedule 5	Copyrights, Patents, Trademarks and Other Intellectual Property

Schedule 6	Commercial Tort Claims

EXHIBITS

Exhibit A	Acknowledgment and Consent

Exhibit B-1	Copyright Security Agreement

Exhibit B-2	Trademark Security Agreement

Exhibit B-3	Patent Security Agreement

Exhibit C	Intercompany Subordinated Demand Promissory Note

Annex 1	Assumption Agreement

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated as of August 18, 2016, among CONTINENTAL BUILDING PRODUCTS, INC., a Delaware corporation (including its permitted successors, “Holdings”), CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), the Subsidiaries of the US Borrower from time to time party hereto (together with Holdings and the US Borrower, collectively, the “Grantors”) and CREDIT SUISSE AG, as administrative agent and collateral agent (together with its successor in such capacity, the “Administrative Agent”) for (a) the Lenders from time to time parties to the Amended and Restated Credit Agreement dated as of August 18, 2016 (the “Credit Agreement”), among Holdings, the US Borrower, Continental Building Products Canada Inc., a Canadian federal corporation (the “Canadian Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks, and the Administrative Agent, and (b) the other Secured Parties (as hereinafter defined). This Agreement amends and restates the Existing Guarantee and Collateral Agreement (as defined below) in its entirety.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Banks have severally agreed to make extensions of credit to the US Borrower and the Canadian Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the US Borrower and the other Grantors and the Canadian Borrower;
WHEREAS, the US Borrower and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the US Borrower and the Canadian Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;
NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:
SECTION 1 DEFINED TERMS
1.Definitions. (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided that each term defined in the New York UCC and not defined in this Agreement shall have the meaning specified in the New York UCC.

(b)The following terms shall have the following meanings:
“Administrative Agent”: as defined in the preamble hereto.
“After-Acquired Intellectual Property”: as defined in Section 5.6(e).
“Agreement”: this Amended and Restated Guarantee and Collateral Agreement.
“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.
“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.
“Borrower Obligations”: the collective reference to the US Borrower Obligations and the Canadian Borrower Obligations.
“Canadian Borrower”: as defined in the preamble hereto.
“Canadian Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the Canadian Borrower.
“Collateral”: as defined in Section 3(a).
“Collateral Account”: any collateral deposit account established by the Administrative Agent to hold cash pending application to the Obligations.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.
“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.
“Discharge of Obligations”: the payment in full of the Borrower Obligations and termination and expiration of the Commitments.
“Excluded Swap Obligation”: with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Grantor, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes unlawful under the Commodity Exchange Act or any rule or regulation promulgated thereunder or order of the Commodity Futures Trading Commission (or the application or official interpretation of any provision thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Grantor or the grant of such security interest by such Grantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Existing Guarantee and Collateral Agreement”: that certain First Lien Guarantee And Collateral Agreement dated as of August 30, 2013, among Holdings, the US Borrower, the Subsidiaries of the US Borrower from time to time party hereto and the Administrative Agent.
“Grantors”: as defined in the preamble hereto.
“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2), any other Loan Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: with respect to the Guarantor Obligations, the collective reference to each Grantor (other than the Guarantor Obligations with respect to such Grantor), with respect to the US Borrower Obligations, the collective reference to each Grantor other than the US Borrower, and with respect to the Canadian Borrower Obligations, the collective reference to each Grantor.
“Holdings”: as defined in the preamble hereto.
“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.
“Intellectual Property”: the collective reference to all rights relating to intellectual property, whether arising under United States federal or state laws, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit C.
“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities.
“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.
“License”: any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 5 (as such schedule may be amended from time to time).
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations”: the collective reference to the Borrower Obligations and the Guarantor Obligations, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Obligations of such Grantor.
“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.
“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 5 (as such schedule may be amended from time to time), all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.
“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 2 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 2 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.
“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed on Schedule 2 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.
“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivable”: all Accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.
“Registered Intellectual Property”: as defined in Section 4.5(a)(i).
“Secured Parties”: collectively, the Administrative Agent, the Syndication Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty that has agreed to be bound by the provisions of Section 7.2 as if it were a party hereto and by the provisions of Section 8 of the Credit Agreement as if it were a Lender party thereto; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement.
“Swap Obligation”: with respect to any Grantor, any obligation to pay or perform under or in respect of any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets as co-syndication agents.
“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.
“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.
“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.
“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.
“US Borrower”: as defined in the preamble hereto.
“US Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the US Borrower.
1.2    Other Definitional Provisions. (a)  Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.
(b)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2 GUARANTEE

2.1    Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to any of the Borrowers or any other Loan Agreement Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

2.2    Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other person.
2.3    No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Administrative Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any of the Borrowers or any other Loan Agreement Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Agreement Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Agreement Party or exercise any other right or remedy available to them against any Borrower or any other Loan Agreement Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Agreement Party, as the case may be, or any security.

2.4    Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Borrower Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the US Borrower, any other Loan Party or otherwise.

2.5    Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Agreement Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the US Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 6.

2.6    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Loan Agreement Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3 GRANT OF SECURITY INTEREST

(a)Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
(i)all Accounts;
(ii)all Chattel Paper;
(iii)all cash, cash equivalents and Deposit Accounts, Securities Accounts and Commodity Accounts;
(iv)all Documents;
(v)all Equipment;
(vi)all Fixtures;
(vii)all General Intangibles;
(viii)all Instruments;
(ix)all Intellectual Property;
(x)all Inventory;
(xi)all Investment Property;
(xii)all Letter of Credit Rights;
(xiii)all Money;
(xiv)all Goods not otherwise described above;

(xv)any Collateral Account;
(xvi)all Commercial Tort Claims listed on Schedule 6 (as such schedule may be amended from time to time, including pursuant to Section 5.7);
(xvii)all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(xviii)to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.
Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Administrative Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.
(b)Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required (i) to perfect the security interests granted by this Agreement by any means other than by (A) filings of financing statements pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office) of the relevant State(s) of any such Grantor’s jurisdiction of organization and filings with respect to any fixtures relating to mortgaged properties in the relevant jurisdictions, (B) filings in United States government offices with respect to Intellectual Property and (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities and certificated Capital Stock to the extent required by Section 5.1, (ii) enter into control agreements with respect to any Deposit Accounts, Securities Account and Commodity Accounts or (iii) to take any action (other than the actions listed in clause (i)(A) above) with respect to any assets located outside of the United States, except with respect to any assets located in Canada.

(c)Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Banks and the Lenders to enter into the Credit Agreement and to induce the Issuing Banks and the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:
4.1 Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are not prohibited by the Credit Agreement.
4.2 Perfected First Priority Liens. (a) The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable first lien security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, enforceable against each applicable Grantor in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law)) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, upon completion of the filings and other actions specified on Schedule 3 (as such schedule may be amended from time to time) (all of which, in the case of all filings and other documents referred to on said schedule, have been delivered to the Administrative Agent in duly completed and duly executed form, as applicable, and may be filed by the Administrative Agent at any time after the effectiveness of the Credit Agreement) and payment of all filing fees, will be perfected and are prior to all other Liens on the Collateral except for Permitted Liens that have priority as a matter of law.

(b)    The pledge effected hereby is effective to vest in the Administrative Agent, for the ratable benefit of the Secured Parties, the rights of the Administrative Agent in the Collateral as set forth herein and all actions by any Grantor necessary or desirable to protect and perfect the Lien on the Collateral have been duly taken.
4.3 Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4 (as such schedule may be amended from time to time). Except as specified on Schedule 4 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office or sole place of business within the five year period immediately prior to the Applicable Date.
4.4 Investment Property and Pledged Securities. (a)  Such Grantor is the record and beneficial owner of, and has good title to, the Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens and the security interest created hereunder.
(b)Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock, owned by any Grantor and such Pledged Capital Stock constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes, owned by any Grantor that are required to be delivered to the Administrative Agent pursuant to Section 5.1(a).
(c)The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock have been duly and validly authorized and issued and are fully paid and nonassessable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in proceedings in equity or at law).

(d)All the Pledged Debt Securities and Pledged Notes have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in proceedings in equity or at law); provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities or Pledged Notes issued by a Person other than Holdings, the Borrower or any Subsidiary, are made to the knowledge of the Grantors.
(e)Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 2 (as such schedule may be amended from time to time) as owned by such Grantor, (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement and (iii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and Permitted Liens), however arising, of all Persons whomsoever.
(f)Except for restrictions and limitations imposed by the Loan Documents and the security documents related thereto, or securities laws generally, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.
4.5 Intellectual Property. (a)  Schedule 5 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with the United States Patent and Trademark Office, all registered Copyrights and pending Copyright applications of any Grantor with the United States Copyright Office, and all registered Trademarks and pending Trademark applications of any Grantor with the United States Patent and Trademark Office (collectively, “Registered Intellectual Property”).
(b)    Except as would not have or reasonably be expected to have a Material Adverse Effect:
(i)each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;
(ii)on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable, does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge, is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii)as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and
(iv)no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.
4.6 Commercial Tort Claims. Schedule 6 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date, each Commercial Tort Claim with respect to any Grantor, that, in the reasonable determination of the US Borrower, are estimated to be in excess of $2,000,000.
4.7 Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the Applicable Date.

SECTION 5 COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Obligations:
5.1Delivery of Pledged Securities; Certificated Securities. (a)  If any of the Collateral consists of an Instrument, note or debt security with a principal amount of $2,000,000 or more, such Instrument, note or debt security shall be delivered to the Administrative Agent (i) on or prior to the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date or (ii) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event on or prior to the date an updated Perfection Certificate with respect to the fiscal quarter in which such Collateral is acquired is delivered pursuant to Section 5.2(b) of the Credit Agreement (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
(b)    If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Administrative Agent (i) on or prior to the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date or (ii) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event on or prior to the date an updated Perfection Certificate with respect to the fiscal quarter in which such Collateral is acquired is delivered pursuant to Section 5.2(b) of the Credit Agreement (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(c)    Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Administrative Agent (x) on or prior to the Closing Date (in the case of any such certificate owned by a Grantor on the Closing Date) or (y) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event on or prior to the date an updated Perfection Certificate with respect to the fiscal quarter in which such Collateral is acquired is delivered pursuant to Section 5.2(b) of the Credit Agreement (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case pursuant to the terms hereof.
(d)    If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof (which Issuer may be another Grantor) either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee following the occurrence and during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security that are included in the Collateral.
(e)    Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule 2 (as such schedule may be amended from time to time) and made a part hereof; provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
5.2Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Section 5.5 of the Credit Agreement, and furnish to the Administrative Agent, upon reasonable written request by the Administrative Agent, information in reasonable scope and detail as to the insurance carried.

5.3Maintenance of Perfected Security Interest; Further Documentation. (a)  Subject to the provisions of Section 5.9(d)(i), (ii) and (iii)(A) of the Credit Agreement and Section 3(b) and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 until the Collateral is released from such security interest pursuant to the terms of Section 9.14 of the Credit Agreement or by operation of law or by agreement of the requisite Lenders or all Lenders and shall defend such security interest and the priority thereof against the claims and demands of all Persons whomsoever (subject to Permitted Liens). Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Collateral against all persons.
(b)Each Grantor agrees to use its commercially reasonable effort to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records in all material respects indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Administrative Agent may request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail satisfactory to the Administrative Agent showing the identity, amount and location of any and all Collateral.
(c)Subject to the provisions of Section 5.9(d)(i), (ii) and (iii)(A) of the Credit Agreement and Section 3(b), at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests and (ii) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction within the United States with respect to the security interests created hereby. Each Grantor will provide to the Administrative Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Lien created or intended to be created pursuant to this Agreement.
(d)No Grantor shall make or permit to be made any transfer of the Collateral except as permitted by the Credit Agreement and each Grantor shall use commercially reasonable efforts to remain at all times in possession or otherwise in control of the Collateral owned by it, in a manner consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged, except as permitted by the Credit Agreement.
(e)No Grantor will, without the Administrative Agent’s prior written consent (not to be unreasonably withheld or delayed), grant any extension of the time of payment of any Receivables included in the Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises, compoundings or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

5.4Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Administrative Agent and prompt delivery to the Administrative Agent of all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d)(i), (ii) and (iii)(A) of the Credit Agreement and Section 3(b), (i) change its jurisdiction of organization or, in the case of Grantors which are not registered organizations (within the meaning of the Uniform Commercial Code), the location of its chief executive officer or the sole place of business from that referred to on Schedule 4 (as such schedule may be amended from time to time), (ii) change its name or (iii) change its identity or type of organization or corporate structure.
5.5[Reserved].
5.6Intellectual Property. (a)  Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Administrative Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
(b)Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property included in the Collateral with the United States Patent and Trademark Office or the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof, such Grantor shall report such filing to the Administrative Agent in accordance with and to the extent required by Section 5.2(b) of the Credit Agreement. Upon request of the Administrative Agent, subject to Section 5.9(d)(i), (ii) and (iii)(A) of the Credit Agreement and Section 3(b), such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in the United States Patent and Trademark Office or the United States Copyright Office.
(c)Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

(d)Such Grantor agrees to execute a Copyright Security Agreement, a Trademark Security Agreement or a Patent Security Agreement, as applicable, with respect to its Registered Intellectual Property included in the Collateral in substantially the form of Exhibit B-1, B-2 or B-3, respectively, in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.
(e)Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. At such time as the US Borrower provides the Administrative Agent with notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor pursuant to Section 5.2(b) of the Credit Agreement, such Grantor shall execute an After-Acquired Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property in substantially the form of Exhibit B-1, B-2 or B-3, as applicable, in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.
5.7Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $2,000,000, such Grantor shall (a) on or prior to the Closing Date (in the case of any such interest in any Commercial Tort Claims owned by a Grantor on the Closing Date or (b) promptly after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event on or prior to the date an updated Perfection Certificate with respect to the fiscal quarter such interest is obtained is delivered pursuant to Section 5.2(b) of the Credit Agreement (in the case of any other such interest in any Commercial Tort Claims) (or such later date as the Administrative Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim and the proceeds thereof. In the event an updated Perfection Certificate or an Assumption Agreement shall set forth any Commercial Tort Claim, Schedule 6 shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such updated Perfection Certificate or Assumption Agreement.
5.8Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall (a) on or prior to the Closing Date (in the case of any such interest in any Electronic Chattel Paper or “transferable record” owned by a Grantor on the Closing Date or (b) promptly after such interest is first held or acquired (in the case of any other such Electronic Chattel Paper or “transferable record”) and in any event on or prior to the date an updated Perfection Certificate with respect to the fiscal quarter such interest is first held or acquired is delivered pursuant to Section 5.2(b) of the Credit Agreement (in the case of any other such interest in any Electronic Chattel Paper or “transferable record”) (or such later date as the Administrative Agent may agree in its reasonable discretion) notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under New York UCC Section 9‑105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9‑105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.
5.9Letter of Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit with a face amount in excess of $2,000,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly and in any event on or prior to the date an updated Perfection Certificate with respect to the fiscal quarter such issuance occurs is delivered pursuant to Section 5.2(b) of the Credit Agreement (in the case of any other such Collateral) (or such later date as the Administrative Agent may agree in its reasonable discretion) notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

SECTION 6 REMEDIAL PROVISIONS

6.1Communications with Obligors; Grantors Remain Liable. The Administrative Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Administrative Agent.

6.2Pledged Securities. (a)  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders), each Grantor shall be permitted to (i) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (ii) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Administrative Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.
(b)If an Event of Default shall occur and be continuing and the Administrative Agent shall have given written notice to the US Borrower of the Administrative Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders): (i) the Administrative Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Administrative Agent, and each Grantor will promptly following request give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).
(c)Any notice given by the Administrative Agent to the US Borrower or any other Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
(d)Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.
6.3Proceeds to be Turned Over to Administrative Agent. If an Event of Default shall occur and be continuing, at the written request of the Administrative Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if reasonably required). All such Proceeds of Collateral received by the Administrative Agent under this Section 6.3 shall be held by the Administrative Agent in a Collateral Account maintained under its control (as defined in and subject to Section 9-104 of the New York UCC). All such Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.
6.4Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5) of Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under Specified Hedge Agreements and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements and to amounts then due and payable under Specified Hedge Agreements with Qualified Counterparties and Cash Management Obligations then due and payable and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of the LC Disbursements comprised of the aggregate undrawn amount of Letters of Credit, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the US Borrower or as otherwise required by applicable law.
(b)     The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
(d)    Notwithstanding the foregoing, Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.
6.5Code and Other Remedies. (a)  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses (other than the defense of payment or performance of the Discharge of Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Borrower Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Administrative Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

(b)The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Administrative Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations in accordance with Section 6.4 and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.
(c)In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

6.6Remedies for Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).
(b)For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, that such license shall automatically terminate upon the Discharge of Obligations. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Obligations.
6.7Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7 THE ADMINISTRATIVE AGENT

7.1Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a)  Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:
(i)in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(iii)pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;
(iv)execute, in connection with the exercise of any right or remedy provided for in Section 6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v)(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivable to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b)) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.
(b)If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.
(c)The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
(d)Each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, consents to the exercise by the Administrative Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
7.2Duty of Administrative Agent. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3Execution of Financing Statements; Intellectual Property Filings. (a)  Each Grantor hereby authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
(b)The Administrative Agent is authorized to file with the United States Patent and Trademark Office (“USPTO”) or the United States Copyright Office (“USCO”) (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in the USPTO or USCO, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.
7.4Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8 INDEMNITY, SUBROGATION AND SUBORDINATION

8.1Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), the US Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the US Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party, the US Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the US Borrower as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy secured Obligations constituting Swap Obligations, only those Contributing Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.
8.3Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Borrower Obligations. No failure on the part of the US Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.
(b)    The US Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the US Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Borrower Obligations.

SECTION 9 MISCELLANEOUS

9.1Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Administrative Agent.
9.2Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than Holdings or the US Borrower) shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (as such schedule may be amended from time to time).

9.3No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
9.4Enforcement Expenses; Indemnification. (a)  Each Guarantor agrees to pay or reimburse each Lender for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the reasonable out-of-pocket fees and disbursements and other charges of counsel to each Secured Party and of counsel to the Administrative Agent, in each case, to the extent the US Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.
(b)    Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent the US Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.
(c)    Each Guarantor agrees to pay, and to hold the Lenders, the Agents and Issuing Banks harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the US Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.
(d)    The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
(e)    Each Grantor agrees that the provisions of Section 9.3(b) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, as if each reference therein to the U.S. Borrower were a reference to such Grantor.
9.5Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6Set-off. Each Grantor hereby irrevocably authorizes each Lender at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust account maintained in the ordinary course of business) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Grantor to such Lender hereunder and claims of every nature and description of such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Lender may elect, whether or not any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured , in each case, to the extent the US Borrower would be required to do so pursuant to Section 9.8 of the Credit Agreement. Each Lender shall notify such Grantor promptly of any such set-off and the application made by such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.
9.7Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
9.8Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.9Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.10Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.
9.12Submission to Jurisdiction; Waivers. (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.
(b)    The US Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
9.13Acknowledgments. Each Grantor hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
9.14Additional Grantors. Each Subsidiary of the US Borrower that is required to become a party to this Agreement pursuant to Section 5.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement. Upon execution and delivery by the Administrative Agent and such Subsidiary of a supplement in the form of Annex 1 hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement

9.15Releases. (a)  Upon the Discharge of Obligations, this Agreement and the Liens granted hereby shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Secured Parties, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release, and the Guarantee Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Secured Parties, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Guarantee Obligations of the Guarantors hereunder.
(b)    In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or assets, and, in the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary, the Guarantee Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Guarantee Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.
9.16No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.17WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.18Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.18 shall remain in full force and effect until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and all Letters of Credit have been Cash Collateralized, cancelled or have expired and all amounts drawn thereunder have been reimbursed in full. Each Qualified ECP Guarantor intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
9.19Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Guarantee and Collateral Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a release of any right, title or interest in the Collateral held by the Secured Parties under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the guarantees and security described in the Existing Guarantee and Collateral Agreement shall be amended and restated in their entirety as described herein.
(signature pages follow)

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.
CONTINENTAL BUILDING PRODUCTS, INC.

By:
Name:
Title:

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

By:
Name:
Title:

CONTINENTAL BUCHANAN, LLC

By:
Name:
Title:

CONTINENTAL SILVER GROVE, LLC

By:
Name:
Title:

CONTINENTAL PALATKA, LLC

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1
NOTICE ADDRESSES OF GUARANTORS

ENTITY	JURISDICTION	NOTICE ADDRESS
Continental Building Products, Inc.	Delaware	12950 Worldgate Drive Herndon, VA 20170
Continental Building Products Operating Company, LLC	Delaware	12950 Worldgate Drive Herndon, VA 20170
Continental Buchanan, LLC	Delaware	12950 Worldgate Drive Herndon, VA 20170
Continental Palatka, LLC	Delaware	12950 Worldgate Drive Herndon, VA 20170
Continental Silver Grove, LLC	Delaware	12950 Worldgate Drive Herndon, VA 20170

SCHEDULE 2
DESCRIPTION OF PLEDGED INVESTMENT PROPERTY

Pledged Capital Stock:

GRANTOR	ISSUER	ISSUER’S JURISDICTION	CLASS	STOCK CERT. NO.	PCT. OF SHARES OR INTERESTS PLEDGED
Continental Building Products, Inc.	Continental Building Products Operating Company, LLC	Delaware	N/A	N/A	100% membership interests
Continental Building Products Operating Company, LLC	Continental Silver Grove, LLC	Delaware	N/A	N/A	100% membership interests
Continental Building Products Operating Company, LLC	Continental Palatka, LLC	Delaware	N/A	N/A	100% membership interests
Continental Building Products Operating Company, LLC	Continental Buchanan, LLC	Delaware	N/A	N/A	100% membership interests
Continental Building Products Operating Company, LLC	Continental Building Products Canada Inc.	Canada	N/A	C-5	65%

Pledged Debt Securities

None.

Pledged Notes

Amended and Restated Intercompany Subordinated Demand Promissory Note, dated as of August [16], 2016 made by Holdings, the Company, the Canadian Borrower and the Grantors, as payors, evidencing intercompany advances outstanding from time to time.

SCHEDULE 3
REQUIRED FILINGS AND OTHER ACTIONS REQUIRED
TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings:

LOAN PARTY	FILING JURISDICTION
Continental Building Products, Inc.	Delaware
Continental Building Products Operating Company, LLC	Delaware
Continental Buchanan, LLC	Delaware
Continental Palatka, LLC	Delaware
Continental Silver Grove, LLC	Delaware

Copyright, Patent and Trademark Filings:

1. Each security interest in registrations of and applications for United States Copyrights, if any, must be recorded within one month of the date hereof; provided, however, that subsequent recordations may be necessary to perfect the security interest of the Secured Parties in registrations and applications for United States Copyrights that are acquired or exclusively licensed by any Grantor after the date hereof.

2. Each security interest in registrations of and applications for United States Patents and Trademarks, if any, must be recorded within three months of the date hereof; provided, however, that subsequent recordations may be necessary to perfect the security interest of the Secured Parties in registrations and applications for United States Patents and Trademarks that are acquired or exclusively licensed by any Grantor after the date hereof.

Delivery of Certificated Securities:

Perfection of the Administrative Agent’s security interest in certificated securities shall occur upon delivery thereof to the Administrative Agent in a manner satisfactory to the Administrative Agent.

SCHEDULE 4
EXACT LEGAL NAME, JURISDICTION OF ORGANIZATION, ORGANIZATIONAL IDENTIFICATION NUMBER AND CHIEF EXECUTIVE OFFICE

EXACT LEGAL NAME	JURISDICTION OF ORGANIZATION	ORGANIZATIONAL ID NO.	CHIEF EXECUTIVE OFFICE
Continental Building Products, Inc.	Delaware	5374357	12950 Worldgate Drive Herndon, VA 20170
Continental Building Products Operating Company, LLC	Delaware	5357219	12950 Worldgate Drive Herndon, VA 20170
Continental Buchanan, LLC	Delaware	5357224	12950 Worldgate Drive Herndon, VA 20170
Continental Palatka, LLC	Delaware	5357223	12950 Worldgate Drive Herndon, VA 20170
Continental Silver Grove, LLC	Delaware	5357222	12950 Worldgate Drive Herndon, VA 20170

SCHEDULE 5
COPYRIGHTS, PATENTS, TRADEMARKS, INTELLECTUAL PROPERTY LICENSES AND OTHER INTELLECTUAL PROPERTY

Copyrights

None.

Patents

Registered Owner	Ref.	Title	Patent No. / Date	App. No. / Date	Status	Expiration Date (if applicable)
Continental Building Products Operating Company, LLC	LP95004-US-CNT	Construction assembly of plaster boards and a method of assembling a plurality of plaster boards	7,337,587 20080304	10/857,504 20040601	Granted	June 1, 2024
Continental Building Products Operating Company, LLC	LP00005-US-PCT	Surfactant composition for gypsum plaster boards	7,033,431 20060425	10/381,232 20030609	Granted	September 14, 2021
Continental Building Products Operating Company, LLC	LP00001-US-PCT	Jointing compound for structural element, method for preparing same and method for producing a structure	7,047,701 20060523	10/345,141 20030116	Granted	July 12, 2021
Continental Building Products Operating Company, LLC	LP00004-US-CNT	Method, assembly and additional coat for the construction of interior works	7,208,225 20070424	10/308,084 20021203	Granted	August 4, 2020
Continental Building Products Operating Company, LLC	LP00004-US-DIV	Method, assembly and additional coat for the construction of interior works	8,151,532 20120410	10/885,078 20040707	Granted	August 4, 2020
Continental Building Products Operating Company, LLC	LP01002-US-PCT	Method for producing reduced-weight plasterboards	7,220,373 20070522	10/469,857 20031231	Granted	March 5, 2022
Continental Building Products Operating Company, LLC	LP01004-US-CPA	Method and device for forming dense layers in a gypsum paste	7,470,338 20081230	10/703,418 20031110	Granted	December 4, 2022

Continental Building Products Operating Company, LLC	LP02002-US-PCD	Method for production of sheets made from binder, production line for said sheets and device for generation of an impression	7,651,327 20100126	10/904,738 20041124	Granted	July 26, 2025
Continental Building Products Operating Company, LLC	LP02002-US-PCT	Method for production of sheets made from binder, production line for said sheets and device for generation of an impression	7,790,090 20100907	10/505,543 20050223	Granted	March 25, 2027
Continental Building Products Operating Company, LLC	LP02004-US-PCD	Device for drying and/or firing gypsum	8,251,695 20120828	12/268,473 20081111	Granted	March 4, 2023
Continental Building Products Operating Company, LLC	LP02004-US-PCT	Device for drying and/or firing gypsum	7,651,565 20100126	10/506,567 20050812	Granted	May 2, 2025
Continental Building Products Operating Company, LLC	LP02009-US-PCD	Joint coating composition for construction elements and method for producing a structure	7,842,218 20101130	12/472,055 20090526	Granted	December 26, 2023
Continental Building Products Operating Company, LLC	LP02009-US-PCT	Joint coating composition for construction elements and method for producing a structure	7,594,963 20090929	10/534,231 20050506	Granted	September 28, 2026
Continental Building Products Operating Company, LLC	LP03004-US-PCD	Hydraulic binder-based, tapered-edge boards, production method and production line therefor, and light work construction method	8,257,525 20120904	12/538,996 20090811	Granted	May 21, 2024
Continental Building Products Operating Company, LLC	LP03004-US-PCD[2]	Hydraulic binder-based, tapered-edge boards, production method and production line therefor, and light work construction method	8,372,240 20130212	12/539,005 20090811	Granted	May 21, 2024
Continental Building Products Operating Company, LLC	LP03009-US-DIV	Method and apparatus for stabilizing plaster	7,748,888 20100706	12/068,335 20080205	Granted	March 8, 2025

Continental Building Products Operating Company, LLC	LP03009-US-NP	Method and apparatus for stabilizing plaster	7,371,278 20080513	11/014,998 20041220	Granted	December 20, 2024
Continental Building Products Operating Company, LLC	LP04002-US-NP[2]	A system using a drywall board and a jointing compound, coating for wall construction	7,469,510 20081230	10/824,193 20040414	Granted	August 25, 2025
Continental Building Products Operating Company, LLC	LP04002-US-NP[4]	A system using a drywall board and a jointing compound, coating for wall construction	7,414,085 20080819	10/824,336 20040414	Granted	September 12, 2025
Continental Building Products Operating Company, LLC	LP04003-US-NP	Manufacturing line for gypsum boards	7,214,411 20070508	10/822,783 20040413	Granted	April 13, 2024
Continental Building Products Operating Company, LLC	LP04004-US-PCT	Method for producing a work, pointing and surfacing compound for structural elements and method for producing thereof	7,759,416 20100720	11/579,449 20070430	Granted	January 11, 2026
Continental Building Products Operating Company, LLC	LP04005-US-PCT	Gypsum plasterboard comprising at least a covering paper with a coating slip comprising plastic pigments, coating slip and related manufacturing method	8,524,373	11/571,446 20090817	Granted	June 29, 2025
Continental Building Products Operating Company, LLC	LP04006-US-NP	New gypsum board and systems comprising it	7,700,505 20100420	10/943,949 20040920	Granted	September 5, 2028
Continental Building Products Operating Company, LLC	LP05003-US-PCD	Jointing and surface coating material for building elements, method for preparing same and method for constructing a structure	N/A	13/328,840 20111216	Pending	N/A
Continental Building Products Operating Company, LLC	LP06001-US-PCD	Lightweight plasterboard and plaster slurry composition used for its manufacture	8,252,110 20120828	13/092,576 20110422	Granted	March 27, 2027

Continental Building Products Operating Company, LLC	LP06003-US-PCT	Production process for boards with four feathered edges based on hydraulic binder, line for the production of such boards	8,277,586 20121002	12/300,259 20090605	Granted	May 4, 2027
Continental Building Products Operating Company, LLC	LP07003-US-PCT	Sound-absorbing, resistant panels and process for making same	N/A	12/747,057 20100609	Pending	N/A
Continental Building Products Operating Company, LLC	[LP07003]	Sound-absorbing, resistant panels and process for making same (Continuation of Application 12/747,057)	N/A	15/012,273 20160201	Pending	N/A
Continental Building Products Operating Company, LLC	LP09002-US-PCT	Water-reducing agent for hydraulic binders	N8,962,713 B2	13/256,331 20110913	Granted	November 26, 2030
Continental Building Products Operating Company, LLC	LP10001-US-PCT	Plaster Paste Mixer	N/A	13/522,396 20120716	Pending	N/A
Continental Building Products Operating Company, LLC	N/A	Baffled Donut Apparatus for use in System and Method for Forming Gypsum Board	N/A	62155241	Pending	N/A

Trademarks

Registered Owner	Trademark	Registration No.	Registration Date	Expiration Date (if applicable)
Continental Building Products Operating Company, LLC	Fire WaterCheck	2505424	11/6/2001	N/A
Continental Building Products Operating Company, LLC	Firecheck	2254925	6/22/1999	N/A
Continental Building Products Operating Company, LLC	L5	2945324	4/26/2005	N/A

Continental Building Products Operating Company, LLC	L5	2825850	3/23/2004	N/A
Continental Building Products Operating Company, LLC	LiftLite	4126855	4/10/2012	N/A
Continental Building Products Operating Company, LLC	Mold Defense	3353487	12/11/2007	N/A
Continental Building Products Operating Company, LLC	Protecta	2701067	3/25/2003	N/A
Continental Building Products Operating Company, LLC	Rapid Coat	3448360	6/17/2008	N/A
Continental Building Products Operating Company, LLC	Rapid Coat Low Dust	3547893	12/16/2008	N/A
Continental Building Products Operating Company, LLC	Rapid Deco	86436111 (Serial #)	10/27/2014	N/A
Continental Building Products Operating Company, LLC	Rapid Joint	2489194	9/11/2001	N/A
Continental Building Products Operating Company, LLC	SagCheck	2309014	1/18/2000	N/A
Continental Building Products Operating Company, LLC	WaterCheck	2220303	1/26/1999	N/A
Continental Building Products Operating Company, LLC	W Dfz	3831431	8/10/2010	N/A
Continental Building Products Operating Company, LLC	M Dfz	3831442	8/10/2010	N/A
Continental Building Products Operating Company, LLC	Continental	4,549,328	June 10, 2014	N/A

Continental Building Products Operating Company, LLC		4,717,550	April 7, 2015	N/A
Continental Building Products Operating Company, LLC	Continental (With Bison Logo)	4,817,268	September 22, 2015	N/A

Infringement of Intellectual Property Rights
None.

Exhibit A to
Guarantee and Collateral Agreement
FORM OF ACKNOWLEDGMENT AND CONSENT
Each of the undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement dated as of August 18, 2016 (the “Agreement”), made by the Grantors parties thereto in favor of Credit Suisse AG, as administrative agent; capitalized terms used but not defined herein have the meanings given such terms therein. Each of the undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:
1.The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.The terms of Section 6.2 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.2 of the Agreement.

3.This Acknowledgement may be executed by one or more of the parties hereto on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[NAME OF ISSUERS]
By

Name:
Title:

Address for Notices:

_________________________________________________

_________________________________________________

Fax:_____________________________________

Exhibit B-1 to
Guarantee and Collateral Agreement

FORM OF COPYRIGHT SECURITY AGREEMENT
This COPYRIGHT SECURITY AGREEMENT, dated as of [_____________] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “Copyright Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
WHEREAS, Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”) and Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”) have entered into an Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Administrative Agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement, dated as of August 18, 2016, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).
WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Copyrights and have agreed as a condition thereof to execute this Copyright Security Agreement with respect to certain of their Copyrights in order to record the security interests granted therein with the United States Copyright Office (or any successor office or other applicable United States Governmental Authorities).
NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Copyright Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)(i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 1, and (ii) the rights to print, publish and distribute any of the foregoing (“Copyrights”);

(b)all Copyright Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1; and

(c)(i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above.

SECTION 2Excluded Assets. Notwithstanding anything to the contrary in this Copyright Security Agreement, none of the Excluded Assets (as defined in the Credit Agreement) shall constitute Copyright Collateral.

SECTION 3Recordation. Each Grantor authorizes and requests that the Register of Copyrights and any other applicable United States government officer record this Copyright Security Agreement.

SECTION 4Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5    GOVERNING LAW. THIS COPYRIGHT SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COPYRIGHT SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6    Conflict Provision. This Copyright Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Copyright Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Copyright Security Agreement to be duly executed and delivered as of the date first above written.
[NAME OF GRANTOR]

By:_______________________________
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By:_______________________________
Name:
Title:

By:_______________________________
Name:
Title:

Schedule 1
COPYRIGHTS

Exhibit B-2 to
Guarantee and Collateral Agreement

FORM OF TRADEMARK SECURITY AGREEMENT
This TRADEMARK SECURITY AGREEMENT, dated as of [_____________] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “Trademark Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
WHEREAS, Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”) and Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”) have entered into an Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Administrative Agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement, dated as of August 18, 2016, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).
WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Trademarks and have agreed as a condition thereof to execute this Trademark Security Agreement with respect to certain of their Trademarks in order to record the security interests granted therein with the United States Patent and Trademark Office (or any successor office or other applicable United States Governmental Authorities).
NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1    Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Trademark Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)(i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 1, and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Trademarks”);

(b)all Trademark Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1; and
(c)(i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above.

SECTION 2    Excluded Assets. Notwithstanding anything to the contrary in this Trademark Security Agreement, none of the Excluded Assets (as defined in the Credit Agreement) shall constitute Trademark Collateral.

SECTION 3    Recordation. Each Grantor authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable United States government officer record this Trademark Security Agreement.

SECTION 4    Execution in Counterparts. This Trademark Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5    GOVERNING LAW. THIS TRADEMARK SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TRADEMARK SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6    Conflict Provision. This Trademark Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Trademark Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Trademark Security Agreement to be duly executed and delivered as of the date first above written.
[NAME OF GRANTOR]

By:_______________________________
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By:_______________________________
Name:
Title:

By:_______________________________
Name:
Title:

Schedule 1
TRADEMARKS

Exhibit B-3 to
Guarantee and Collateral Agreement
FORM OF PATENT SECURITY AGREEMENT
This PATENT SECURITY AGREEMENT, dated as of [_____________] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “Patent Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
WHEREAS, Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”) and Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”) have entered into an Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Administrative Agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement, dated as of August 18, 2016, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).
WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Patents and have agreed as a condition thereof to execute this Patent Security Agreement with respect to certain of their Patents in order to record the security interests granted therein with the United States Patent and Trademark Office (or any successor office or other applicable United States Governmental Authorities).
NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1    Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Patent Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)(i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 1, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof,

(ii) all inventions and improvements described and claimed therein and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(b)all Patent Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1; and

(c)(i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above.

SECTION 2    Excluded Assets. Notwithstanding anything to the contrary in this Patent Security Agreement, none of the Excluded Assets (as defined in the Credit Agreement) shall constitute Patent Collateral.

SECTION 3    Recordation. Each Grantor authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable United States government officer record this Patent Security Agreement.

SECTION 4    Execution in Counterparts. This Patent Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5    GOVERNING LAW. THIS PATENT SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PATENT SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6    Conflict Provision. This Patent Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Patent Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Patent Security Agreement to be duly executed and delivered as of the date first above written.
[NAME OF GRANTOR]

By:_______________________________
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By:_______________________________
Name:
Title:

By:_______________________________
Name:
Title:

Schedule 1
PATENTS

Exhibit C to
Guarantee and Collateral Agreement

FORM OF INTERCOMPANY NOTE
[Attached]

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE
Note Number: 1                                    Dated: [_________]

FOR VALUE RECEIVED, Holdings, the US Borrower and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (this “Promissory Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the applicable Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness for borrowed money now or hereafter owing by such Payor to such Payee in the books and records of such Payee, including as shown on Schedule A (and any continuation thereof). The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”).
The unpaid principal amount from time to time outstanding of all such loans, advances and other Indebtedness owed by each Payor to the relevant Payee shall bear interest at a rate per annum equal to the rate as may be agreed upon in writing from time to time by such Payor and the relevant Payee. Interest shall be due and payable at such times as may be agreed upon in writing from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days or 366 days, as the case may be.
Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Promissory Note has been pledged by each Payee (other than Continental Building Products Canada Inc.) to the Administrative Agent for the benefit of the Secured Parties (as defined in the Credit Agreement) as security for such Payee’s Obligations (as defined in the Credit Agreement) (such Obligations for purposes of this Promissory Note are referred to as “Obligations”), if any, under the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents (each as defined under the Credit Agreement). During the continuation of an Event of Default the Administrative Agent may, subject to the terms set forth in the Security

Documents and the other Loan Documents, exercise all rights of the respective Payees hereunder. Each Payor acknowledges and agrees that the Administrative Agent and the other Secured Parties may exercise all the rights of each Payee under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.
Each Payee agrees that any and all obligations evidenced by this Promissory Note that are owed by any Payor that is a Loan Party to any Payee other than the Borrower or any other Loan Party shall be subordinate and junior in right of payment to the Obligations until the Obligations have been paid in full in immediately available funds (excluding Obligations in respect of any Specified Hedge Agreements (as defined in the Credit Agreement), Cash Management Obligations (as defined in the Credit Agreement) and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and all Letters of Credit have expired or terminated or been cash collateralized (in a manner consistent with Section 2.7(j) of the Credit Agreement) or backed (in a manner reasonably satisfactory to the relevant Issuing Bank) with other letters of credit and the Commitments under the Credit Agreement have expired or been terminated (“Paid in Full”); provided, that each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the US Borrower of the Administrative Agent’s intent to execute its rights pursuant to Section 6.2(b) of the Guarantee and Collateral Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders as defined therein); and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Administrative Agent or any other Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent and each other Secured Party in such assets (to the extent arising under the Loan Documents). Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, until the Secured Obligations have been Paid in Full.
If all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property or otherwise, which shall be payable or deliverable upon or with respect to any obligation of such Payor evidenced by this Promissory Note to any Payee that is a Loan Party (“Payor Indebtedness”) at any time when an Event of Default has occurred and is continuing shall be paid or delivered directly to the Administrative Agent for application in accordance with the Credit Agreement until the date on which the Obligations shall have been Paid in Full. Each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the Administrative Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to, at any time when an Event of Default has occurred and is continuing, demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Lien Administrative Agent’s own name or in the name of such Payee or otherwise, as the Administrative Agent may reasonably deem necessary or advisable for the enforcement of this Promissory Note. Each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Administrative Agent. After the occurrence and during the continuance of an Event of Default the Administrative Agent may vote such proofs of claim in any such proceeding (and the applicable Payee Loan Party shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Obligations. Except as otherwise expressly permitted under the Credit Agreement, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee at any time when an Event of Default has occurred and is continuing prior to such time as the Obligations have been Paid in Full, such Payee shall receive and hold the same for the benefit of the Administrative Agent and the Secured Parties, and shall forthwith upon written demand by the Administrative Agent deliver the same to the Administrative Agent, for the benefit of the applicable Secured Parties, in the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Administrative Agent’s judgment), for application to the Obligations and, until so delivered, the same shall be segregated from the other assets of such Payee as the property of the Administrative Agent for the benefit of the applicable Secured Parties. If such Payee fails to make any such endorsement or assignment to the Administrative Agent, or if the Obligations have been Paid in Full, the Administrative Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee and Payor agrees that, until the Obligations have been Paid in Full, it will not amend, modify or supplement this Promissory Note in a manner adverse to the Secured Parties (as defined in the Credit Agreement) without the consent of the Administrative Agent. The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.
Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.
This Promissory Note may be amended or replaced with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) to the extent necessary in order to include any Permitted Credit Agreement Refinancing Indebtedness as senior obligations (along with the Obligations) for purposes of this Note.

THIS PROMISSORY NOTE, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL

BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
From time to time after the date hereof, additional Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each such additional Group Member, an “Additional Party”). Upon delivery of such counterpart signature page to the other signatories hereto, notice of which is hereby waived by the other signatories hereto, each Additional Party shall be a Payor and/or a Payee, as applicable, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.
This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
[Signature page follows]

IN WITNESS WHEREOF, each Payor and Payee has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

PAYORS:

CONTINENTAL BUILDING PRODUCTS, INC.

By:_______________________________

Name:

Title:

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

By:_______________________________

Name:

Title:

CONTINENTAL BUILDING PRODUCTS CANADA INC.

By:_______________________________

Name:

Title:

CONTINENTAL BUCHANAN, LLC

By:_______________________________

Name:

Title:

CONTINENTAL PALATKA, LLC

By:_______________________________

Name:

Title:

CONTINENTAL SILVER GROVE, LLC

By:_______________________________

Name:

Title:

PAYEES:

CONTINENTAL BUILDING PRODUCTS, INC.

By:_______________________________

Name:

Title:

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

By:_______________________________

Name:

Title:

CONTINENTAL BUILDING PRODUCTS CANADA INC.

By:_______________________________

Name:

Title:

CONTINENTAL BUCHANAN, LLC

By:_______________________________

Name:

Title:

CONTINENTAL PALATKA, LLC

By:_______________________________

Name:

Title:

CONTINENTAL SILVER GROVE, LLC

By:_______________________________

Name:

Title:

SCHEDULE A
TRANSACTIONS
ON
INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT
FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to ___________________________________________ all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated [_______] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Promissory Note”), made by Continental Building Products, Inc., a Delaware corporation (including its permitted successors, “Holdings”), Continental Building Products Operating Company, LLC, a Delaware limited liability company (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), and each other Subsidiary of the US Borrower or any other Person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.
The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Loan Documents on the date of the Promissory Note (other than the Canadian Borrower). From time to time after the date thereof, additional subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.
Dated: ________________
[Signature page follows]

PAYORS:

CONTINENTAL BUILDING PRODUCTS, INC.

By:_______________________________

Name:

Title:

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

By:_______________________________

Name:

Title:

CONTINENTAL BUCHANAN, LLC

By:_______________________________

Name:

Title:

CONTINENTAL PALATKA, LLC

By:_______________________________

Name:

Title:

CONTINENTAL SILVER GROVE, LLC

By:_______________________________

Name:

Title:

Annex 1 to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of [_________________], made by ______________________, a _______________ (the “Additional Grantor”), in favor of Credit Suisse AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Guarantee and Collateral Agreement, as applicable.
W I T N E S S E T H:
WHEREAS, Continental Building Products, Inc. (“Holdings”), Continental Building Products Operating Company, LLC, (including its permitted successors, the “US Borrower”), Continental Building Products Canada Inc., a Canadian federal corporation (including its permitted successors, the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and Credit Suisse AG, as the Administrative Agent, have entered into an Amended and Restated Credit Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, the US Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Amended and Restated Guarantee and Collateral Agreement, dated as of August 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;
WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
WHEREAS, the Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 9.14 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of the US Borrower may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
NOW, THEREFORE, IT IS AGREED:
1.    Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral

Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
The Additional Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Each reference to a “Grantor” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.
Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.
2.    Due Authorization. The Additional Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
3.    Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Administrative Agent. Delivery of an executed signature page to this Assumption Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.
4.    GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
5.    Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
6.    Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of the US Borrower as provided in Section 9.1 of the Credit Agreement.
7.     Expenses. The Additional Grantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Assumption Agreement, including the fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL GRANTOR]

By:_______________________________

Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:_______________________________

Name:
Title: